   As filed with the Securities and Exchange Commission on February 18, 2000.
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     under
                           the Securities Act of 1933
                                --------------
                           ARTISAN ENTERTAINMENT INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                7822                              04-3380164
 (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
 incorporation or organization)         Classification Code Number)              Identification No.)

                                --------------
                        2700 Colorado Avenue, 2nd Floor
                         Santa Monica, California 90404
                           Telephone: (310) 449-9200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                --------------
                                   Copies to:

          Ken Schapiro                        Eva Herbst Davis                  Jonathan A. Schaffzin
   Artisan Entertainment Inc.                 Kirkland & Ellis                 Cahill Gordon & Reindel
 2700 Colorado Avenue, 2nd Floor         777 South Figueroa Street                  80 Pine Street
 Santa Monica, California 90404        Los Angeles, California 90017           New York, New York 10005
    Telephone: (310) 449-9200            Telephone: (213) 680-8400            Telephone: (212) 701-3000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                --------------
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   Title of each Class of                          Proposed Maximum    Proposed Maximum
         Securities              Amount to be       Offering Price    Aggregate Offering       Amount of
      to be Registered           Registered(1)         Per Share           Price(2)        Registration Fee
-----------------------------------------------------------------------------------------------------------
Common Stock,
 par value $0.01 per share..           Shares           $                $140,000,000           $36,960
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Includes     shares that the underwriters have the option to purchase from the selling stockholders to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

                                --------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion
                 Preliminary Prospectus dated February 18, 2000

PROSPECTUS

                                        Shares

                        [LOGO OF ARTISAN ENTERTAINMENT]

                                  Common Stock

                                 ------------

    This is Artisan Entertainment Inc.'s initial public offering of its common
stock. Artisan will offer        shares of common stock, and the selling
stockholders identified in this prospectus will offer        shares of common
stock.

    We expect the public offering price to be between $    and $    per share.
Currently, no public market exists for our common stock. After the pricing of the offering, we expect that the common stock will be approved for quotation on the Nasdaq National Market under the symbol "RTSN".

    Investing in the common stock involves risks which are described in the "Risk Factors" section beginning on page 6 of this prospectus.

                                 ------------

                                                        Per Share Total
                                                        --------- -----
    Public offering price.............................     $       $

    Underwriting discount.............................     $       $

    Proceeds, before expenses, to Artisan.............     $       $

    Proceeds, before expenses, to the selling
    stockholders......................................     $       $

    The underwriters may also purchase up to an additional          shares of
common stock from the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We expect that the shares of common stock will be ready for delivery on or
about,        2000.

                                 ------------

Merrill Lynch & Co.                                     Bear, Stearns & Co. Inc.

                                  ING Barings

                                 ------------

                   The date of this prospectus is     , 2000.

           [GRAPHICS OF KEY ART FOR MOTION PICTURES AND VIDEO BOXES]




      Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Such transactions may include stabilization, the purchase of common stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                               Table of Contents

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   6
Use of Proceeds..........................................................  13
Dividend Policy..........................................................  13
Capitalization...........................................................  14
Dilution.................................................................  15
Selected Historical Financial Data.......................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
The Industry.............................................................  23
Business.................................................................  28
Management...............................................................  44
Certain Relationships and Related Transactions...........................  52
Principal and Selling Stockholders.......................................  55
Description of Selling Stockholders......................................  58
Description of Capital Stock.............................................  59
Shares Eligible For Future Sale..........................................  62
Underwriting.............................................................  64
Legal Matters............................................................  66
Experts..................................................................  67
Where You Can Find More Information......................................  67
Index To Consolidated Financial Statements............................... F-1

                               ----------------

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operation and prospects may have changed since that date.

      In this prospectus, we rely on and refer to information regarding our industry and competitors from market research reports, including reports from the Motion Picture Association of America and Paul Kagan Associates, and other publicly available information. Although we believe this information is reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it. We have not yet received consent from these sources for the disclosure or use of this data in this prospectus.

      References in this prospectus to "Artisan," "we," "our" and "us" are to Artisan Entertainment Inc., a Delaware corporation, and our subsidiaries.

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. The term "home entertainment," as used in this prospectus, is limited to home video distribution and excludes all forms of television distribution, including pay per view, pay and free television.

                           Artisan Entertainment Inc.

The Company

      We are a leading independent entertainment company that distributes motion pictures in the home entertainment, theatrical and broadcast and pay television markets. Our primary asset is our extensive library of over 3,300 feature length and 3,400 non-feature length titles for which we have predominately United States and Canadian home entertainment distribution rights. We believe that we are the only independent entertainment company with the ability to distribute video product directly to over 12,000 retail stores in the United States. We manage our library as a collection of brands and seek to maximize revenues and cash flow from our library through retail direct distribution and focused marketing. We intend to capitalize on high margin new distribution technologies such as digital video disc, commonly known as DVD, through early adoption and aggressive exploitation. Our library includes distribution rights for:

    . Event movies such as Terminator, Terminator 2: Judgment Day, Dirty Dancing, the Rambo series, Basic Instinct, Total Recall, Young Guns and Stargate;

    . Classic movies such as It's a Wonderful Life, High Noon and The Quiet Man, as well as Academy Award winners such as On Golden Pond, The Last Emperor, The Piano, The Crying Game and Sophie's Choice; and

    . Titles grouped within branded labels such as Discovery, Hallmark and Family Home Entertainment, including Merlin, Alice in Wonderland, Gulliver's Travels, The Velveteen Rabbit, The Tales of Beatrix Potter and other family entertainment programs.

      We continually market and repackage individual titles within our library. We seek opportunities to expand our library through acquisitions of individual titles and catalogs and through distribution agreements and alliances. Since our management team assumed control in July 1997, we have tripled the size of our library, primarily through our exclusive home video distribution agreements with Hallmark and Republic Pictures. We recently acquired home entertainment distribution rights in the United States to the Discovery library and in the United States and Canada to the award-winning educational titles created by The Baby Einstein Company.

      We are also a leading independent distributor of newly-produced films for theatrical release worldwide, which complements our library distribution business. Our recent films include The Blair Witch Project, Stir of Echoes and The Buena Vista Social Club. We focus on selecting theatrical films that have been independently produced outside of the major studios, and our marketing expertise enables us to successfully distribute these films in wide release or to specialized markets. Our strategic output agreements with domestic partners, including Showtime Networks, and international partners, including Alliance Atlantis, enhance our in-house distribution capabilities. As demonstrated by The Blair Witch Project, we believe that we have significant growth opportunities to capitalize on the films we distribute through various channels, including theatrical, home entertainment and television, as well as ancillary businesses such as licensing, merchandising and publishing. We believe our new theatrical releases enhance and refresh our library, maintain our connections with the artistic community and increase our visibility among retailers.

      For the year ended December 31, 1999, we generated net sales of $383.3 million and earnings before interest, taxes, depreciation and non-film amortization, which we refer to as EBITDA, of $38.1 million, as compared to $173.5 million of net sales and $20.6 million of EBITDA during the same period of the prior year.

Business Strategy

      Our goal is to be the largest, most profitable independent distributor of filmed entertainment product. To accomplish this goal, we intend to continue to pursue the following strategies:

    . Build and capitalize on our library. We believe our library can continue to generate stable and growing cash flows. We intend to expand the size of our library, exploit new growth opportunities and technologies, such as DVD, and market titles to enhance sales and capitalize on the key brands in our library.

    . Continue our retail direct approach to marketing our library titles. Through strategic arrangements, we have large-scale retail distribution capabilities which we believe to be unique among independent distributors. These capabilities enable us to control the marketing process, increase penetration among retailers, improve our retail shelf placement and seek economies of scale comparable to those of the major studios.

    . Establish valuable brands that may be widely exploited. We intend to use our library assets to develop and build brand identity. We believe that the continued association of our Family Home Entertainment division, commonly referred to as FHE, and FHE Kids trademarks with quality, parent-approved programming will create opportunities for us to exploit these brands beyond the home entertainment market. In addition, we have established wide recognition through our merchandising of diverse Blair Witch products on a worldwide basis.

    . Customize our distribution and marketing strategy to best complement our theatrical releases. We intend to release 10 to 12 theatrical motion pictures annually in either wide release or to specialized markets and to creatively market each individual film to reach the appropriate target audience in the most cost-effective way.

    . Source product for distribution in a manner that mitigates our financial risk. We select product for theatrical release that is typically produced for under $30 million in negative costs, and predominantly for under $15 million. We utilize a conservative "greenlighting" process and employ a variety of techniques to mitigate the financial risks associated with investing in new motion pictures.

Competitive Strengths

      We intend to implement our business strategies by exploiting our competitive strengths, which we believe include:

    . a diverse and extensive library of titles, including valuable brands;

    . the ability to distribute home entertainment products on a retail direct basis to over 12,000 stores nationwide;

    . a reputation within the independent film community for high quality and innovative marketing and distribution tailored to support each new theatrical release;

    . a rigorous budgeting and approval process and ongoing cost control procedures that enable us to enhance the profitability of our portfolio of produced and distributed films; and

    .   a low overhead cost structure.

Corporate History

      In July 1997, a group of private investors, led by Bain Capital, Inc. and Mr. Alan D. Gordon of Richland, Gordon & Co., formed our company to acquire LIVE Entertainment Inc., a publicly held company which owned extensive home video distribution rights including the Vestron and Carolco libraries. After this going-private transaction, the private investors brought in a new management team, and Mr. Geoffrey S. Rehnert, formerly of Bain Capital, Inc., who currently serves as the Chairman of our board of directors and Chairman of our board's executive committee, was instrumental in recruiting the key members of this management team. Mr. Rehnert has also played an active role in developing our company's business strategy. In April 1998, we changed our name to Artisan Entertainment Inc.

      In July 1999, Messrs. Geoffrey S. Rehnert and Marc B. Wolpow left Bain Capital and acquired an option to buy Bain Capital's interest in our company. Subsequently, Messrs. Rehnert and Wolpow formed Audax Entertainment, L.P., a special purpose partnership, which purchased Bain Capital's interest in our company on September 30, 1999. Audax Entertainment currently controls our board of directors. Mr. Alan D. Gordon of Richland, Gordon & Co. serves as Vice Chairman of our board of directors. We believe that Audax Entertainment and Richland, Gordon & Co. will continue to play active roles in developing and implementing our company's strategy and working closely with the management team to ensure effective operations.

      Our principal executive offices are located at 2700 Colorado Avenue, 2nd Floor, Santa Monica, California 90404, and our telephone number is (310) 449-9200. Our website address is www.artisanent.com. The information contained on our website is not part of this prospectus.

                                  The Offering

 Common stock offered by:
    Artisan Entertainment Inc. ...............................      shares
    The selling stockholders..................................      shares
                                                               -----------
        Total.................................................      shares
                                                               ===========

 Common stock estimated to be outstanding after the offering..      shares

 Use of proceeds.............................................. We estimate that the net proceeds after
                                                               underwriting discounts
                                                               and estimated offering
                                                               expenses to Artisan from
                                                               this offering will be
                                                               approximately $
                                                               million. This assumes an
                                                               initial public offering
                                                               price of $     per
                                                               share. Artisan will not
                                                               receive any proceeds
                                                               from the sale of shares
                                                               by the selling
                                                               stockholders. We intend
                                                               to use the net proceeds
                                                               from the offering:
                                                               .  to redeem $15 million
                                                                  aggregate principal
                                                                  amount of our 13.5%
                                                                  senior subordinated
                                                                  secured notes plus
                                                                  premium and accrued
                                                                  and unpaid interest;
                                                                  and
                                                               .  for general corporate
                                                                  purposes, including
                                                                  funding our working
                                                                  capital needs,
                                                                  acquisitions and
                                                                  investments.
                                                               See "Use of Proceeds."

 Risk Factors................................................. See "Risk Factors" for a
                                                               discussion of factors
                                                               you should carefully
                                                               consider before deciding
                                                               to invest in shares of
                                                               the common stock.

 Proposed Nasdaq National Market Symbol....................... "RTSN"

      The common stock to be outstanding after this offering does not include shares issuable upon the exercise of all outstanding options (at a
weighted average exercise price of $     per share), of which      will be
exercisable immediately after the offering.

      Immediately prior to the closing of this offering, we will effect a reclassification of our capital stock, which is described under "Certain Relationships and Related Transactions." The share numbers in this preliminary
prospectus assume an initial public offering price of $     , a closing date of
     , and      total shares issued in this offering. These share numbers will vary depending on the timing and actual pricing of this offering.

      Unless we indicate otherwise, the information in this prospectus reflects:

    .  the reclassification of our capital stock;

    .  a   to   stock split of our common stock to be effected prior to the closing of this offering;

    . no exercise by the underwriters of their option to purchase up to additional shares of common stock from the selling stockholders to cover over-allotments; and

    .  no exercise of outstanding options.

                       Summary Historical Financial Data

     The following table provides summary historical consolidated financial data of Artisan Entertainment Inc., including our predecessor, LIVE Entertainment Inc., for each of the years ended December 31, 1995, 1996, 1998 and 1999 and for each of the periods January 1 to July 9, 1997 and July 10 to December 31, 1997. This data is derived from our audited consolidated financial statements and notes to the financial statements.

     The summary historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial Data" and the consolidated financial statements and the related notes to the financial statements included elsewhere in this prospectus.

                                  Predecessor
                          ------------------------------
                             Year Ended       January 1-   July 10-      Year Ended
                            December 31,       July 9,   December 31,   December 31,
                          ------------------  ---------- ------------ ------------------
                            1995      1996       1997        1997       1998      1999
                          --------  --------  ---------- ------------ --------  --------
                                (in thousands, except share and per share data)

Statement of Operations
 Data:
Net sales...............  $140,112  $151,425   $53,698     $ 66,663   $173,504  $383,293
Cost of sales...........   113,025   127,560    47,680       50,309    131,030   313,975
                          --------  --------   -------     --------   --------  --------
Gross profit............    27,087    23,865     6,018       16,354     42,474    69,318
Selling, general and
 administrative
 expenses...............    19,174    19,831    12,472       10,301     25,988    36,191
Gain on disposal of
 subsidiary.............     2,913       --        --           --         --        --
                          --------  --------   -------     --------   --------  --------
Operating income
 (loss).................    10,826     4,034    (6,454)       6,053     16,486    33,127
Interest expense and
 other income, net......       565       529       516       (3,778)   (13,429)  (17,432)
                          --------  --------   -------     --------   --------  --------
Income (loss) before
 income taxes...........    11,391     4,563    (5,938)       2,275      3,057    15,695
Provision for income
 taxes..................       600     8,000       --           --         --        --
                          --------  --------   -------     --------   --------  --------
Net income (loss) ......  $ 10,791  $ (3,437)  $(5,938)    $  2,275   $  3,057  $ 15,695
                          ========  ========   =======     ========   ========  ========
Net income per class A
 common share:
 Basic..................                                   $   0.14   $   0.09  $   1.43
 Diluted (1)............                                       0.02       0.03      0.14
Weighted average number
 of shares used in
 computation of net
 income per class A
 common share:
 Basic..................                                      9,000      9,000     9,182
 Diluted................                                     91,342     96,894   110,179
Pro forma net income per
 common share
 (unaudited)(2):
 Basic..................                                    $         $         $
 Diluted................
Weighted average number
 of shares used in
 computation of pro
 forma net income per
 common share
 (unaudited):
 Basic..................
 Diluted................

Other Data:
Cash flow provided by
 (used for) operating
 activities.............  $ 32,682  $ (3,823)  $(8,795)    $(12,122)  $(54,891) $ 31,779
Cash flow provided by
 (used for) investing
 activities.............      (460)     (510)     (473)        (162)    (7,084)   (4,427)
Cash flow provided by
 (used for) financing
 activities.............    (6,999)   (3,162)   (9,601)       9,322     59,566   (27,042)
EBITDA (3)..............    17,890    10,613    (2,782)       8,381     20,640    38,086

Balance Sheet Data (at
 end of period):
Film costs..............                                               100,959  $108,821
Total assets............                                               262,113   305,952
Total debt..............                                               163,283   135,714
Stockholders' equity....                                                21,889    39,233

-------
(1) The diluted net income per class A common share is based on the assumed conversion of class L common shares to class A common shares as of the beginning of the respective period.
(2)  Assumes conversion of class L common stock to class A common stock based
     on an offering price of $     , and a closing date for this offering of
        , 2000.
(3) EBITDA or earnings before interest, taxes, depreciation and non-film amortization is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash flow available for distribution. While we believe EBITDA provides a more complete analysis of our operating performance, it should not be used as an alternative to operating income or cash flows from operating activities, as determined in compliance with generally accepted accounting principles, and should not be considered an indicator of overall financial performance. EBITDA does not reflect cash available to fund cash requirements, and the items excluded from EBITDA, such as depreciation and non-film amortization, are significant components in assessing our financial performance. Other significant uses of cash flows are required before cash will be available to us, including debt service, taxes and cash expenditures for various long-term assets. Our calculation of EBITDA may be different from the calculation used by other companies and, therefore, may not be comparable with other similarly titled measures of other companies.

                                  RISK FACTORS

      You should consider carefully the following factors in addition to the other information set forth in this prospectus before deciding to invest in our common stock. The risks and uncertainties described below are not the only risks facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely impact our business and results of operations. Our business, financial condition or results of operations could suffer as a result of any of these factors. In such case, the trading price of our common stock could fall, and you may lose all or part of your investment in our common stock.

Risks Relating to Our Business:

Our results may be adversely affected by substantial competition from larger, better capitalized companies.

      Motion picture distribution, acquisition and production are highly competitive businesses. We compete with the major studios, large diversified entertainment companies, independent motion picture and television production companies and others. Most of our competitors are studios that are part of large, diversified corporate groups with a variety of other operations, including television networks and cable channels, which can provide ways to distribute their products and stable sources of earnings to offset fluctuations in the financial performance of their motion picture and television operations. In addition, they may have more success in library or script acquisition due to their greater name recognition and size. The number of films released or distributed by our competitors, particularly the major studios, in any given period may create an oversupply of product in the market and that may reduce our revenues in the various markets in which we compete. Whether distributing our products to the theatrical or home video market, we compete for advertising space and time. In addition, television networks are now producing more programs internally, potentially reducing networks' demand for programming from other parties.

      All of our products, including our library titles and new theatrical releases, compete for viewers and public interest with other filmed entertainment product in the marketplace. In particular, we face competition in our home entertainment distribution business for:

    .  shelf space for our product at retail and video rental stores; and

    .  the acquisition of existing libraries and selected titles.

      We face competition in our theatrical production and distribution business for:

    . acquisition and exhibition of artistic properties such as scripts, other literary material and independently produced films;

    . the hiring of writers, directors and other key talents and technical personnel; and

    . exhibition outlets, including movie theaters, broadcast television networks and cable television networks.

      We cannot assure you that we will compete effectively. If we are unable to do so, it would have a material adverse effect on our business and results of operations.

A significant portion of our library revenues are derived from a small number of titles and may be adversely affected if public interest in our key titles wanes.

      Our revenues depend on public interest in our library titles, which is subject to change and is difficult to predict. Generally, public interest in a particular title wanes over time following its theatrical release. The popularity of a given title depends on many factors, including the critical acclaim it receives, the format of its initial release, such as theatrical or direct to video, public approval during its initial theatrical or other release, its actors or other key talents, its genre and its specific subject matter. Many of the titles in our library were not as successful on initial release as other titles available in the market. We cannot assure you that our titles will continue to maintain public interest. If our titles do not maintain public interest, it would have a material adverse effect on our business and results of operations.

      We depend upon a limited number of titles for the majority of the revenues generated by our library. For titles originally released on home video prior to January 1, 1999, our top ten titles accounted for approximately 47% of our revenues from our United States home video distribution of these titles in 1999. Our top 30 titles accounted for approximately 75% of our revenues for these titles during the same period. In addition, most of the titles in our library are not presently distributed and generate substantially no revenues.

      To invigorate our library and reduce our dependence on key titles, we strive to source new product and acquire rights to popular titles through distribution agreements, acquisitions, mergers, joint ventures or other strategic alliances. We still depend on public interest in the new product we source or otherwise acquire, and there are a limited number of quality titles and existing libraries available for acquisition. Competition for these titles may be great and prices may be high. We cannot assure you that we will be successful in sourcing new product, or that we will be able to acquire rights to popular titles on terms that are satisfactory to us. If we are unable to do so, it may have a material adverse effect on our business and results of operations.

We generally do not have the full right to exploit our library in all media, across all territories, for an unlimited time.

      Our library consists predominately of United States and Canadian home video distribution rights, which we hold for a limited duration. We are not able to exploit our library in other media, such as television, cable and pay per view. Consequently, our library competes with the same titles in other distribution formats for which we do not have rights. In addition, we are generally unable to exploit our library in markets outside of the United States and Canada, where growth opportunities may be greater.

      We generally do not hold distribution rights for an unlimited time period. Our United States home video distribution rights to two of our top ten library titles expire prior to the end of 2004. Our United States home video distribution rights to eight of our top 30 library titles expire prior to the end of 2004. As our rights expire, we may need to renew them to maintain and improve our financial performance. We cannot assure you that we will be able to renew our library rights, or that we will be able to do so on terms that are favorable to us. If we are unable to do so, it would have a material adverse effect on our business and results of operations.

We are subject to the risks of motion picture production, and we may not be as successful managing these risks in the future as we have been in the past.

      Motion picture production and distribution is highly speculative and inherently risky. The production, completion and distribution of motion pictures are subject to numerous uncertainties, including financing requirements, personnel availability and the release schedule of competitive motion pictures. We can give no assurances that our production and release goals will be met in any period or that completion will occur in accordance with the anticipated schedule or budget. There is a substantial risk that some or all of our motion pictures will not be commercially successful, resulting in costs not being recouped or anticipated profits not being realized. The theatrical success of a motion picture is a key factor in generating revenues from other distribution channels.

      In 1999, our results of operations were significantly impacted by the success of The Blair Witch Project. Increases in our theatrical revenues and home entertainment revenues were primarily related to The Blair Witch Project. As a result, our results of operations for 1999 include growth that would not have existed without The Blair Witch Project and may not reflect what our results of operations will be in the future absent a similar success. We cannot assure you that we will continue to manage the production, acquisition and distribution of future motion pictures as profitably as we have with The Blair Witch Project or that we will produce or acquire motion pictures that will possess commercial advantages comparable to those of The Blair Witch Project. Our inability to do so could have a material adverse effect on our business and results of operations.

Our results of operations are affected by generally accepted accounting principles relating to motion picture releases.

      In compliance with generally accepted accounting principles and industry practice, we amortize film and video programming costs using the individual-film-forecast method under which costs are amortized for each film or television program in the ratio that revenues earned in the current period for a title bears to our management's estimate of the total revenues to be realized from all media and markets for that title. Our management regularly reviews, and revises when necessary, our total revenue estimates on a title-by-title basis, which may result in a change in the rate of amortization and/or a write-down of the film or television asset to net realizable value. Results of operations in future years depend on our amortization of our film and television costs and may be significantly affected by periodic adjustments in amortization rates. We are more likely to report losses because the industry's accounting method requires the immediate recognition of the entire loss in instances where we expect that a motion picture or television program will not recover our investment. Comparatively, the profit of a successful motion picture or television program must be deferred and recognized over the entire revenue stream generated by the individual picture or television program.

Rapid and significant technological developments in our industry may have a material impact on our cash flow.

      The entertainment industry in general, and the motion picture industry in particular, continue to undergo significant changes, primarily due to technological developments, shifting consumer tastes and the popularity and availability of other forms of entertainment. As a result, it is impossible to predict the overall effect these factors will have on our business.

      Several major companies have announced that they are developing or have developed other technologies, including video server and compression technologies, which will provide movies "on demand" directly to consumer homes over cable television lines, telephone lines or satellite transmission. If these other new technologies are introduced on a wide-scale basis, our home video revenues and overall business could be adversely impacted and we might be required to develop and implement new operating strategies and distribution capabilities in order for our business to remain viable.

Our ability to distribute home videos on a retail direct basis depends on our relationship with Twentieth Century Fox Home Entertainment.

      Our ability to distribute video product directly to over 12,000 retail stores in the United States is dependent on our relationship with Twentieth Century Fox Home Entertainment, Inc. In August 1998, we entered into a distribution alliance with Fox enabling us to utilize their computerized retail direct system to manage our distribution, billing and collection process. Fox makes available its warehousing and logistics capabilities to us so that we can achieve greater economies of scale in manufacturing and shipping. Our distribution contract with Fox expires in December 2001 and provides for an automatic two-year renewal. If this alliance ends prematurely or we are unable to extend the alliance at its expiration, we can make no assurances that we will be able to achieve the same economies of scale. To do so, we would have to access a comparable retail direct distribution system through another major distributor or build retail direct capabilities in-house. We cannot assure you that we would be able to establish another retail direct distribution arrangement. Our failure to do so would have a material adverse effect on our business and results of operations.

Our library distribution revenues are concentrated among a few customers.

      Our revenues from distribution activities are heavily concentrated among a few customers. We generated approximately 43% of our revenues in our sell-through video distribution business during 1999 from K-Mart, WalMart and Ingram. We cannot assure you that we will continue to maintain our relationships with these customers or that these customers will continue to carry current levels of our product. If we do not maintain these relationships or if these customers fail to carry a sufficient amount of our product, it could have a material adverse effect on our business and results of operations. Additionally, if economic or other conditions were to adversely affect one or more of these customers, it could adversely affect our business and results of operations.

The consolidation of the video rental market and the adoption of revenue sharing arrangements with video rental retailers may affect us adversely.

      Approximately 11% of our annual revenues for 1999 were generated by our home video rental distribution activities. Our home video rental product competes for limited shelf space in the video rental retail market. In recent years, the home video rental retail market has become highly consolidated, which means fewer businesses control the majority of available shelf space. In 1999, key video rental retailers, such as Blockbuster Video and Hollywood Video, accounted for approximately 33% of our home video rental distribution revenues. If we do not maintain relationships with these key video retailers, it could have a material adverse effect on our results of operations. Additionally, these retailers are moving into revenue sharing relationships with distributors. Under these arrangements, we lease titles to video rental retailers for a percentage of rental revenues rather than sell them to retailers at a fixed wholesale price. This shifts our revenues from primarily fixed to primarily variable. Both the recent consolidation of the industry and the move to revenue sharing could have a material adverse effect on our business and results of operations.

Economic and other conditions in the international markets in which we distribute our product can affect demand for our product and our results of operations.

      For the year ended December 31, 1999, we derived 14% of our revenues from foreign sources. Our revenues derived from foreign sources have increased over time, primarily because of our relationship with Summit Entertainment, our international sales agent, and we believe our revenues derived from foreign sources may continue to increase in the future. As a result, our business is subject to risks inherent in international trade, many of which are beyond our control, such as:

    . changes in laws and policies affecting trade, investment and taxes (including laws and policies relating to the repatriation of funds and to withholding taxes);

    .   differing degrees of protection for intellectual property; and

    .   the instability of foreign economies and governments.

      Although we generally transact our foreign business in United States dollars, fluctuations in foreign exchange rates may adversely affect our results of operations because changes in the values of foreign currencies relative to the value of the United States dollar can render our products comparatively more expensive. These conditions could have a material adverse effect on our international sales.

We depend on financing available under our credit facility and our ability to obtain other financing arrangements to fund our operations and growth.

      Our operations depend on our ability to obtain sufficient financing. In particular, our theatrical motion picture production activities require the upfront expenditure of significant funds, while revenues relating to films and programs are typically not generated for some period of time after these expenditures and may be received over an extended period of time. In addition, we may require financing to grow or extend the life of our library in connection with our home entertainment distribution business. We intend to finance these expenditures through a combination of cash on hand, borrowings under our credit facility and a variety of third party financing arrangements. Borrowings under our credit facility and other financing arrangements are subject to our continuing satisfaction of specific covenants and conditions. The availability of funds from third parties may also be subject to conditions, as well as the success of our production and distribution efforts generally. There can be no assurance that we will be able to obtain any required financing or that this financing will be available on terms satisfactory to us.

The loss of key personnel would adversely affect our business.

      Our success depends to a significant degree upon the continued contributions of production, sales and marketing, finance and other personnel. The loss of service of these personnel, who could be extremely difficult to replace, could have a material adverse effect on us. We cannot assure you that the services of our personnel will continue to be available to us or that competition for qualified key personnel would not have a material adverse effect on our business.

      We depend in particular on the efforts and abilities of our senior management. Virtually all decisions concerning the conduct of our business, including the product and rights we acquire and the arrangements we make for the development, financing, production and distribution of our motion pictures, are made or are significantly influenced by our senior management. Although we have employment agreements with key members of our senior management team, the loss of services of our key employees for any reason could have a material adverse effect on our business and operations and our prospects.

Our operating results are subject to cyclical and seasonal fluctuations which may be further impacted by our release patterns.

      Our revenues derived from our newly released motion pictures are impacted substantially by the timing of our releases. Domestic theatrical release dates are determined by several factors, including production schedules, timing of vacation and holiday periods and competition in the marketplace. Historically, we have experienced our best operating results in the third and fourth quarters of each year. Home video retail purchases are generally highest during the third and fourth quarters as a result of the holiday season. In addition, our net sales and results of operations depend on the commercial success of the video library product and motion pictures we distribute, none of which can be predicted with certainty. Accordingly, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods.

Risks Related to Your Investment in Our Common Stock:

Audax Entertainment, L.P. will maintain control over our business and could exercise this power in a manner that is adverse to the interest of our other stockholders.

      Upon completion of this offering, Audax Entertainment, L.P. will hold
shares of our common stock representing approximately   % of our voting power.
Two of our directors, Messrs. Rehnert and Wolpow, are the sole members of the general partner of Audax Entertainment. In addition, 9 of the 11 directors who will serve on our board after this offering will be designated by Audax Entertainment, and Audax Entertainment will, pursuant to a stockholders
agreement, have proxies to vote approximately   % of our company's total voting
power on any matters presented to our stockholders. Audax Entertainment will continue to have control over all matters submitted to our stockholders and our board of directors. Audax Entertainment's interests may differ from those of our other stockholders. As a result, Audax Entertainment may vote our stock in a manner adverse to our other stockholders.

Our certificate of incorporation and bylaws could limit the control of our common stockholders and could limit another party's ability to acquire us and deprive you of the opportunity to obtain a takeover premium for your shares.

      A number of provisions that are in our certificate of incorporation and bylaws will limit the voting power of our public stockholders and make it difficult for another company to acquire us. For example, our certificate of incorporation:

    . allows our board of directors to issue preferred stock without a stockholder vote; and

    . provides that holders of our common stock may not call a special meeting unless a majority of common stockholders agree and may not act by written consent.

Future sales could adversely affect the market price of our common stock.

      The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after the offering, the perception that these sales could occur or sales by us, our management or our stockholders. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that is acceptable to us.

      We, our directors, executive officers, the selling stockholders and some of our existing stockholders have entered into lock-up agreements with the underwriters. The lock-up agreements restrict these individuals and companies, subject to exceptions, from selling or otherwise disposing of any of our shares of common stock or entering into any economically equivalent transaction for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Merrill Lynch may, in its sole discretion and without notice, release all or any portions of common stock of the shares from the restrictions in the lock-up agreements. Upon the expiration of the lock-up period, shares may be sold by us, the selling stockholders, our directors and executive officers and the other existing stockholders, subject to the lock-up agreements and without registration under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.

      A number of our stockholders have registration rights. In addition,
options to purchase    shares of common stock will also be outstanding after
the offering and additional options may also be granted in the future. After the offering, we intend to file one or more registration statements to register shares of common stock subject to outstanding stock options and common stock reserved for issuance under our stock option plan. We expect any additional registration statement to become effective immediately upon filing. We cannot predict whether our stockholders with registration rights will exercise such rights following the lock-up period.

Because our stock has not previously been traded on the public market, our stock price may fluctuate.

      Prior to the offering, you could not buy or sell our common stock publicly. We cannot assure you that a regular trading market for our common stock will develop after the offering or, if developed, that a public trading market can be sustained. The initial public offering price has been determined through our negotiations with the underwriters. The initial public offering price will not necessarily reflect, and may be higher than, the market price of our common stock after the offering. As a result, you may not be able to resell your shares at or above the initial public offering price. In recent years, the stock market in general, and the entertainment industry in particular, have experienced extreme price fluctuations, sometimes without regard to the operating performance of a particular company. Factors which may have a significant effect on the market price of our common stock include, among others:

    .  variations in actual or anticipated operating results;

    . changes in or failure to meet earnings estimates of securities analysts;

    .  market conditions in the industry;

    .  regulatory actions; and

    .  general economic conditions.

      In addition, many of the risks described elsewhere in this "Risk Factors" section could materially and adversely affect our stock price.

You will experience immediate and significant dilution.

      The initial public offering price is substantially higher than the book value per share of the common stock. Purchasers of our common stock in this
offering will be subject to immediate and substantial dilution of $   per share
in the tangible book value of common stock from the initial public offering price. This means that if Artisan were liquidated immediately after the offering, there could be no assets available for distribution to public stockholders after satisfaction of all creditors.

The forward-looking statements contained in this prospectus are based on our predictions of future performance which may not occur.

      Some of the statements contained in this prospectus contain forward-looking information. These statements are found in the sections entitled, including, without limitation, "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Industry" and "Business." They include, but are not limited to, statements concerning:

    .  our business;

    .  our use of library assets to develop and build brand identity;

    . the ability of our library to continue to generate stable and growing cash flows;

    . our intention to release 10 to 12 theatrical motion pictures per year and use creative and innovative marketing techniques to promote each film;

    .  our 2000 release schedule;

    . our ability to distribute home entertainment products on a retail direct basis;

    . expansion of our library through acquisitions, distribution agreements and our own production;

    .  our ability to renew, refresh and remarket our library titles;

    .  liquidity and capital expenditures;

    .  our future financial position and sources of revenues; and

    .  trends in the entertainment industry.

      You can identify these statements by forward-looking words such as "believe," "expect," "goal," "plan," "estimate," "may," "will," "anticipate," "intend" and other similar expressions. Potential investors are cautioned not to rely only on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including, without limitation, those identified under "Risk Factors" and elsewhere in this prospectus and other risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition, important factors to consider in evaluating forward-looking statements include changes in external market factors, changes in our business or growth strategy or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this prospectus will in fact occur.

                                USE OF PROCEEDS

      We estimate that our net proceeds from this offering, after underwriting
discounts and estimated offering expenses, will be approximately $    million.
This assumes an initial public offering price of $    per share. We will not
receive any proceeds from the sale of shares by the selling stockholders.

      We intend to use approximately $16.1 million of our net proceeds to redeem $15 million aggregate principal amount of our 13.5% senior subordinated secured notes due 2004, plus premium and accrued interest on the notes, and we intend to use the balance of our net proceeds for general corporate purposes. We will record an extraordinary loss of approximately $2.9 million, to reflect the early discharge of our senior subordinated secured notes. General corporate purposes may include funding our working capital needs and acquisitions, investments and strategic alliances in businesses or assets. In particular, we may acquire small libraries, and exercise either or both of our options to acquire up to 100% of the equity of Summit Entertainment and The Baby Einstein Company, in which we hold minority interests. Our determination as to the use of our net proceeds will be based, in part, on future developments affecting our business and the emergence of future opportunities. Pending application of the net proceeds for general corporate purposes, we will invest in high quality, short-term investments and/or we will temporarily repay borrowings under our senior credit facility. Our senior credit facility bears interest at a rate of LIBOR plus 2.5% or, at our election, the prime rate plus 1.5%, and matures in July 2002. At December 31, 1999, the weighted average interest rate was approximately 8.5%.

                                DIVIDEND POLICY

      We intend to retain all earnings for the foreseeable future for use in the operation and expansion of our business and to repay existing indebtedness and, accordingly, we currently have no plans to pay dividends on any of our common stock. The payment of future dividends, if any, will be determined by our board of directors in light of conditions then existing, including our earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions and other factors. Under the terms of some of the agreements governing our outstanding indebtedness, we are prohibited or restricted from paying dividends on our common stock.

                                 CAPITALIZATION

      The following table sets forth our consolidated capitalization as of December 31, 1999: (i) on a historical basis; and (ii) on an as-adjusted basis giving effect to this offering, as if it had occurred on that date, including the application of the estimated net proceeds to repay the senior subordinated secured notes and to temporarily repay borrowings under the revolving credit facility. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes to the consolidated financial statements included in this prospectus.

                                                          At December 31, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands,
                                                          except share and per
                                                              share data)
Notes payable............................................ $  4,262      $
Senior subordinated secured notes, net of original issue
 discount of $1,837......................................   13,163      --
Senior credit facility
  Term loan..............................................   15,789
  Revolving line of credit...............................  102,500
                                                          --------      ---
  Total debt............................................. $135,714      $
                                                          ========      ===
Stockholders' equity:
  Class A common stock, $.001 par value; 13,412,404 and
          authorized; 9,255,542 and        issued and
   outstanding...........................................        9
  Class L common stock, $.001 par value; 1,049,754 and
   none authorized, issued and outstanding...............        1      --
Additional paid-in capital...............................   19,496
Stock subscriptions receivable...........................   (1,300)
Retained earnings........................................   21,027
                                                          --------      ---
  Total shareholders' equity............................. $ 39,233      $
                                                          ========      ===
  Total capitalization................................... $174,947      $
                                                          ========      ===

                                    DILUTION

      If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after the offering.

      Our net tangible book value at December 31, 1999 was approximately $(49,423,000). Net tangible book value represents the amount of our stockholders' equity, less intangible assets. Pro forma net tangible book value per share before the offering represents net tangible book value divided by the number of common shares that the class A common stock and class L common stock will convert into at the time of the offering. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in the offering and the as-adjusted net tangible book value per share of common stock immediately after completion of
the offering. After giving effect to our offering of          shares of common
stock, at an assumed initial public offering price of $        per share, and
after deducting the underwriting discount and estimated offering expenses, our pro forma net tangible book value at December 31, 1999 would have been
approximately $         , or $      per share. This represents an immediate
increase in pro forma net tangible book value of $     per share to existing
stockholders and an immediate dilution in pro forma net tangible book value of
$     per share to purchasers of common stock in the offering as illustrated in the following table:

     Assumed initial public offering price per share................      $
       Pro forma net tangible book value per share before the
        offering....................................................
       Increase in net tangible book value per share attributable to this offering...............................................
     Adjusted pro forma net tangible book value per share after the offering......................................................
                                                                          -----
     Net tangible book value dilution per share to new investors....      $
                                                                          =====

      The following table summarizes on a pro forma basis, as of December 31, 1999, the differences between the number of shares of common stock purchased from us, the aggregate cash consideration paid and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in the offering:

                            Shares Purchased     Total Consideration
                         ---------------------- ---------------------- Average Price
                             Number     Percent     Amount     Percent   Per Share
                         -------------- ------- -------------- ------- -------------
                         (in thousands)         (in thousands)
Existing stockholders...                     %      $               %      $
New investors ..........
                             -----        ---       -----        ---       -----
  Total.................                  100%                   100%
                             =====        ===       =====        ===       =====

      The above discussion and tables assume no exercise of any stock options outstanding as of December 31, 1999. As of December 31, 1999, there were
options outstanding to purchase a total of       shares of common stock with a
weighted average exercise price of $         per share.

      To the extent that any of these options are exercised, there will be further dilution to new investors. See "Capitalization," "Description of Capital Stock" and Note 8 of the notes to the Artisan Entertainment Inc. audited financial statements included elsewhere in this prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table provides selected historical consolidated financial data of Artisan Entertainment Inc., including our predecessor, LIVE Entertainment Inc., for each of the years ended December 31, 1995, 1996, 1998 and 1999 and for each of the periods January 1 to July 9, 1997 and July 10 to December 31, 1997. This data is derived from our audited consolidated financial statements and notes to the financial statements.

     The selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes to the financial statements included elsewhere in this prospectus.

                                  Predecessor
                          ------------------------------
                             Year Ended       January 1-   July 10-      Year Ended
                            December 31,       July 9,   December 31,   December 31,
                          ------------------  ---------- ------------ ------------------
                            1995      1996       1997        1997       1998      1999
                          --------  --------  ---------- ------------ --------  --------
                           (in thousands, except share and per share data)
Statement of Operations
 Data:
Net sales...............  $140,112  $151,425   $53,698     $ 66,663   $173,504  $383,293
Cost of sales...........   113,025   127,560    47,680       50,309    131,030   313,975
                          --------  --------   -------     --------   --------  --------
Gross profit............    27,087    23,865     6,018       16,354     42,474    69,318
Selling, general and
 administrative
 expenses...............    19,174    19,831    12,472       10,301     25,988    36,191
Gain on disposal of
 subsidiary.............     2,913       --        --           --         --        --
                          --------  --------   -------     --------   --------  --------
Operating income
 (loss).................    10,826     4,034    (6,454)       6,053     16,486    33,127
Interest expense and
 other income, net......       565       529       516       (3,778)   (13,429)  (17,432)
                          --------  --------   -------     --------   --------  --------
Income (loss) before
 income taxes...........    11,391     4,563    (5,938)       2,275      3,057    15,695
Provision for income
 taxes..................       600     8,000       --           --         --        --
                          --------  --------   -------     --------   --------  --------
Net income (loss) ......  $ 10,791  $ (3,437)  $(5,938)    $  2,275   $  3,057  $ 15,695
                          ========  ========   =======     ========   ========  ========
Net income per class A
 common share:
 Basic..................                                   $   0.14   $   0.09  $   1.43
 Diluted (1)............                                       0.02       0.03      0.14
Weighted average number
 of shares used in
 computation of net
 income per class A
 common share:
 Basic..................                                      9,000      9,000     9,182
 Diluted................                                     91,342     96,894   110,179
Pro forma net income per
 common share
 (unaudited)(2):
 Basic..................                                   $          $         $
 Diluted................
Weighted average number
 of shares used in
 computation of pro
 forma net income per
 common share
 (unaudited):
 Basic..................
 Diluted................

Other Data:
Cash flow provided by
 (used for) operating
 activities.............  $ 32,682  $ (3,823)  $(8,795)    $(12,122)  $(54,891) $ 31,779
Cash flow provided by
 (used for) investing
 activities.............      (460)     (510)     (473)        (162)    (7,084)   (4,427)
Cash flow provided by
 (used for) financing
 activities.............    (6,999)   (3,162)   (9,601)       9,322     59,566   (27,042)
EBITDA (3)..............    17,890    10,613    (2,782)       8,381     20,640    38,086

Balance Sheet Data (at
 end of period):
Film costs..............                                               100,959   108,821
Total assets............                                               262,113   305,952
Total debt..............                                               163,283   135,714
Stockholders' equity....                                                21,889    39,233

-------
(1) The diluted net income per class A common share is based on assumed conversion of class L common shares to class A common shares as of the beginning of the respective period.
(2)  Assumes conversion of class L common stock to class A common stock based
     on an offering price of $     , and a closing date for this offering of
         , 2000.
(3) EBITDA or earnings before interest, taxes, depreciation and non-film amortization is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash flow available for distribution. While we believe EBITDA provides a more complete analysis of our operating performance, it should not be used as an alternative to operating income or cash flows from operating activities, as determined in compliance with generally accepted accounting principles, and should not be considered an indicator of overall financial performance. EBITDA does not reflect cash available to fund cash requirements, and the items excluded from EBITDA, such as depreciation and non-film amortization, are significant components in assessing our financial performance. Other significant uses of cash flows are required before cash will be available to us, including debt service, taxes and cash expenditures for various long-term assets. Our calculation of EBITDA may be different from the calculation used by other companies and, therefore, may not be comparable with other similarly titled measures of other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussions and analysis of our financial condition and results of operations in conjunction with the financial statements and the related notes to those statements appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see "Risk Factors."

General

      We are a leading independent entertainment company that distributes motion pictures in the home entertainment, theatrical and broadcast and pay television markets. Our primary asset is our extensive library of over 3,300 feature length and 3,400 non-feature length titles for which we have predominately United States and Canadian home entertainment distribution rights.

Sources of Revenues

      In managing our business, we look at revenues from all sources as a single stream. This is consistent with the amortization of costs associated with these revenues. To provide clarity for investor analysis, in this prospectus, we have presented our revenues from our primary markets of exploitation.

      Theatrical revenues are derived from the domestic theatrical release of our new product. Theatrical revenues are impacted substantially by the timing of our releases. Release dates are determined by several factors, including production schedules, timing of vacation and holiday periods and competition in the marketplace. In addition, each motion picture is a separate and distinct product with its financial success dependent upon many factors, including audience acceptance.

      Home entertainment revenues are derived from the video and DVD release of our new product and from our library. Revenues from our new product are generated in both the rental and sell-through markets and are dependent on our release schedule, the popularity of our product and on the same factors which affect theatrical releases. Revenues from the rental market are also impacted by the transition to revenue sharing arrangements with video rental retailers, which delay revenue recognition and change revenues from fixed to variable. Revenues from our library are generated in the sell-through market and are dependent on several factors, including the popularity of our library titles and the acceptance of DVD as a new format for home video. Library sales are seasonal in nature, with a large portion of annual revenues generated during the third and fourth quarters of each year.

      Television revenues are primarily derived from licensing of our new product to the pay per view, pay television and free television markets. Revenues from our product for television markets are dependent on our release schedule and the popularity of our product.

      International revenues are primarily derived from international pre-sales of our new product. Foreign pre-sales depend on several factors including the creative elements, the budget and the genre of a motion picture.

Cost Structure

      Costs associated with the distribution of both our library and newly released titles primarily include acquisition, production and marketing costs. These costs are generally capitalized and amortized over the associated projected revenue stream. See "--Industry Accounting Practices."

      Acquisition costs include advances payable in connection with the acquisition of library titles as well as the acquisition of newly released product. These costs generally become payable after titles are completed and delivered to us by third parties.

      Production costs include both "above-the-line" and "below-the-line" costs of producing a film. Above-the-line costs are costs related to the acquisition of picture rights and the costs associated with the producer, the director, the writer and the principal cast. Below-the-line costs are the remaining costs involved in producing the picture, such as film studio rental, principal photography, sound and editing.

      In addition, in connection with the acquisition and production of our titles, we generally grant contractual rights to actors, directors, screenwriters, producers and other creative and financial contributors to share in contractually defined revenues. These amounts include participations in gross revenues, participations after recoupment of film costs and residuals payable to guilds and unions including the Screen Actors Guild, the Directors Guild of America and the Writers Guild of America. The amount of these contractual obligations may have a significant impact on the profit generated by any specific title.

      Marketing costs for titles vary depending on the distribution plan for each title. Costs associated with marketing our library depend on the promotion plans related to our library of titles. Costs associated with marketing our newly released product depend on the nature of the release. Advertising costs associated with a wide domestic theatrical motion picture release are significant and typically involve national and target market media campaigns. Advertising costs associated with limited releases may be less significant, involving the costs of trailer creation and newspaper advertising in local markets.

Industry Accounting Practices

      Revenue Recognition. Revenues from theatrical distribution of feature motion pictures are recognized on the dates of exhibition. Revenues from home video distribution are recognized in the period in which the product is shipped for sale at the retail level. Revenues from television distribution are recognized when the motion picture or television program is available to the licensee for broadcast. Revenues from international presales are recognized when the motion picture is available to the licensee for delivery.

      Accounting for Filmed Entertainment Costs. In accordance with generally accepted accounting principles and industry practice, we amortize capitalized film costs using the individual-film-forecast method under which such costs are amortized for each title in the ratio that revenues earned in the current period for such title bear to our estimate of the total revenues to be realized from all media and markets for such title. We regularly review, and revise when necessary, our total revenue estimates on a title-by-title basis, which may result in a change in the rate of amortization and/or a write-down of the title to net realizable value. A typical newly released motion picture recognizes a substantial portion of its ultimate revenues within the first two years of release. By then, a film has been exploited in the domestic theatrical, video, pay television and pay-per-view markets, and has been delivered to international distributors under presale agreements. A similar portion of the film's capitalized costs should be expected to be amortized accordingly.

      The commercial potential of individual motion pictures varies dramatically, and is not directly correlated with acquisition or production costs. Therefore, it is difficult to predict or project a trend of our income or loss. However, the likelihood of reporting losses, particularly in the year of a motion picture's release, is increased by the industry's method of accounting which requires the immediate recognition of the entire loss (through increased amortization) in instances where it is estimated the ultimate revenues of a motion picture will not recover its costs. On the other hand, the profit of a profitable motion picture must be deferred and recognized over the entire revenue stream generated by that motion picture. This method of accounting may also result in significant fluctuations in reported income or loss, particularly on a quarterly basis, depending on our release schedule and the relative performance of individual motion pictures.

Use of Earnings Before Interest, Taxes, Depreciation and Non-Film Amortization

      While we consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for or superior to, operating income, net earnings, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles. EBITDA does not reflect cash available to fund cash requirements, and the items excluded from EBITDA, such as depreciation and non-film amortization, are significant components in assessing our financial performance. Other significant uses of cash flows are required before cash will be available to us, including debt service, taxes and cash expenditures for various long-term assets. Our calculation of EBITDA may be different from the calculation used by other companies and, therefore, it may not be comparable with other similarly titled measures of other companies.

Results of Operations

Year Ended December 31, 1999 compared to Year Ended December 31, 1998

      Our net sales increased $209.8 million from $173.5 million in 1998 to $383.3 million in 1999 or 120.9% primarily due to an increase in theatrical and video revenues resulting from our 1999 releases, including The Blair Witch Project, which generated higher box office receipts than our 1998 releases .

      Theatrical revenues increased $67.7 million from $12.5 million in 1998 to $80.2 million in 1999 or 541.6% primarily due to an increase in the number of theatrical releases in 1999, including The Blair Witch Project, which generated higher box office receipts than our theatrical releases in 1998.

      Home entertainment revenues increased $114.6 million from $117.4 million in 1998 to $232.0 million in 1999 or 97.6% primarily due to significant increases in home video and DVD sales. The increase in our home video sell-through business was due primarily to the release of The Blair Witch Project in 1999, inclusion of the titles in the Republic library for a full year and increased sales of the titles in the Hallmark library.

      Television revenues increased $1.2 million from $17.9 million in 1998 to $19.1 million in 1999 or 6.7% primarily due to the increase in the number of titles released.

      International revenues increased $26.3 million from $25.7 million in 1998 to $52.0 million in 1999 or 102.3% primarily due to the delivery of The Ninth Gate, The Limey and A Stir of Echoes in 1999.

      Our gross profits increased $26.8 million from $42.5 million in 1998 to $69.3 million in 1999 or 63.1%. As a percentage of sales, gross profit decreased to 18.1% in 1999 compared to 24.5% in 1998. The increase in gross profit is due primarily to the success of The Blair Witch Project. The decrease in gross profit as a percentage of sales was primarily due to the costs associated with our theatrical releases, including increased amortization of film costs related to adjustments in the projected value of some film properties in 1999.

      Our selling, general and administrative expenses increased $10.2 million from $26.0 million in 1998 to $36.2 million in 1999 or 39.2%. As a percentage of sales, the amount decreased to 9.4% in 1999 compared to 15.0% in 1998. The dollar increase was primarily a result of higher overhead costs associated with the expansion of our business in all divisions. The decrease as a percentage of sales was primarily due to the significant increase in sales.

      Our interest expense increased $3.7 million from $14.1 million in 1998 to $17.8 million in 1999 or 26.2%. The increase was due primarily to increased borrowing under our credit facility necessary to support the increase in theatrical releases and overall operations.

      Our EBITDA increased $17.5 million from $20.6 million in 1998 to $38.1 million in 1999 or 85.0%. This increase was primarily due to increased revenues and profits associated with The Blair Witch Project, which was released in theatres and on video and DVD.

Year Ended December 31, 1998 compared to Year Ended December 31, 1997

      In July 1997, a group of private investors formed our company to acquire LIVE Entertainment, our predecessor company. As a result, purchase price adjustments were recorded. These adjustments are reflected in our results of operations subsequent to July 9, 1997. The impact of the adjustments affecting gross profit and EBITDA has been largely reflected in our results of operations through December 31, 1998.

      Our net sales increased $53.1 million from $120.4 million in 1997 to $173.5 million in 1998 or 44.1% primarily due to the inclusion of the titles in the Hallmark and Republic libraries and significant increases in DVD sales.

      Theatrical revenues increased $5.7 million from $6.8 million in 1997 to $12.5 million in 1998 or 83.8% primarily due to an increase in the number of theatrical releases during 1998, including the release of Belly, Jerry Springer, Caught Up and Pi.

      Home entertainment revenues increased $38.6 million from $78.8 million in 1997 to $117.4 million in 1998 or 49.0% primarily due to significant increases in home video and DVD sales. The increase in home video sell-through business was due primarily to the inclusion of the Hallmark library in 1998 and the inclusion of the Republic library during the fourth quarter of 1998. The increase in DVD sales was due to the increase in the number of titles released in 1998 and the emergence of the DVD market.

      Television revenues increased $3.4 million from $14.5 million in 1997 to $17.9 million in 1998 or 22.9% primarily due to the increase in the number of titles released.

      International revenues increased $5.4 million from $20.3 million in 1997 to $25.7 million in 1998 or 26.6% primarily due to an increase in the number of pictures being released internationally, including Belly, Permanent Midnight and Washington Square in 1998.

      Gross profits increased $20.1 million from $22.4 million in 1997 to $42.5 million in 1998 or 89.7%. As a percentage of sales, gross profit increased to 24.5% in 1998 compared to 18.6% in 1997. The increase in gross profit was primarily due to the increase in home entertainment revenues resulting from the addition of the titles in the Hallmark and Republic libraries as well as increased DVD sales which generated higher margins.

      Our selling, general and administrative expenses increased $3.2 million from $22.8 million in 1997 to $26.0 million in 1998 or 14.0%. As a percentage of sales, the amount decreased to 15.0% in 1998 compared to 18.9% in 1997. The dollar increase was primarily a result of higher overhead costs associated with the expansion of our business in all areas. The decrease as a percentage of sales was primarily due to the significant increase in sales.

      Our interest expense increased $8.6 million from $5.5 million in 1997 to $14.1 million in 1998 or 156.4%. The increase was primarily due to increased borrowing under our credit facility from our 1997 going- private transaction and increased working capital necessary to support the increase in theatrical releases and overall operations.

      Our EBITDA increased $15.0 million from $5.6 million in 1997 to $20.6 million in 1998 or 267.9%. The increase was primarily due to increased revenues and profits in the home entertainment area resulting from the inclusion of the titles in the Hallmark and Republic libraries and increased DVD sales, which generated higher margins in 1998.

Liquidity and Capital Resources

      We rely on cash flow from operations, bank borrowings and advances from distributors under distribution agreements to finance our working capital and other requirements. We believe that cash flow from operations, bank borrowings and advances from distributors under distribution agreements will be adequate to meet our obligations and commitments for the foreseeable future. We cannot assure you that we will not modify our business strategy if such cash flows are not sufficient. For the year ended December 31, 1999, we generated positive cash flow from operations of $31.8 million.

      On July 9, 1997, we entered into a $135.0 million credit facility with a group of banks led by Chase Manhattan. The facility was comprised of a $30.0 million term loan and a $105.0 million revolving credit facility. Currently, our credit facility allows for a maximum borrowing of $165.0 million. As of December 31, 1999, $45.7 million was available for borrowing under the revolving credit facility. The maturity date of the credit facility is July 9, 2002.

      Both the revolving credit facility and the term loan bear interest at either LIBOR plus 2.5% or the bank's prime rate plus 1.5%, at our election. Quarterly principal payments of $1.6 million are due under the term loan. The credit facility contains covenants which, among other things, require us to adhere to a minimum ratio of earnings to interest expense, a maximum leverage ratio and a minimum liquidity ratio. In addition, our credit facility includes covenants which among other things, limit our indebtedness, capital expenditures, leases, liens, guarantees and investments and limit our ability to make specific restricted payments, merge, sell or purchase assets, enter into sale and leaseback transactions, enter into transactions with affiliates and limit to specified levels our unrecouped print and advertising expenses, development costs and overhead expense. The credit facility is collateralized by substantially all of our assets.

      On July 9, 1997, we issued $15.0 million of senior subordinated secured notes which bear interest at 13.5% per annum and are due in 2004. These notes are collateralized by substantially all of our assets and will be repaid with the net proceeds from this offering.

      On October 20, 1998 we entered into a four-year $4.1 million loan to finance the acquisition of furniture and equipment. The loan is payable monthly, bears interest at 12.53%, and is collateralized by the furniture and equipment and a $1.0 million letter of credit. On December 21, 1999, we entered into a three and one-half-year $1.2 million loan with the same lender to finance the acquisition of additional furniture and equipment. The loan is payable monthly, bears interest at a 6.74% spread over treasury notes that mature on or closest to the maturity date of the loans, and is collateralized by the furniture and equipment and the same $1.0 million letter of credit.

      We continually evaluate strategies for minimizing theatrical film production and distribution costs to permit us to balance the risks of investing in pictures with our capital needs. On October 13, 1999, we entered into agreements with Artisan Film Investors Trust, or AFI, under which we have agreed to share the risks associated with the production and distribution costs of motion pictures that are acquired by AFI. Under these arrangements, we are required to present to AFI the opportunity to acquire all feature-length films that we control that meet certain designated criteria. We have committed to provide a minimum of eight qualifying films by October 13, 2002. In the event these requirements are not met, we may be required to repurchase some or all of the AFI films from AFI and bear the production and distribution costs without AFI. This could have a material adverse effect on our liquidity. AFI has already acquired two of the eight films we are required to present to them and we have currently identified potentially three more films for delivery during 2000.

      For the films which AFI acquires, AFI has agreed to finance some of the production and distribution costs and we are required to make an investment in, and provide financing for, the remaining production and distribution costs. We also agreed to be actively involved in the production of all films which AFI acquires and be the exclusive distributor of these films. AFI has arranged for debt and equity financing from third parties to fund the film acquisitions and its share of the marketing costs of the films, including $163 million of commitments for a revolving credit facility with availability through October 13, 2002 that converts into a term loan facility for up to an additional three years.

      In exchange for our investment and financing and other involvement in these arrangements, we receive an exclusive distribution agreement, a distribution fee and a participation interest in each film AFI acquires. See "Certain Relationships and Related Transactions."

      Through our arrangement with AFI, we will be provided with an external source of capital willing to share in the risks of producing and marketing feature films. As of December 31, 1999, The Ninth Gate and Stir of Echoes were acquired by AFI, and we expect AFI to acquire Way of the Gun, Soul Survivor and The Blair Witch Project Sequel. We do not record any revenues or expenses from the sale of pictures, at cost, to AFI. As distributor of a picture, we accrue amounts due to AFI as participations in the same manner as we have customarily amortized film costs under SFAS No. 53.

      Our arrangements with AFI and this offering, which refinances some of our high cost debt, represent the initial steps of our continuing efforts to improve our liquidity and capital structure. We expect to require further capital to fund planned growth, including potential further investments in our library. We may finance these requirements through additional debt or equity financing or through other arrangements that share the risks and rewards of our production and distribution activities.

Year 2000 Issues

      Our business increasingly relies on sophisticated computer systems, and we would suffer material adverse consequences if our systems malfunctioned due to year 2000 issues. As of the date of this prospectus, we do not believe any of our internal systems have suffered any material year 2000 compliance problems. Our customers or potential customers may be affected by year 2000 issues that may, in part, cause a delay, reduction or cancellation of retailer or customer orders or cause a delay in payments for products shipped. We have not developed a contingency plan related to a failure of our, or a third party's, year 2000 remediation efforts.

                                  THE INDUSTRY

General

      The United States motion picture industry encompasses the production and theatrical exhibition of feature-length motion pictures and the subsequent distribution of these pictures in home video, television and other ancillary markets. The industry is dominated by the "major studios," as defined by the Motion Picture Association of America, or MPAA. The major studios include Universal Pictures, Warner Brothers (including New Line Cinema and Castle Rock Entertainment), Twentieth Century Fox, Sony Pictures Entertainment (including Columbia Pictures and TriStar Pictures), Paramount Pictures, The Walt Disney Company (including Buena Vista, Touchstone and Miramax) and MGM (including Metro Goldwyn Mayer Pictures, United Artists Pictures, Orion Pictures and Goldwyn Entertainment Company). Filmed entertainment companies generate revenues from the distribution and sale of both new production as well as existing titles held in libraries.

      The major studios historically have produced and distributed the majority of theatrical motion pictures released annually in the United States. The major studios generally own their production studios and have national or worldwide distribution organizations. In recent years, however, "independent" producers, unaffiliated with the major studios, have played an important role in the production of motion pictures for the worldwide feature film market. The independent producers generally do not have their own distribution capabilities. Historically, independent distributors, unaffiliated with the major studios, have distributed film for the independent producers.

      According to Paul Kagan Associates, the independent distributors' box office share has increased from an average of 5.4% for the five-year period 1989 to 1993 to 13.2% for the five-year period 1994 to 1998. In addition, the number of domestic theatrical releases distributed by non-MPAA affiliates has outnumbered those distributed by MPAA-affiliated studios in recent years.

                 New Feature Distribution in the United States*

                                                            MPAA     All Other
       Year                                              Affiliates Distributors
       ----                                              ---------- ------------
       1998.............................................    221         269
       1997.............................................    219         242
       1996.............................................    215         205
       1995.............................................    212         158
       1994.............................................    166         244

--------
*  Source: MPAA

      Independent producers typically create motion pictures at substantially lower average production costs than major studios. Direct production costs consist of acquiring or developing the screenplay, film studio rental, cinematography, post-production costs and the compensation of creative and other production personnel. Distribution expenses, which consist primarily of the costs of advertising and releasing prints, are generally not included in direct production costs. Major studios typically release films with direct production costs ranging from $25 million to in excess of $100 million. From 1990 to 1998, the major studios' average production costs, including overhead and capitalized interest, commonly referred to as "negative cost," have increased from $26.8 million to $52.7 million, representing a compound annual growth rate of 8.8%. According to the MPAA, from 1990 to 1998, the major studios' average combined prints and advertising costs have increased from $12.0 million to $25.3 million, representing a compound annual growth rate of 9.8%. According to Paul Kagan Associates, the trend on the part of major studios toward wider-release blockbusters over the past ten years has led to a decline in profitability, while the efficiency (which is measured by Paul Kagan Associates as the ratio of a film's estimated revenues against negative and releasing costs) and quality of smaller production films have been on the rise.

Motion Picture Distribution

      Motion picture distribution encompasses the licensing of pictures for distribution or exploitation in various markets, both domestically and internationally, pursuant to a release pattern. These markets include theatrical exhibition, home video (including rental and sell-through), television (including pay-per-view, pay television, first-run broadcast television and syndication), licensing and merchandising. The distributor typically acquires rights from the producer to distribute a motion picture in one or more markets. For its distribution rights, the distributor typically agrees to advance the producer a minimum royalty or guarantee, which is to be recouped by the distributor out of revenues generated from the distribution of the motion picture and is generally nonrefundable.

      Successful motion pictures may continue to play in theaters for up to six months or longer following their initial release. Concurrent with their release in the United States, motion pictures are generally released in Canada and may also be released in one or more other foreign markets. After the initial theatrical release, distributors seek to maximize revenues by releasing movies in sequential release date windows, which are generally exclusive against other non-theatrical distribution channels:

                         Movie Release Revenue Windows

                                      Months After Approximate
                                        Initial      Release    Approximate % of
Release Period                          Release       Period    Total Revenues*
--------------                        ------------ ------------ ----------------
Theatrical...........................     --           --             12%
Home video...........................  4-6 months   1-3 months        25
Pay-per-view.........................  6-9 months    3 months          1
Pay television....................... 10-18 months 12-21 months        5
Network or basic cable............... 30-36 months 18-36 months        6
Syndication.......................... 48-70 months  3-15 years         1
Licensing and merchandising..........  Concurrent    Ongoing           2
All international releasing..........  Concurrent    Ongoing          48%
                                                                   ---------
                                                                     100%
                                                                   =========

--------
*  Reflects 1998 industry data. Source: Paul Kagan Associates

 Domestic Theatrical

      Theatrical distribution of a motion picture involves the manufacture and transportation of release prints, the promotion of the picture through advertising and publicity campaigns and the licensing of the motion picture to theatrical exhibitors. According to the MPAA, the major studios had average combined prints and advertising costs of $25.3 million per film in 1998, while we believe that independents have prints and advertising costs generally ranging from $5 million to $15 million per film. The size and success of the promotional advertising campaign can materially affect the revenues realized from the theatrical release of a motion picture. Release strategies depend on the particular genre of film and vary from wide releases, involving more than 800 screens, to specialized releases, whereby the film is first screened only in selected cities.

      The distributor and theatrical exhibitor generally enter into an arrangement providing for the exhibitor's payment to the distributor of a percentage of the box office receipts for the exhibition period, in some cases after deduction of the theater's overhead or a flat negotiated weekly amount. The distributor's percentage of box office receipts varies widely, ranging from an effective rate of 35% to over 50%, depending primarily upon the success of the motion picture at the box office. Revenues are typically collected 90 to 120 days after screening, although substantial delays in collection are not unusual.

 Home Video

      Home video distribution involves the promotion and sale of videocassettes and DVD to video retailers, such as mass merchants, video specialty stores, convenience stores, record stores and other outlets, which then rent or sell the videocassettes and DVDs to consumers for private viewing. Marketing and distribution costs for individual titles are generally incurred by the distributors of the titles rather than the retailers.

      According to Paul Kagan Associates, the United States videocassette and DVD rental and sales industry grew from $15.7 billion in revenue in 1997 to $17.1 billion in 1998 and is expected to reach $21.5 billion in 2002. Paul Kagan Associates estimates that in 1998, 83.5 million, or 81.5% of the 102.5 million total United States households owned a VCR and that 20.3 million VCRs were sold in the United States, a 12.2% increase from 1997, which represents the largest number of VCRs sold in any single year. In addition, Paul Kagan Associates estimates that 900,000 DVD players were sold in the United States during 1998. According to Paul Kagan Associates, the VCR and DVD markets will continue to grow as the number of multi-VCR households is expected to increase from 37.4 million in 1998 to 46.0 million by 2002 and the number of VCRs and DVD players sold in 2002 is expected to reach 23.2 million.

      Major feature films are usually scheduled for release in the home video market within four to six months after theatrical release to capitalize on the theatrical advertising and publicity for the film. Promotion of new releases is generally undertaken during the nine to twelve weeks before the release date. Videocassettes of feature films are typically sold to domestic wholesalers at a high price point referred to as rental pricing, that generally discourages purchase by individual consumers, and consumers rent these videos for fees typically ranging from $1 to $5 per day. Wholesalers who meet established sales and performance objectives may earn rebates, return credits and cooperative advertising allowances. Selected titles, including some made-for-video programs, family-oriented titles and some extremely large box-office successes may be initially released at a price point which encourages direct purchase by consumers and are supported by substantial consumer marketing campaigns. Direct sale to consumers is referred to as the "priced-for-sale" or "sell-through" market. Profit margins to video retailers on sell-through products are generally lower than on rental products. Generally, those films which initially are not released to the sell-through market are released to the sell-through market at reduced sell-through pricing approximately four months to one year after they have been released to the rental market.

      Generally, owners of films have not shared in video rental income. However, video distributors have begun to enter into revenue sharing agreements with major video retail chains. Under these arrangements, videocassettes are leased to video rental stores at a lower up-front cost to the store, and a percentage of the video rental revenues are then shared with the owners or licensors of the films. The implementation of revenue sharing dramatically affects a retailer's cost of sales and the distributor's revenues by changing the business model from a primarily fixed to primarily variable cost approach. Movies priced for sell-through are usually not subject to revenue sharing arrangements.

      We believe the adoption of revenue sharing agreements by leading retail chains and the advent of DVD present significant growth opportunities for the home entertainment industry. Revenue sharing agreements provide retailers with the opportunity to substantially increase the quantity and selection of newly released video titles they stock due to the significantly lower up-front payments by the retailers to the distributors. DVD presents the opportunity for distributors of home video product to increase revenues, as consumers replace existing titles currently on the VHS format, and to earn higher margins on sales of new titles in DVD relative to the VHS format. According to the MPAA, DVD has become the fastest growing new format in history as shown on the following chart:

               Length of Time to Reach One Million Units Shipped*

         Technology                                        Years
         ----------                                        -----
         DVD Player.......................................  1.9
         CD Player........................................  2.7
         Big-Screen TV....................................  4.2
         VCR..............................................  4.6
         Color TV.........................................  8.8

              --------
              *  Source: MPAA

      According to the MPAA, the number of DVD software units shipped to retailers increased to 60 million in 1999 from 20 million in 1998, while the number of titles available on DVD increased to 4,500 in 1999 from 2,100 in 1998. Paul Kagan Associates estimates that DVD and VHS sell-through revenues should reach parity in 2009, at approximately $8 billion each, bringing the industry close to $16 billion in sales, as compared with $9 billion in 1998.

 Pay-Per-View

      Pay-per-view television allows cable and satellite television subscribers to purchase individual programs, including recently released motion pictures and live sporting, music or other events, on a "per use" basis. The subscriber fees are typically divided among the program distributor, the pay-per-view operator and the cable system operator.

 Pay Television

      Pay television allows subscribers to view premium channels such as HBO/Cinemax, Showtime/The Movie Channel and other pay television networks offered by cable and satellite system operators for a monthly subscription fee. The pay television networks acquire a substantial portion of their programming from motion picture distributors. Films are licensed to pay networks for fees which are usually based on the film's box office revenues, and most major producers have long-term output deals with the major pay networks. New markets may develop with the maturation of direct broadcast satellite systems, commonly known as DBS, and other digital television systems.

 Broadcast and Basic Cable Television

      Broadcast television allows viewers to receive, without charge, programming broadcast over the air by affiliates of the major networks (ABC, CBS, NBC and Fox), recently formed networks (UPN and the WB Network), independent television stations and cable and satellite networks (USA, F/X, the Sci-Fi Channel, etc.). In some areas, viewers may receive the same programming via cable transmission for which subscribers pay a basic cable television fee. Broadcasters or cable system operators pay fees to distributors for the right to air programming a specified number of times. As with pay-per-view and pay television, broadcast and basic cable networks typically acquire a substantial portion of their programming through output agreements.

      Television networks, independent television networks, television stations and cable system operators generally license television series, films and film packages consisting of theatrically released feature films and made-for-television movies pursuant to agreements with distributors or syndicators that allow a fixed number of telecasts over a prescribed period of time for a specified cash license fee or for barter of advertising time.

      Pay/cable television services usually license pictures for initial exhibition commencing approximately 10 to 18 months after initial domestic theatrical release or six months after domestic home video release. Licensing of these properties is generally accomplished pursuant to agreements which allow a fixed number of telecasts over a prescribed period of time for a specified license fee.

 Foreign Markets

      In addition to their domestic distribution activities, some motion picture distributors generate revenues from distribution, directly or indirectly through sublicensees, of motion pictures in foreign theaters, home video, television and other foreign markets. There has been a dramatic increase in recent years in the worldwide demand for filmed entertainment. This growth is largely due to the privatization of television stations, introduction of direct broadcast satellite services and increased home video and cable penetration. Presales of international distribution rights are often used by independent film companies to finance all or a portion of the direct production costs of a motion picture. Presales consist of license fees paid by international distributors in return for the right to exploit the completed motion picture in theaters or to distribute it in home video, television, international or other ancillary markets.

 Licensing and Marketing

      Revenues also may be derived from the non-theatrical distribution of motion pictures to airlines, schools, libraries, hospitals and the military. Soundtrack albums and licensing of rights to perform musical works from film music can be a significant source of ancillary income. Other revenues may be generated from the licensing of rights to manufacture and distribute games, dolls, clothing and similar commercial articles derived from characters or other elements of a motion picture.

                                    BUSINESS

      We are a leading independent entertainment company that distributes motion pictures in the home entertainment, theatrical and broadcast and pay television markets. Our primary asset is our extensive library of over 3,300 feature length titles and 3,400 non-feature length titles for which we have predominately United States and Canadian home entertainment distribution rights. We believe that we are the only independent entertainment company with the ability to distribute video product directly to over 12,000 retail stores in the United States. We manage our library as a collection of brands and seek to maximize revenues and cash flow from our library through retail direct distribution and focused marketing. We intend to capitalize on high margin new distribution technologies, such as DVD, through early adoption and aggressive exploitation. Our recent films include The Blair Witch Project, Stir of Echoes and The Buena Vista Social Club.

Business Strategy

      Our goal is to be the largest, most profitable independent distributor of filmed entertainment product. To accomplish this goal, we intend to continue to pursue the following strategies:

 Build and capitalize on our library

      We believe our library can continue to generate stable and growing cash flows. We intend to maximize the value of our library by:

    . refreshing our product by aggressively marketing and repackaging titles from our diverse and extensive filmed entertainment library through, among other things, limited release editions, special editions with additional footage, cross promotion at the time of nationwide theatrical releases, sales promotions and price reductions; and

    . continuing to obtain rights to smaller libraries and collections of titles through acquisitions and strategic alliances, such as our recent acquisitions of distribution rights to titles in the Discovery library and titles created by The Baby Einstein Company.

 Continue our retail direct approach to marketing our library titles

      We intend to exploit our retail distribution system, which we believe to be unique among independent distributors, by:

    . increasing our market share by capitalizing on our ability to distribute, through our arrangement with Fox, on a retail-direct basis, rather than through a third party distribution center, to 12,000 stores nationwide;

    . controlling the marketing process, increasing penetration among retailers, improving retail shelf placement, managing inventory size, and seeking economies of scale in manufacturing and shipping comparable to those of the major studios; and

    . maintaining direct relationships with our national retailers, including Blockbuster, Hollywood Video, Wal-Mart, K-Mart and Amazon.com.

 Establish valuable brands that may be widely exploited

      We intend to use our library assets to develop and build brand identity. We believe that the continued association of our FHE and FHE Kids trademarks with quality, parent-approved programming will create opportunities for us to exploit these brands beyond the home entertainment market. Our FHE and FHE Kids labels are a collection of our library titles selected for the family and children's markets and involve some co-branding with the owners of the films. These brands have developed strong reputations as trustworthy brands for delivering high-quality, family-oriented content by delivering successful titles such as It's a Wonderful Life, Alice in Wonderland, The Velveteen Rabbit, The Tales of Beatrix Potter, Merlin and the Christmas Classics series. We have also established relationships with other name-brand family content providers such as Hallmark, Discovery, Crayola and Scholastic to further enhance brand identity.

      We believe that strong brands will enable us to maintain a base of loyal home entertainment customers as well as capture additional revenue opportunities from the merchandising and licensing of products geared toward children and families using recognizable characters and names featured in our programming. We have also developed a branded presence on the Internet with two websites -- one for FHE and one for FHE Kids. Our sites offer interactive educational content to promote and distribute our products and are designed to create a sense of community for the family market.

      We believe that our acquisition of a minority interest in The Baby Einstein Company and distribution rights to the titles they have created will enable us to further penetrate the family-oriented entertainment market, by targeting families with infants using a branded series of developmental and educational video and music products.

 Customize our distribution and marketing strategy to best complement our theatrical releases

      We intend to release 10 to 12 theatrical motion pictures annually in either wide release or to specialized markets and to use creative and innovative marketing techniques to promote each individual film to reach the appropriate target audience in the most cost-effective way. We intend to become the preferred distributor of independently produced films. In the last 10 months, we have demonstrated our wide release abilities with films such as The Blair Witch Project, Stir of Echoes and Black Mask. Recent examples of our customized distribution and marketing strategies for specialized release include The Buena Vista Social Club and Pi.

 Source product for distribution in a manner that mitigates our financial risk

      We select product for theatrical release that is typically produced for under $30 million in negative costs, and predominantly under $15 million. Whether we produce or acquire films, we utilize a conservative "greenlighting process" involving our senior management and our board of directors to ensure that we maximize the net present value of our investment on a title-by-title basis. We employ a variety of techniques to mitigate the financial risks associated with investing in new motion pictures, such as preselling international rights, limiting the extent of our direct investment, entering into strategic financing arrangements and compensating key talent through back-end participations. We attempt to further mitigate our financial risk by:

    . actively managing our production and release schedules to maximize overall box office performance of those motion pictures;

    . tightly controlling development and production budgets and expenditures while maintaining the artistic integrity required to develop and produce commercially successful feature films;

    . involving top members of senior management and selected board members in the greenlighting of films and in weekly meetings to provide updates on the status of all production projects;

    .  maintaining a low overhead cost structure; and

    . pursuing motion pictures which premiere on pay or basic cable television or are released directly to video, due to their lower production and marketing costs.

Library

      Our library consists of over 3,300 feature length titles and 3,400 non-feature length titles for which we hold primarily home entertainment distribution rights in the United States and Canada. Our library includes motion pictures from a wide range of genres, including dramas, comedies, action-adventure movies, westerns and suspense thrillers, as well as exercise and educational videos, syndicated television programs and other filmed entertainment product. We believe that the diversity, quality and extensive size of our library provide us with substantial competitive advantages. We intend to continue to produce and acquire new motion pictures and acquire distribution rights to titles across a variety of genres to refresh and enhance our library.

      The following chart contains information regarding some of the major titles in our library.

                              Major Library Titles

 Library               Title                            Key Talent
 -------  -------------------------------- ------------------------------------
 Artisan  On Golden Pond                   Henry Fonda, Katherine Hepburn, Jane
                                           Fonda

          Reservoir Dogs                   Harvey Keitel, Steve Buscemi, Tim
                                           Roth, Quentin Tarantino

          Sophie's Choice                  Meryl Streep, Kevin Kline, Peter
                                           MacNicol

          The Crying Game                  Stephen Rea, Forrest Whittaker

          The Last Emperor--Director's Cut John Lone, Joan Chen, Peter O'Toole

          The Piano                        Holly Hunter, Sam Neill, Harvey
                                           Keitel

          The Terminator                   Arnold Schwarzenegger, Linda
                                           Hamilton



 Carolco  Basic Instinct                   Michael Douglas, Sharon Stone

          Rambo: First Blood               Sylvester Stallone, Brian Dennehy,
                                           Richard Crenna

          Rambo: First Blood, Part II      Sylvester Stallone, Richard Crenna

          Rambo III                        Sylvester Stallone, Richard Crenna

          Stargate                         James Spader, Kurt Russell

          Terminator 2: Judgment Day       Arnold Schwarzenegger, Linda
                                           Hamilton

          Total Recall                     Arnold Schwarzenegger, Sharon Stone


 Hallmark Lonesome Dove                    Robert Duvall, Tommy Lee Jones,
                                           Danny Glover

          Sarah, Plain and Tall            Glenn Close, Christopher Walken

          Scarlett                         Timothy Dalton, Joanne Whalley-
                                           Kilmer

          The Secret Garden                Gennie James, Jadrien Steele, Derek
                                           Jacobi


 Republic The Bells of St. Mary's          Bing Crosby, Ingrid Bergman, Henry
                                           Travers

          High Noon                        Gary Cooper, Lloyd Bridges, Grace
                                           Kelly

          It"s a Wonderful Life            James Stewart, Donna Reed, Henry
                                           Travers

          The Quiet Man                    John Wayne, Maureen O'Hara

          Rio Grande                       John Wayne, Maureen O'Hara

          Sands of Iwo Jima                John Wayne, Forrest Tucker


 Vestron  Dirty Dancing                    Patrick Swayze, Jennifer Grey, Jerry
                                           Orbach

          Hamburger Hill                   Anthony Barrile, Michael Boatman,
                                           Don Cheadle, Dylan McDermott

          Young Guns                       Emilio Estevez, Kiefer Sutherland,
                                           Lou Diamond Phillips, Charlie Sheen

 Artisan

      The Artisan library consists of titles acquired on a title-by-title basis. The contractual terms, including rights and royalty provisions, for each of the titles vary by contract. As of December 31, 1999, the Artisan library consisted of approximately 1,200 titles.

 Carolco

      Pursuant to a series of agreements with Carolco Pictures, we acquired the distribution rights for 38 titles for home entertainment in the United States, and for some pictures, in Canada. For the Carolco titles, we predominantly hold a 15-year distribution term commencing on the initial home video release for each of the pictures, which occurred between September 1987 and February 1996. In addition, we generally hold a right of first negotiation and a right of last refusal with respect to the extension of the distribution term for the Carolco titles.

 Hallmark

      We have entered into agreements for the home entertainment distribution in the United States and Canada of the Hallmark Home Entertainment and Hallmark Hall of Fame libraries. We have the right to distribute both of the Hallmark libraries through December 2003, unless Hallmark's rights in a particular picture expire earlier. In addition, we have an option to extend our distribution rights in the Hallmark Home Entertainment titles for an additional two years subject to our satisfying a specified threshold of revenues from our distribution of Hallmark Home Entertainment product. As of December 31, 1999, the Hallmark libraries consisted of over 800 titles.

 Republic Entertainment

      In September 1998, we entered into an agreement with Republic Entertainment, a division of Spelling Entertainment, for distribution in the United States and Canada of home entertainment of all productions of and product for which home entertainment rights are controlled by Republic and its affiliates. The agreement provides us with distribution rights to all Republic library titles until November 2005, unless Republic's rights in titles expire earlier. As of December 31, 1999, the Republic library consisted of over 3,700 titles.

 Vestron

      In July 1991, our predecessor, LIVE Entertainment, Inc. acquired Vestron Inc., an independent producer and distributor of motion pictures. We now own the 38 titles that Vestron produced and may exploit those titles in all media on a worldwide basis in perpetuity, subject to license and distribution agreements previously entered into by Vestron. The remaining titles in the Vestron library were acquired from other producers on a title-by-title basis primarily for home entertainment distribution in the United States and Canada. The contractual terms, including rights and royalty provisions for each of the Vestron acquired titles, vary by contract. As of December 31, 1999, the entire Vestron library consisted of approximately 500 titles.

 Recent Additions to Our Library

      Discovery Enterprises Worldwide

      In October 1999, we entered into an agreement with Discovery Channel Catalog to acquire the home entertainment distribution rights in the United States to all titles for which rights are controlled by Discovery and its affiliates. We will have these rights to approximately 250 titles until 2005. In addition, the agreement covers all new releases and library product produced for the purposes of broadcasting on cable services including Discovery Channel, Animal Planet, and The Learning Channel through February 2005. Discovery has committed to deliver to us a minimum of 40 new, full-length programs per year for the term of the agreement, of which we are obligated to release at least 25 per year. We also hold a right of good-faith negotiation for a five-year extension of the agreement.

    The Baby Einstein Company

      In February 2000, we acquired a minority interest, with an option to acquire the remaining equity interest, in The Baby Einstein Company. We also obtained United States and Canadian home entertainment distribution rights for three years to the educational titles developed by The Baby Einstein Company. The best-selling videos, which are geared for infants ages 1 to 36 months, include the Baby Einstein, Baby Mozart and Baby Bach videos. These "video board books(R)," which are based on research about infant stimulation and visual preferences, combine music, natural sounds, audio passages spoken by mothers in various languages, and video sequences of patterns and photos of colorful toys and objects to stimulate the development of greater brain capacity. The Baby Einstein Company's products have been highly acclaimed among parents and educators, and have won numerous awards, including the 1998 and 1999 Video of the Year Awards from Parenting Magazine and the 1999 Video of the Year Award from Child Magazine.

 Repackaging and Marketing Our Library

      We continually refresh our product by marketing and repackaging titles from our diverse and extensive library through, among other things, limited release editions, special editions with additional footage, cross promotion of titles with similar genres and talent in conjunction with other nationwide theatrical release events, sales promotions and price reductions. We believe this has resulted in increased shelf space in retail stores and that this increased visibility has led to increased sales.

                        Arnold Schwarzenegger Promotion

       We recently implemented a new promotion strategy to refresh our Arnold Schwarzenegger titles--The Terminator, Terminator 2: Judgment Day, Total Recall, Red Heat and The Running Man. Prior to January 1, 1999, all of these titles had been in release for an extended number of years and the VHS version of each was carried at a suggested retail price of $9.98. We sought not only to increase sales activity for these titles, but also to return them to a premium price point, which delivers higher margins. These five titles were taken off the market on January 1, 1999 in order to sell any remaining product in the distribution system and at retail. While the distribution of the titles was on moratorium, we redesigned the packaging utilizing a new foil-like material to update the packaging and to provide them with a similar "line look" which appeals to collectors who want to own a set of pictures. On October 1, 1999, the titles were re-released at a $14.98 suggested retail price. We placed point of purchase displays specially designed for the line of titles in approximately 7,000 stores, and we supported them with a consumer advertising promotion. We believe that the promotion has successfully repositioned these titles at the $14.98 price point.

                              John Wayne Promotion

       When we acquired the home entertainment distribution rights to the Republic library, we saw a tremendous opportunity to repromote many of the titles in that library. Among the most valuable candidates for this type of program were the John Wayne pictures--The Quiet Man, Sands of Iwo Jima, Flying Tigers, Fighting Seabees and Rio Grande. These pictures were all repackaged, similar to the Schwarzenegger titles discussed above, with a "line look" and were re-presented to retail in April of 1999. We successfully increased sales of all of the titles. Unit sales and revenues for these five titles increased over 200% during 1999, as compared to July 1997 to June 1998, the final twelve months during which the library was distributed by Republic.

                  Dirty Dancing -- 10th Anniversary Promotion

       Dirty Dancing has long been one of the top performers in our library, occupying prominent shelf space position at key mass merchants for several years. In addition, we own worldwide rights to the film in perpetuity, including the right to make sequels and television productions based on the film and to license the Dirty Dancing name.

       In order to promote the film to a new generation, we re-released the film theatrically on August 22, 1997 on the 10th anniversary of its original release. The theatrical re-release created a renewed interest in the film and as a result, VHS unit sales of Dirty Dancing increased 86% to 770,000 in 1997 from 413,000 in 1996. In 1998, VHS unit sales remained 41%
 higher than 1996 levels without any reduction in suggested retail price. In 1999, we updated the package design and ran a year-long re-promotion of the VHS version of Dirty Dancing at the same suggested retail price, and we sold 818,000 units for the year, a 98% increase above 1996 levels.

       We recently released a "Special Edition" DVD version of Dirty Dancing in January 2000. The Special Edition will feature footage from the Dirty Dancing Concert Tour, a "behind the scenes making of" featurette and music videos of three of the songs in the film. The Special Edition will be released at a suggested retail price of $29.98. In addition, we are currently exploring the possibility of producing a sequel motion picture for theatrical release.


 DVD

      We intend to capitalize on new distribution technologies such as DVD, a high-quality mass-produced delivery system for video and audio data. We adopted this technology in its early stages of implementation by being among the first to make titles available on DVD. We continue to be an ardent supporter of this market, which is rapidly emerging as a new format for home entertainment. DVD presents the opportunity for distributors of home video product to increase revenues, as consumers replace existing titles currently on the VHS format, and to earn higher margins on sales of new titles in the DVD relative to the VHS format. DVDs generally command a higher price point than videocassettes while the manufacturing costs are similar. In addition, the format may be more attractive than videocassettes to consumers. We believe that we are well positioned to benefit if DVD continues its successful growth pattern because the high quality of DVD is expected to create additional demand for the many classic or familiar "collectible" titles in our library. Our sales of DVD represent approximately 7% of total domestic DVD unit sales in 1997 through 1999.

 Improved Home Entertainment Distribution

      We have undertaken several initiatives to enhance sales and operational efficiency of our distribution operations. Specifically, in August 1998, we entered into a distribution alliance with Twentieth Century Fox Home Entertainment, Inc. The agreement extends through December 2001 and provides for an automatic two-year renewal. Under the agreement, we are able to access their computerized, retail direct system to manage our distribution, billing and collection process. Fox makes available its warehousing and logistics capabilities to us so that we can achieve greater economies of scale in manufacturing and shipping. Through this alliance, we also have reduced our distribution and manufacturing costs versus our prior distribution infrastructure and shortened our working capital cycle to 60 days versus our management's estimate for the industry average of 90 to 120 days. This alliance also has enabled us to ship product directly to over 12,000 stores rather than to warehouses, and has given us the ability to monitor inventory and sales levels at each individual store. We believe that we are the only distributor outside of the major studios to offer stores retail direct VHS and DVD distribution of this scale. This enhances our ability to exploit opportunities to grow the sell-through business through the consolidation of smaller retailers. Our alliance has enabled us to achieve greater economies of scale, and has increased our bargaining power with manufacturing and shipping companies.

      In addition to our alliance with Fox, we have streamlined and strengthened our distribution operations. We have added in-house operations and customer service capabilities and improved the capabilities of our already strong sales force through selective hiring and training to be more mass-market oriented and retail-focused. As a result of these initiatives, we believe that we have experienced an increase in sell-through sales of our core titles while lowering our distribution costs.

New Motion Picture Product

      We source new motion pictures for theatrical release and for direct release to cable channels and the video rental market through acquisitions and our own in-house development and production capabilities. Sourcing new product enables us to refresh and enhance our library with "first cycle" titles. Sourcing new product also enables us to maintain links to the artistic community, enhance our relationships with retailers and enhance our brands. Further, when we produce new pictures, we generally own all rights in perpetuity, enabling us to exploit each of the various release revenue windows, licensing and merchandising opportunities, and the development of any sequels or television spin-offs. There are risks inherent in investing in new motion pictures. We seek to mitigate those risks by employing rigorous budgeting and cost control techniques and by structuring the terms under which we source and finance pictures to share the risks and rewards with third parties.

      We have developed a rigorous greenlighting process that involves our senior management in all phases of the acquisition and development process. All decisions to approve the production or acquisition of a film are made by a committee of senior management and selected members of our board of directors. We believe that as a result of our senior management and board level focus on budget and production and acquisition expenditure control, we will be able to minimize cost overruns and excess expenditures. When we consider a project for which we will bear any of the risks of production cost overruns, we control the budgeting process. When we consider the acquisition of a project for which we have no production cost risks, our creative executives negotiate acquisition prices or minimum guarantee and distribution fee structures with the third-party rights holders. In all cases, whether or not we bear production-related risks, our corporate development and strategic planning group collaborates with our production and acquisition executives to perform sensitivity analyses to determine the net present value of the motion picture. We develop a net present value range using a preliminary financial model based upon the picture's production budget or acquisition cost, genre, cast, international appeal, our targeted release and marketing strategy and other factors.

      Our methods for sharing the risks and rewards of our investment in pictures for theatrical release include:

    . acquiring product from third parties that share a portion of the distribution risk related to theatrical prints and advertising spending;

    .  entering into strategic financing arrangements;

    . acquiring product in which we have had an active production role but made only a limited investment and received only a limited participation; and

    . acquiring product through "negative pickups," a common method by which film distributors enter into distribution agreements with independent production companies for the rights to distribute completed films to theaters in specific territories, as well as other rights, for a specified fee. The fee is generally a lump sum payable once the film is completed as an advance against a percentage of the distributor's revenues.

Moreover, since we typically focus on lower budget and limited release pictures involving newer talent, we are able to structure talent participations that are paid after we recover our costs. Our production-related overhead costs are insubstantial since we do not own any studio facilities or stages. Instead, we lease facilities and sound stages on an "as-needed" basis for specific projects.

      We employ a staff of creative executives to manage the development and physical production of motion pictures in which we invest. To minimize development spending write-offs and abandonment costs, we seek to limit the number of projects in development and concentrate on those projects with the most favorable prospects.

      The following table details our 1999 releases and our expected release schedule through the fall of 2000:


         Title              Release Date          Director                         Cast
-----------------------  ------------------ --------------------- --------------------------------------
My Name is Joe           January  22, 1999  Ken Loach             Peter Mullan

Foolish                  April 9, 1999      Dave Meyers           Master P, Eddie Griffin

Open Your Eyes           April 16, 1999     Alejandro Amenabar    Eduardo Noriega, Penelope Cruz
(Abre Los Ojos)

Black Mask               May 14, 1999       Daniel Lee            Jet Li

The Buena Vista Social   June 4, 1999       Wim Wenders           Ry Cooder
 Club

The Blair Witch Project  July 14, 1999      Daniel Myrick &       Joshua Leonard, Heather Donahue,
                                            Eduardo Sanchez       Michael Williams

Illuminata               August 6, 1999     John Tuturro          Katherine Borowitz, Beverly D'Angelo,
                                                                  Susan Sarandon, Rufus Sewell,
                                                                  John Tuturro, Christopher Walken

Stir of Echoes           September 10, 1999 David Koepp           Kevin Bacon, Kathryn Erbe,
                                                                  Illeana Douglas

The Limey                October 8, 1999    Steven Soderbergh     Peter Fonda, Terence Stamp

Felicia's Journey        November 12, 1999  Atom Egoyan           Bob Hoskins

Ghost Dog: Way of the    March 2000         Jim Jarmusch          Forest Whitaker, Cliff Gorman
 Samurai

The Ninth Gate           March 2000         Roman Polanski        Johnny Depp, Lena Olin, Frank Langella

Cecil B. Demented        August 2000        John Waters           Melanie Griffith, Stephen Dorff, Milla
                                                                  Jovovich, Ricki Lake

The Way of the Gun       August 2000        Christopher McQuarrie Ryan Phillipe, Benicio del Toro,
                                                                  Taye Diggs, James Caan

El Norte (reissue)       September 2000     Gregory Nava          David Villalpando, Zaide Gutierrez

Requiem for a Dream      Fall 2000          Darren Aronofsky      Jarred Leto, Marlon Wayans,
                                                                  Ellen Burstyn, Jennifer Connelly

Soul Survivors           Fall 2000          Steve Carpenter       Melissa Sage Miller, Wes Bentley,
                                                                  Casey Affleck

The Blair Witch Project  Fall 2000          Joe Berlinger         In pre-production
 Sequel

      We may revise the release date of a motion picture as the production schedule changes or otherwise to maximize revenues. Additionally, there can be no assurance that any of the motion pictures scheduled for release will be completed, that completion will occur in accordance with the anticipated schedule or budget or that the motion pictures will necessarily involve all of the creative talent listed above.

      In addition to theatrical product in which we have a financial investment, we also distribute motion pictures which are fully financed by third parties. Under these arrangements, we generally provide services for a distribution fee equal to a percentage of net revenues, and we do not make any investment in the production or theatrical marketing costs for the pictures. In 1999, we theatrically released the motion pictures 24 Hour Woman, The Minus Man and Frogs for Snakes under a servicing agreement with The Shooting Gallery which expired on December 31, 1999. We have recently concluded a servicing agreement with Black Entertainment Television, commonly known as BET, that is intended to provide six pictures for theatrical and video distribution in the United States and Canada. The agreement with BET covers all pictures produced or acquired by BET which either commence principal photography or become available for delivery to us prior to December 31, 2001. Under the agreement, BET will fully finance the motion pictures and will provide all theatrical marketing expenses.

      We also distribute motion pictures which are not intended for theatrical release and are initially released to television or the video rental market. We source this product by acquiring the product from independently funded producers and producing the films in-house.

      In 1997, as part of our acquisition of distribution rights to the Hallmark Home Entertainment library, we acquired distribution rights to all new product for initial home video release produced by Hallmark Home Entertainment or its affiliates prior to 2003 with an option to extend for two years, subject to our satisfying a specified threshold of revenues from our distribution of Hallmark Home Entertainment's product. Hallmark is one of the leading producers of network movies of the week and high profile mini-series including Merlin, Moby Dick, Cleopatra and Alice in Wonderland. Our distribution rights for each title are for a ten-year period following initial release on home video.

      In addition, we produce and acquire individual titles intended for television or video rental release based on genre, talent, cost and expected profitability. Since the production costs of these films are generally significantly lower than those of theatrical productions and since we often secure television and licensing commitments prior to greenlight, we consider these motion pictures to be of lower risk and more predictable return than films produced for the theatrical marketplace. Pursuant to this strategy, we have released The Second Arrival, Candyman 3, Substitute 2, Substitute 3 and Wishmaster 2.

      Through our FHE and FHE Kids labels, we also distribute motion pictures which are targeted at the family and children's markets. We generally source this product by acquiring the product from or entering into distribution deals with independently funded producers and by producing the films through producers-for-hire. Acquisition and production costs for this genre are generally lower than those of feature length motion pictures due to the low production costs for non-theatrical animated and live-action films.

Domestic Distribution

 Theatrical Distribution

      Theatrical Release

      We focus on theatrical films independently produced outside of the major studios and utilize our ability to distribute films in both wide release and specialized markets. We intend to strategically time the release of our motion pictures throughout the year to reduce some of the risks posed when a motion picture is released during the most crowded and competitive box office seasons. As an independent studio, we pursue a "counter programming" theatrical distribution strategy to avoid the typically expensive, marketing-intensive, event titles with summer release dates. Our ability to release our filmed entertainment product on both a wide release and a specialized release basis is demonstrated by Stir of Echoes which we released nationwide on over 1,700 screens, and The Buena Vista Social Club which we initially released in only 15 theaters in four markets and slowly rolled out to play in over 386 theaters in 174 markets.

            The Buena Vista Social Club Theatrical Release Strategy

       We sought to market the The Buena Vista Social Club as something more than a documentary. The marketing goal was to have it appeal to a wide audience as more of a "must see event" -- part concert film, part documentary. While opening in the middle of the summer, we "counter-programmed" the film by appealing to an adult audience looking for something different from the typical summer studio releases. The summertime release also captured the outdoor feeling of the picture and highlighted its "feel good" atmosphere.

       Our release pattern for the film followed the market trend that had been established previously by the award-winning CD of the same name. Initially, we widely publicized the film in those markets that showed the strongest interest in the music, which were New York, Los Angeles, San Francisco and Miami. Our goal was to open strongly in these markets so that we would be able to create national attention for the film, allowing us to introduce the film into new markets where awareness of the music was not strong.

       After a successful opening, the film gradually expanded from 15 theaters in the initial four release markets and has ultimately played in over 386 theaters in 174 markets. Box office revenues for the film as of December 31, 1999 were $6.9 million, making the film one of the highest grossing documentary films to date.

    Theatrical Marketing

      Our theatrical marketing department's objective is to maximize the net present value of each motion picture by designing and implementing a marketing campaign tailored to appeal to the picture's most receptive audience. The marketing process begins with research before a motion picture is completed. Our research department determines, through audience screenings and focus groups, a motion picture's appeal to its most likely target audience. Our marketing group begins to develop media plans and marketing materials well in advance of a motion picture's scheduled theatrical release. The media campaign generally begins six months before release with the circulation of teaser trailers, posters and exhibitor advertising materials. The campaign becomes more aggressive one to two months before release as full-length trailers are released in theaters and more significant materials are sent to exhibitors. Finally, we launch a national or specialized campaign in the weeks before opening day. This media campaign generally involves advertising a picture's release on local and national television, including network prime time and syndication markets, national cable and radio and in magazines, newspapers and specific target markets such as colleges. In addition, we arrange for a picture's stars to make public appearances, such as television talk shows, in order to promote the film.

      We believe that our marketing activities are innovative and cost-effective, meaning that we are able to achieve a comparable level of marketing at a lower overall cost than many of our competitors. We believe that we are able to aggressively manage costs because the entire process is managed by our in-house staff. We generally develop our key artwork, trailers and television spots in-house. In addition, the genre-specific nature of our films allows us to reach target demographics cost-efficiently through strategic media buys. Moreover, we plan to capitalize on our success with The Blair Witch Project and continue to aggressively exploit promotional opportunities on the Internet, which are generally much less expensive than promotion through traditional media.

                            The Blair Witch Project

       "In October 1994, three student filmmakers disappeared in the woods near Burkittsville, Maryland while shooting a documentary. A year later their footage was found."

       The success of The Blair Witch Project is attributable in large part to our innovative marketing and distribution campaign. Our campaign marketed the film as a "real" documentary which led the public to believe that the actors in the film were indeed filmmakers who had disappeared in the woods. In reality, all the elements of the film and the story are purely fictional.

       The film opened in a very limited release in only 21 markets. Our strategy was to limit the number of theaters in which the film was playing in order to break theater records and create further publicity surrounding the release of the film. The innovative marketing campaign began at over 40 colleges in 13 cities where we posted "MISSING" fliers that depicted the missing filmmakers. At the same time that we distributed the MISSING fliers, we utilized a website, www.BlairWitch.com, to educate users in the fictional history and complex mythology surrounding the legend of the Blair Witch and the mystery behind the filmmakers' disappearance. The site explains the history of the curse of the Blair Witch and explores the events leading to the disappearance. We believe the site was the most effective marketing tool used in piquing the public interest in the Blair Witch phenomenon and is largely responsible for turning the release of the movie into a "must see event."

       During the national promotion of The Blair Witch Project, our advertising intentionally did not indicate whether the movie and the curse were true or purely fictional. To further promote the film, the producers created a one-hour special entitled Curse of the Blair Witch for the Sci-Fi Channel. The special featured interviews with parents, professors and investigators to uncover more of the mystery of the students' disappearance.

       To promote the picture after release, we released a soundtrack and companion book concurrently with the wide release of the picture. Although there was no music in the film, we marketed the soundtrack as part of the Blair Witch legend as songs found in the car of one of the missing filmmakers. NAL (a division of Penguin/Putnam Books) released The Blair Witch Dossier, a book providing further insight into the mystery of the curse and investigation of the disappearance.

       As a complement to our marketing efforts and as a means to exploit the Blair Witch phenomenon, we developed licensing arrangements for diverse merchandise through over 30 licensees worldwide. Our merchandising goal was to create a deeper involvement with the Blair Witch phenomenon and make audiences part of the mystery and mystique of the curse and legend. In addition to the traditional categories of merchandise (apparel, posters, soundtrack and publishing), our product included items that could have been used for the search for the Blair Witch and the missing students such as compasses, flashlights, backpacks, mystical candles, pendants, rings and "stick man" pins. In addition, we created an "official" Blair Witch Project Store on-line which is linked to the Blair Witch website. Further, to enhance the on-line buying experience, we entered into an arrangement with iMedium whereby iMedium provides its See!Commerce(C) technology to provide on-line shoppers with a photo gallery with entertaining, engaging, embedded commerce and advertising opportunities.

 Home Video Distribution

    Rental

      We intend to release approximately three titles per month into the home video rental market. In addition to our theatrically released films, we anticipate producing or acquiring for home video rental distribution 24 to 26 titles which are not theatrically released per year. These non-theatrically released titles are selected from genres that in the past have demonstrated greater consumer rentals such as action, thrillers, suspense and urban, or which have built-in audience awareness, such as sequels and pay television premieres. By targeting our titles within those genres that perform well for rental retailers, we believe that we have established strong relationships with our key retailers.

      We have developed several initiatives to increase our rental sales and position ourselves for the potential advantages of home entertainment rental revenue sharing. We have pursued additional shelf space through the implementation of copy depth programs that allow retailers to receive additional cassettes if they maintain or increase the number of copies that they purchase. In addition, we have actively marketed our rental titles, not just to video retailers but also to the renting public. For example, we will often create new and distinct packaging for rental titles and obtain consumer and retailer reactions to the packaging in advance of release. We also have developed marketing programs that encourage rental transactions on our titles. For example, to promote the rental of The Blair Witch Project, we developed a companion product entitled Sticks and Stones that was given to customers as a free rental when they rented the title at Blockbuster stores. Sticks and Stones was created based on the Sci-Fi Channel special Curse of the Blair Witch, but included exclusive new footage that was only available if The Blair Witch Project was rented.

      We are presently in discussions with retailers regarding revenue sharing arrangements. These arrangements typically involve retailers agreeing to lease a pre-negotiated number of copies of a title based on theatrical box office performance and to pay a pre-negotiated percentage of the rental revenues generated from those titles. As revenue sharing programs are implemented, we intend to reduce advertising directed to retailers and focus our marketing to consumers in order to increase rental transactions. Although no assurance can be given, in part because of the recent introduction of these arrangements in the industry, we believe that revenue sharing arrangements have the potential to increase our revenues from the home video rental market, although these revenues may be received over a longer period of time, by allowing us to participate in increased revenues from successful titles.

    Sell-Through

      After rental exploitation of titles takes place, we re-price and promote titles directly for sale. New sell- through titles are marketed and distributed along with our library utilizing our retail direct capabilities. See "Business -- Library -- Improved Home Entertainment Distribution."

      We have recently begun distributing to Internet retailers, including Amazon.com, Reel.com and BigStar.com, as well as through our own home site, Artisanent.com. We have experienced rapid sales growth through these retail channels, and we intend to continue our aggressive push into online sales.

Domestic Pay Television

      In July 1997, we entered into an agreement whereby Showtime Networks licenses all of our theatrical releases for the domestic pay television window. In December 1998, we extended the agreement with Showtime, granting them rights to our product released theatrically prior to December 2003, and renegotiated the economics of the agreement with terms that are more favorable to us than the July 1997 agreement. Our pay television revenues are guaranteed through a formula based upon United States performance of theatrical rentals.

Domestic Basic Cable and Free Television

      We distribute our feature motion pictures to United States networks and basic cable networks such as F/X, TNT and USA Network in exchange for a licensing fee. We also generate revenues by granting syndication licenses on cash and barter bases through sales agents. Barter syndication allows the television stations to license our product in exchange for a portion of the local commercial air time. Through our sales agents, we sell the inventory of commercial air time to advertisers on a national basis, while the television stations retain a portion of the commercial air time for local advertisers.

International Distribution

      For 1999, we derived 13.6% of all of our revenues from international distribution. We generally pre-sell our foreign rights to our current motion pictures on a territory by territory basis through output agreements with third parties, facilitated by our international sales agent, Summit Entertainment.

      We have entered into output agreements for distribution in all media with various distributors worldwide, such as Alliance Atlantis Entertainment in Canada and the United Kingdom, Highlight Communications in Germany and Austria, and Laurenfilm in Spain. These agreements require the distributors to pay an advance as a fixed percentage of the negative cost of an individual film to us in exchange for the exclusive distribution rights to that film in that distributor's local territory.

      In March 1998, we entered into an agreement with Summit Entertainment, which we believe to be one of the leading independent international sales organizations. Through this deal, Summit Entertainment became the exclusive sales agent for our product for a five-year period and receives an agency fee for its services. Pursuant to this agreement, Summit Entertainment assists in the negotiation of foreign output agreements for our product with sub-distributors, represents us at film festivals and oversees our foreign sales, marketing and collection activities. Sub-distributors pay us an advance and then recoup the advance and fees and expenses from gross receipts. We pay Summit Entertainment a commission on all cash collected from foreign territories, excluding Canada. Our relationship with Summit Entertainment has historically reduced our financial exposure by preselling 67% of our greenlighted budget prior to release. We also acquired a minority equity interest in Summit Entertainment, as well as the option, which expires in April 2003, to purchase the entire remaining interest.

Competition

      Motion picture production and distribution are highly competitive businesses. We compete with the major studios, large diversified entertainment companies, independent motion picture and television production and distribution companies, companies in other industries which create alternative forms of leisure activities and other companies. Our principal competitors are companies that are part of large diversified corporate groups with a variety of operations, including studios, television networks and cable channels and distribution divisions. These competitors include Universal Pictures, Warner Brothers (including New Line Cinema and Castle Rock Entertainment), Twentieth Century Fox, Sony Pictures Entertainment (including Columbia Pictures and TriStar Pictures), Paramount Pictures, The Walt Disney Company (including Buena Vista, Touchstone and Miramax) and MGM (including Metro Goldwyn Mayer Pictures, United Artist Pictures, Orion Pictures and Goldwyn Entertainment Companies). We also compete with independent distribution companies, such as Destination Films Distribution Co., Inc., Lions Gate Films Production and Trimark Pictures, and independent producers such as New Regency Productions, Spyglass Entertainment Group and Mutual Film Company.

      All of our products, including titles in our existing library and our new theatrical releases, compete for viewers and public interest with all other filmed entertainment product in the marketplace. Whether distributing our products to the theatrical or home video market, we compete for advertising space and time. In particular, we face competition in our home entertainment distribution business for:


    .  shelf space for our product at retail and video rental stores; and

    .  the acquisition of existing libraries and selected titles.

      We face competition in our theatrical production and distribution business for:

    . the acquisition and exhibition of artistic properties, such as scripts, other literary material and independently produced films;

    . hiring writers, directors and other key talents and technical personnel; and

    . exhibition outlets, including movie theaters, broadcast television networks and cable television networks.

      Our larger, more diversified competitors often have stronger business relationships within the entertainment industry and significantly greater financial resources than our company. These companies have both the means of distributing their products and stable sources of earnings that offset fluctuations in the financial performance of their motion picture production operations. In addition, they may be more successful in library or script acquisition. The number of films or programs released or distributed by these or any of our other competitors in any given period may create an oversupply of product that may result in the reduction of our revenues in the various markets in which we compete.

      In recent years, independent motion picture production companies, like our company, have played an increasingly important role in the production of motion pictures. Independent motion picture production companies typically do not own production studios and typically produce fewer motion pictures at substantially lower average production costs than major studios. According to Paul Kagan Associates, over the past ten years the trend on the part of the major studios toward wide release blockbusters has led to a decline in profitability, while the efficiency and quality of smaller companies, like our company, has been on the rise. We believe this disparity is largely a result of extensive distribution systems that the major studios are required to maintain, which contributes to high cost structures.

Employees

      As of December 31, 1999, we had approximately 220 full-time employees and five temporary employees. Approximately 36 of our employees are currently covered by employment contracts. None of our employees are covered by collective bargaining agreements, and we believe that our employee relations are good.

Properties

      We currently have facilities in Santa Monica, California, New York, New York and Dallas, Texas. Our executive offices are located at 2700 Colorado Avenue in Santa Monica, California. Most of our employees are based out of the Santa Monica, California office, which also houses our screening room. Our New York offices are at 157 Chambers Street in the Tribeca district of Manhattan. The leases on both of these facilities expire in 2008. Upon bringing distribution in-house, we entered into a lease for our offices in Dallas, Texas for the purpose of theatrical distribution. The lease on this office expires in 2003. We also lease studio facilities and stages from unaffiliated parties on an as-needed basis in connection with the production of specific motion picture projects.

      We believe that our current facilities are adequate to conduct our business operations for the foreseeable future.

Regulation

      In 1994, the United States was unable to reach agreement with its major international trading partners to include audiovisual works, such as television programs and motion pictures, under the terms of the General Agreement on Trade and Tariffs Treaty. The failure to include audiovisual works under the treaty allows many countries, including members of the European Union, to continue enforcing quotas that restrict the amount of United States produced television programming which may be aired on television in those countries. The European Union Council of Ministers has adopted a directive requiring all member states of the European Union to enact laws specifying that broadcasters must reserve a majority of their transmission time, exclusive of news, sports, game shows and advertising, for European works. The directive does not itself constitute law, but must be implemented by appropriate legislation in each member country. In addition, France requires that original French programming constitute a required portion of all programming aired on French television. These quotas generally apply only to television programming and not to theatrical exhibition of motion pictures, but quotas on the theatrical exhibition of motion pictures could also be enacted in the future. There can be no assurance that additional or more restrictive theatrical or television quotas will not be enacted or that countries with existing quotas will not more strictly enforce those quotas. Additional or more restrictive quotas or more stringent enforcement of existing quotas could materially and adversely affect our business by limiting our ability to exploit fully our motion pictures internationally and, consequently, to finance our motion pictures.

      Distribution rights to motion pictures are granted legal protection under the copyright laws of the United States and most foreign countries, which laws provide substantial civil and criminal sanctions for unauthorized duplication and exhibition of motion pictures. We seek to take appropriate and reasonable measures to secure, protect and maintain or obtain agreements to secure, protect and maintain copyright protection for all of our motion pictures and television programming under the laws of applicable jurisdictions. Motion picture piracy is an international as well as a domestic problem. Motion picture piracy is extensive in many parts of the world, including South America, Asia, including Korea, China and Taiwan, the countries of the former Soviet Union and other former Eastern bloc countries. In addition to the MPAA, the American Film Marketing Association and the American Film Export Association monitor the progress and efforts made by various countries to limit or prevent piracy. In the past, these various trade associations have enacted voluntary embargoes of motion picture exports to some countries in order to pressure the governments of those countries to become more aggressive in preventing motion picture piracy. In addition, the United States government has publicly considered trade sanctions against specific countries which do not take steps to prevent copyright infringement of United States produced motion pictures. There can be no assurance that voluntary industry embargoes or United States government trade sanctions will be enacted. If enacted, these actions could impact the amount of revenues that we realize from the international exploitation of our motion pictures, depending upon the countries subject to that action and the duration of that action. If not enacted or if other measures are not taken, the motion picture industry, including that in the United States, may continue to lose an indeterminate amount of revenues as a result of motion picture piracy.

      The Code and Ratings Administration of the MPAA assigns ratings indicating age-group suitability for theatrical distribution of motion pictures. We have followed and will continue to follow the practice of submitting our pictures for these ratings. As a substantial number of our films are rated "R," under rules enforced by theatrical exhibitors, children under certain ages may attend the applicable motion picture only if accompanied by an adult.

      We are subject to the provisions of the so-called "trade practice laws" in effect in 25 states relating to theatrical distribution of motion pictures. These laws substantially restrict the licensing of motion pictures unless theater owners are first invited to attend a screening of motion pictures and, in some instances, also prohibit payment of advances and guarantees to motion picture distributors by exhibitors. Further, pursuant to various consent judgments, some motion picture companies are subject to specific restrictions on their trade practices in the United States, including a requirement to offer motion pictures for exhibition to theaters on a theater-by-theater basis and a prohibition against the ownership of theaters.

      United States television stations and networks as well as foreign governments impose content restrictions on motion pictures which may restrict in whole or in part exhibition on television or in a particular territory. There can be no assurance that these restrictions will not limit or alter our ability to exhibit some motion pictures in these media or markets.

Legal Proceedings

      We are the named defendant in a stockholder class action entitled Richard
C. Goodwin v. Artisan Entertainment Inc., et al. which was filed in United States District Court in the Southern District of New York in March 1999. The plaintiffs claim the company violated federal securities law by distributing an allegedly misleading proxy statement which inaccurately portrayed the financial situation of the company in connection with the July 1997 buyout of LIVE Entertainment Inc. by private investors. The court stayed the case pending the outcome of the plaintiff's appeal of a similar action against us based on substantially the same alleged facts in the Delaware state court which had been dismissed by the Delaware Court of Chancery in January 1999. In the action in the Delaware state court, the plaintiffs alleged breach of fiduciary duty in connection with the sale of LIVE Entertainment. The Delaware Supreme Court, in July 1999, denied the plaintiff's appeal in that action. We intend to file a motion to dismiss the federal action based on the time bar of the applicable statute of limitations and in part on the collateral estoppel of the Delaware Supreme Court decision. We have exceeded our self-insured retention under our directors and officers liability insurance policy. Our insurance carrier has agreed to fund 85% of litigation costs until a later determination by an arbitrator of the proper allocation for attorneys' fees incurred in defense of insured parties versus non-insured parties.

      In the matter entitled Barber v. Artisan Entertainment Inc., et al., filed in United States District Court, Central District of California in June 1999, the plaintiff has claimed over $10 million in monetary damages arising from, among other things, unfair competition, breach of implied contract and fraud based on plaintiff's claimed role as executive producer in connection with The Blair Witch Project. Pursuant to the acquisition agreement for The Blair Witch Project, we are indemnified for any losses arising from this claim, and our insurer has also agreed to defend and indemnify us under a reservation of its rights.

      On April 9, 1998, we filed an application at the U.S. Patent and Trademark Office to register "Artisan Entertainment" as a trademark and service mark. On June 15, 1998, Ernest Schultz submitted an application to register "Artisan Entertainment" in connection with an alleged video, motion picture and television business located in New York State. Schultz claims that the date he first used the mark "Artisan Entertainment" was February 19, 1997 in connection with all the goods and services claimed in the application. On May 10, 1999, Schultz filed a notice of opposition to our application for "Artisan Entertainment" and commenced an opposition proceeding. Our final reply brief to the opposition is required to be filed with the Trademark Trial and Appeal Board by December 15, 2000. In the event that we do not prevail on the merits or reach an amicable settlement, we may be restricted from using our current trade name in the United States.

      From time to time, we may be involved in litigation that arises in the normal course of our business operations. As of the date of this prospectus, other than as stated above, we are not a party to any other litigation that we believe could reasonably be expected to have a material adverse affect on our business, financial condition or results of operations.

                                   MANAGEMENT

Directors and Executive Officers

      The following table sets forth the name and position of each of the persons who will serve as our directors and executive officers upon the completion of this offering.

   Name                        Age                     Position
   ------------------------    ---     ----------------------------------------
   Mark A. Curcio               40     Chief Executive Officer and Director

   Amir J. Malin                45     President and Director

   William H. Block             45     President

   Ken Schapiro                 35     Executive Vice President and Chief
                                       Operating Officer, Artisan Pictures

   James E. Keegan              41     Executive Vice President and Chief
                                       Financial Officer

   Robert L. Denton             40     Senior Vice President, Finance and Chief
                                       Accounting Officer

   Nicolas A. van Dyk           31     Senior Vice President of Corporate
                                       Development and Strategic Planning

   Steve Beeks                  43     President, Artisan Home Entertainment

   Glenn Ross                   52     President, Family Home Entertainment

   Jeffrey Fink                 42     President, Sales and Marketing, Artisan
                                       Home Entertainment

   Geoffrey S. Rehnert          42     Director, Chairman

   Alan D. Gordon               43     Director, Vice Chairman

   Marc B. Wolpow               41     Director

   William S. Kirsch, P.C.      43     Director

   Jeremy Hogue                 27     Director

   Mitchell R. Julis            44     Director

   John H. Josephson            38     Director

   Kevin Magid                  36     Director

   Joseph O'Donnell             55     Director

      Mark A. Curcio was appointed Chief Executive Officer and director in July 1997. From 1995 to July 1997, he was Vice President of Bain & Company, a management consulting firm.

      Amir J. Malin was appointed President in July 1997 and will be appointed a director prior to the completion of this offering. From 1992 to 1997, Mr. Malin was President of October Films. From 1994 to 1997, he served as President and Chief Executive Officer of Millennium Pictures.

      William H. Block was appointed President in July 1997. From 1992 to 1997, Mr. Block served as head of West Coast operations for International Creative Management.

      Ken Schapiro joined our company in February 1998 as Executive Vice President. In February 1999, he was also named Chief Operating Officer of Artisan Pictures. From 1995 to 1998, he was the Executive Vice President of Morgan Creek Productions and Morgan Creek International.

      James E. Keegan joined our company as Executive Vice President and Chief Financial Officer in 1998. Prior to joining Artisan, he was Chief Financial Officer of Trimark Pictures, a position he held from 1989 to 1998.

      Robert L. Denton has served as Senior Vice President of Finance and Chief Accounting Officer since March 1996. He served as Vice President and Chief Accounting Officer from July 1990 to March 1996.

      Nicolas A. van Dyk has served as Senior Vice President of Corporate Development and Strategic Planning of our company since April 1998. He joined our company as Vice President of Corporate Development in July 1997. From 1995 to July 1997, Mr. van Dyk was an executive in the corporate strategic planning department of The Walt Disney Company.

      Steve Beeks joined our company as President of Artisan Home Entertainment in January 1998. Prior to joining our company, Mr. Beeks started Hallmark Home Entertainment as an independent home video distributor in 1994.

      Glenn Ross joined our company as President of Family Home Entertainment and Executive Vice President of Artisan Home Entertainment in January 1998. From 1995 to 1997, he was Senior Vice President of Hallmark Home Entertainment.

      Jeffrey Fink became President of Sales and Marketing for Artisan Home Entertainment in February 1998, and has served as Executive Vice President and Vice President in similar capacities since 1994.

      Geoffrey S. Rehnert has been a director since July 1997 and Chairman since January 2000. Mr. Rehnert is Co-Chief Executive Officer of the Audax Group, which he co-founded in July 1999. Previously, he was a Managing Director at Bain Capital, Inc., a leading private equity firm which he helped to start in 1984, and where he is currently a Special Limited Partner. While at Bain Capital, Mr. Rehnert helped to initiate the firm's leveraged acquisition investment business, served on over 25 boards of Bain Capital's portfolio companies, and was involved in most aspects of the firm's growth and evolution. Mr. Rehnert is also a director of Kollmorgen Corporation.

      Alan D. Gordon has been a director since July 1997 and Vice Chairman since January 2000. Mr. Gordon is President of Richland, Gordon & Co., founded in 1947, a nationally prominent private equity investment firm specializing in the acquisition, recapitalization or leveraged buyout of successful middle market companies. Mr. Gordon is also Chairman and Chief Executive Officer of AmeriSports Companies, L.L.C., a holding company dedicated to acquiring professional sports franchises and venues, as well as related leisuretime and recreational companies. AmeriSports presently owns the Triple A Nashville Sounds Baseball Club (Nashville, Tennessee).

      Marc B. Wolpow was appointed a director in January 2000. Mr. Wolpow is Co-Chief Executive Officer of the Audax Group, which he co-founded in July 1999. Previously, he was a Managing Director of Bain Capital, Inc., where he is currently a Special Limited Partner. From 1990 through 1997, Mr. Wolpow was engaged primarily in Bain Capital's private equity investment business. In late 1997, Mr. Wolpow established Sankaty Advisors, Inc., an affiliate of Bain Capital that invests in bank debt, high yield bonds, mezzanine loans and special situations.

      William S. Kirsch, P.C. was appointed a director in January 2000. He has been a partner of Kirkland & Ellis since 1987, and has provided legal services to our company and to the Audax Group. Mr. Kirsch is a member of Kirkland & Ellis' Management Committee and Finance Committee.

      Jeremy Hogue was appointed a director in January 2000. Mr. Hogue joined the Audax Group in 1999. In 1999, Mr. Hogue worked as an associate at Lehman Brothers. In 1998, he worked at the law firm of McDermott, Will & Emery.

      Mitchell R. Julis has been a director since July 1997. He is a founding partner and has been a managing director of Canyon Capital Advisors LLC since 1990.

      John H. Josephson will be appointed a director prior to the completion of this offering. Mr. Josephson has been a vice president and director of Allen & Company Incorporated since 1992. Mr. Josephson, on behalf of Allen & Company Incorporated, has provided consulting services to our company since 1998.
Mr. Josephson is also a director of SESAC Holdings, Inc., Norwood Promotional Products, Inc. and Medical Resources, Inc. He served as a director of October Films, Inc. following its initial capitalization in 1992 through 1998.

      Kevin Magid will be appointed a director prior to the completion of this offering. Mr. Magid joined the Audax Group as a Managing Director in January 2000. Since 1995, he worked as a Managing Director in the High Yield Group of CIBC World Markets Corp.

      John O'Donnell will be appointed a director prior to the completion of this offering. Mr. O'Donnell founded Boston Concessions Group, Inc. He also owns Allied Advertising Agency. He serves as a director of Applied Extrusion Technologies, Inc., Biddeford Textile Mills, Rochester Shoe Tree Company and Suffolk Downs Raceway.

      Our amended and restated articles of incorporation require us to have at least seven but not more than eleven directors. On the date of this prospectus, we have seven directors. Prior to the completion of this offering, we will appoint four additional directors for a total of eleven directors. The four new directors, as listed above, will be Messrs. Malin, Josephson, Magid and O'Donnell. All directors are elected and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or renewal, and at present, all members of the board of directors were elected pursuant to the terms of our stockholders agreement. See "Certain Relationships and Related Transactions". There are no family relationships between any of our directors or executive officers. Our executive officers are elected by and serve at the discretion of the board of directors.

Committees of the Boards of Directors

      The executive committee of our board of directors was established in February 2000. The executive committee will make recommendations to our board of directors on various matters and its recommendations will be subject to the approval of our board of directors. The members of the executive committee currently are Messrs. Rehnert, Wolpow, Gordon, Curcio and Malin. Mr. Rehnert serves as chairman of the executive committee. The executive committee is a subcommittee of our board of directors and its members will serve at the direction of and be designated by our board of directors.

      We will be forming an audit committee of our board of directors upon the closing of the offering. The audit committee will review, act on and report to our board of directors with respect to various auditing and accounting matters, including the recommendation of our independent auditors, the scope the annual audits, fees to be paid to the independent auditors and our accounting practices. The members of the audit committee will be Messrs. Kirsch and Josephson and an additional member to be designated by Audax Entertainment.
Mr. Kirsch will serve as the audit committee chairman.

      We will be forming a compensation committee of our board of directors upon the closing of the offering. The compensation committee will determine the salaries, benefits and stock options for our employees, consultants and directors. The members of the compensation committee will be Messrs. Rehnert, Wolpow and Gordon. Mr. Gordon will serve as the compensation committee chairman.

Compensation of Directors

      After the closing of the offering, employees of our company serving on the board of directors will not be entitled to receive any compensation for serving on the board. Following this offering, directors who are not employees of our company or who are not otherwise affiliated with us or our principal stockholders will receive compensation that is commensurate with arrangements offered to directors of companies that are similar to our company. Compensation arrangements for independent directors established by our board could be in the form of cash payments and/or option grants. All directors will be reimbursed for their out-of-pocket expenses incurred in connection with these services.

Compensation Committee Interlocks and Insider Participation

      We will be forming a compensation committee of our board of directors upon the closing of the offering. The compensation arrangements for each of our executive officers was established pursuant to the terms of the respective employment agreements between us and each executive officer. The terms of the employment agreements with Messrs. Curcio, Malin and Block were established between representatives of the private investors who acquired us in July 1997. The terms of the other employment agreements were negotiated with our company. Upon closing of the offering, any changes in the compensation arrangements of our executive officers will be determined by the compensation committee.

Executive Employment

      We have entered into employment agreements with each of Messrs. Curcio, Malin and Block. These agreements became effective in July 1997 and have terms which end December 31, 2002. Under their respective employment agreements, Messrs. Curcio, Malin and Block will receive:

    . an annual base salary of at least the following, increasing for inflation according to the terms of the agreements:

       Executive                                              Annual Base Salary
       ---------                                              ------------------
       Mark A. Curcio........................................      $475,000
       Amir J. Malin.........................................      $425,000
       William H. Block......................................      $425,000

    . an annual bonus of up to 50% of the executive's base salary, depending upon our achievement of operating targets as established each year by the three executives acting together as an operating committee and approved by our board of directors; and

    .  customary fringe benefits.

      Mr. Curcio also received 171,902 shares of common stock having a value of $250,000 at a nominal price. At the time of execution of his contract, Mr. Malin received a special signing bonus of $400,000 as an advance against net profits we expected to receive relating to films appearing on television.

      Messrs. Curcio, Malin and Block have options that entitle them to
       ,          and      shares of common stock, respectively, at an
exercise price of $     per share. These options are exercisable in five
percent increments every quarter for five years beginning from July 10, 1997.
Mr. Curcio also has options that entitle him to      shares of common stock at
an exercise price of $         per share.

      We also entered into similar employment agreements with Messrs. Steve Beeks and Glenn Ross. The agreements for Messrs. Beeks and Ross provide for employment through the end of the year 2000, plus a two-year extension for each executive at our option.

      Under their respective employment agreements, Messrs. Beeks and Ross have and will receive:

    .  an annual base salary of $250,000 in 1998, $275,000 in 1999, $302,500 in 2000, and if the agreements are extended two additional years, $347,875 in 2001 and $382,662 in 2002.

    . an annual bonus of up to 50% of the executive's base salary. The first 60% of this bonus is based on a sliding scale between 15% to 30% of base salary depending on what percent of the company's targeted EBIT is achieved as, established in advance by the board of directors in good faith. Twenty percent of the bonus is based upon achievement of a quantitative parameter decided upon annually by the executive and the operating committee. Twenty percent is within the sole discretion of the operating committee based upon the executive's qualitative "teamplayer" capacity, management skills and other criteria applied uniformly to other executives;

    .  signing bonuses of $200,000;

    . profit sharing plans in their contracts to receive up to twenty percent of our profits from our relationship with Hallmark, up to $300,000 per year; and

    .  customary fringe benefits.

      Additionally, we have granted these executives stock and stock options. Messrs. Beeks and Ross were each granted the right to purchase $250,000 worth
of common stock at a price of $   per share. In addition, each executive is
eligible for stock options which entitle them each to purchase       shares of
common stock at an exercise price of $   per share. These options vest at a
rate of 20% per year over a five-year period, and if the agreements are not extended beyond the year 2000 as provided for, any unvested options will vest immediately at the end of the term of the agreements.

      Under each of the employment agreements with Messrs. Curcio, Malin, Block, Beeks and Ross, if we terminate the executive's employment without cause or the executive terminates for good reason, the executive will be entitled to receive his then current base salary until the earlier of the remainder of the current term of employment or until he commences other employment. The executive has no duty to seek other employment, and if his new employer pays a lower base salary, we must pay him the difference for the remainder of the current term of our agreement. If the executive is terminated with cause, we have no further obligation to him.

      Further, under each of these employment agreements with Messrs. Curcio, Malin, Block, Beeks and Ross, each executive has agreed to:

    . not compete with us during his employment, and in the case of Messrs. Curcio, Malin and Block, not to compete with us for two years after the end of his employment with us;

    . assign to us all his rights to intellectual property he creates while employed by us;

    .  not disclose confidential information learned while employed by us;
       and

    . not solicit customers, vendors or employees from us after leaving our employment and, in the case of Messrs. Curcio, Malin and Block, not solicit such persons for two years after leaving our employ.

      We have entered into numerous other employment agreements with other members of our management.

Executive Compensation

      The following table sets forth the compensation for the fiscal year ended December 31, 1999, to the Chief Executive Officer and the other four most highly compensated executive officers serving as executive officers at December 31, 1999. For ease of reference, we refer to these executive officers throughout this section collectively as our "named executive officers."

        Summary Compensation Table for the Year Ended December 31, 1999

                               Fiscal              Bonus      Other Annual
Name and Position               Year  Salary ($)  ($)(1)   Compensation ($)(2)
-----------------              ------ ---------- --------- -------------------
Mark A. Curcio................  1999   523,688   1,000,000           --
  Chief Executive Officer
Amir J. Malin.................  1999   468,563   1,000,000           --
  President
William H. Block..............  1999   468,563     500,000           --
  President
Steve Beeks...................  1999   275,000     137,500       300,000
  President, Artisan Home
   Entertainment
Glenn Ross....................  1999   275,000     137,000       300,000
  President, Family Home
   Entertainment

--------
(1) Bonuses were paid to each named executive officer in January 2000 pursuant to the terms of each officer's employment agreement, and additional performance bonuses were also paid in January 2000 to Messrs. Curcio, Malin and Block for their contributions to our company in 1999.
(2) Other annual compensation for Messrs. Beeks and Ross consists of 20% of our profits from our relationship with Hallmark, up to $300,000 per year, pursuant to their respective employment agreements.

 Option Grants in Last Fiscal Year

      We did not grant any employee stock options to any of the named executive officers for the fiscal year ended December 31, 1999.

 Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

      The following table sets forth information for the named executive officers concerning options outstanding at the end of the last fiscal year. No named executive officer exercised any options during the last fiscal year.

                                                        Number of Securities
                                                       Underlying Unexercised
                                                     Options at Fiscal Year End
                                                     ---------------------------
   Name                                              Unexerciseable Exerciseable
   ----                                              -------------- ------------
   Mark A. Curcio...................................
   Amir J. Malin....................................
   William H. Block.................................
   Steve Beeks......................................
   Glenn Ross.......................................

Limitation on the Deductibility of Compensation under Section 162(m)

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly held corporation for compensation in excess of $1 million paid in any fiscal year to the named executive officers. Section 162(m) further provides, however, that compensation will not be subject to the deduction limit if:

    . the compensation is paid for the attainment of one or more performance goals;

    . the performance goals are determined by a compensation committee of the board of directors comprised solely of two or more independent directors;

    . the material terms of compensation and performance goals are disclosed to the shareholders and approved by a majority of the vote in a separate shareholder vote before the payment of compensation; and

    . before the payment of compensation, the compensation committee certifies that the performance goals and other material terms of compensation have been satisfied.

      Any compensation that meets the foregoing requirements is referred to as "performance-based compensation."

      In the case of a privately held corporation that undergoes an initial public offering, the Treasury Regulations under Section 162(m) provide that the deduction limit does not apply to any compensation paid during a specified reliance period, pursuant to a plan or agreement that existed while the corporation was privately held, if the prospectus accompanying the initial public offering discloses these plans and agreements in accordance with the applicable securities laws. The reliance period terminates on the earliest to occur of:

    .  the expiration of the plan or agreement;

    .  the material modification of the plan or agreement;

    . the issuance of all stock and other compensation allocated under the plan; and

    . the first meeting of the shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurs.

      In the case of stock options, the reliance period applies to the date of grant and not exercise.

      As this prospectus has disclosed, in accordance with the applicable securities laws, the terms of any compensation plan or agreement applicable to its executive officers and in effect prior to the offering, we believe any compensation paid or options granted pursuant to these plans or agreements during the reliance period will not be subject to the deduction limit of
Section 162(m). However, compensation paid and options granted after the reliance period to a named executive will be subject to the limitations of
Section 162(m) unless it qualifies as performance-based compensation. In general, any salary paid after the reliance period, including salary paid pursuant to an employment agreement, will not qualify as performance-based compensation and will be subject to Section 162(m). With respect to the bonus interests, we believe we have structured them to qualify as performance-based compensation. Therefore, we believe that any payments after the reliance period pursuant to the bonus interests should not be subject to Section 162(m), although there is no assurance that this conclusion may not be challenged by the taxing authorities. Similarly, we intend to structure any options granted under the 2000 Stock Option Plan to named executives after the reliance period to qualify as performance-based.

      We have the authority to award non-deductible compensation as we deem appropriate. In addition, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the Treasury Regulations issued thereunder, we can give no assurance that compensation we intend to satisfy the requirements for deductibility under Section 162(m) will so qualify.

Employee Benefit Plans

 1997 Stock Option Plan

      Our board of directors adopted a stock option plan in July 1997 in connection with our restructuring and leveraged buyout by private investors. The plan provided all employees designated by our board of directors the ability to purchase shares of our common stock. The plan is administered by our board of directors. The board may impose as a condition of exercise of the options, that if the shares have not been registered under the Securities Act of 1933, as amended, any restrictions on transfer that the board sees appropriate.

      As of the date of this prospectus,    options for common stock had been
issued under to this plan. Because our board of directors intends to adopt a new stock option plan prior to the consummation of this offering, no further options will be granted under this plan.

 2000 Stock Option Plan

      We intend to adopt a new stock option plan prior to the consummation of this offering. The plan will provide all employees designated by our board of directors the ability to purchase shares of our common stock. The plan will be administered by our board of directors on the terms specified by our board of directors and approved by our stockholders prior to the closing of this offering.

Indemnification Agreements with Our Directors

      Prior to the closing of this offering, we intend to enter into indemnification agreements with each of the persons who serves or will serve on our board of directors after completion of the offering. Under these agreements, we will agree to provide for indemnification of our directors to the full extent permitted under Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. We will also agree to make mandatory advances of expenses incurred by any of our directors in connection with any action taken against our directors in which we have agreed to provide indemnification. We will also agree to provide reasonable directors' and officers' liability insurance coverage. These agreements will be binding agreements between us and each of our directors, and thus will prevent us from modifying our indemnification policy in a way that would be adverse to any director who is a party to such an agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Reclassification

      We currently have eight classes of common stock, designated as classes 1 through 7 of class A common stock and class L common stock. The seven classes of class A common stock are identical, except for variances in voting rights pertaining to election of directors. The class L common stock does not have voting rights and each share of class L common stock is entitled to a preferential payment upon any distribution by us to holders of our capital stock, whether by dividend, liquidating distribution or otherwise, equal to the original cost of that share plus an amount which accrues on a daily basis at a rate of 12.5% per annum, compounded quarterly. This preferential amount is referred to for convenience as the "preference amount." On December 31, 1999,
the preference amount was $2,580 per share of class L common stock. On        ,
2000, the expected effective date of this offering, the preference amount will
be $     per share of class L common stock. The class L common stock is otherwise identical to the class A common stock.

      Prior to the closing of this offering, our name will change from Film Holdings Co. to Artisan Entertainment Inc., and we will amend and restate our certificate of incorporation to provide for a single class of common stock. In addition, prior to the closing of this offering:

    . each share of the seven classes of class A common stock will become one share of common stock; and

    . each share of class L common stock will become one share of common stock, plus an additional number of shares of common stock determined by dividing the preference amount by the value of a share of common stock based on the initial public offering price, net of any expenses incurred and underwriting commission paid in connection with the offering.

Amended and Restated Stockholders Agreement

      Prior to the closing of this offering, our existing stockholders intend to enter into an amended and restated stockholders agreement, modifying the original stockholders agreement which bound all of our stockholders and was made effective on July 9, 1997. The amended and restated stockholders agreement will provide that it can only be amended, modified, waived or terminated by written agreement signed by Audax Entertainment and that CanPartners Investments IV, LLC must also consent to any amendment, modification, waiver or termination in writing if its rights or obligations will be adversely affected. The amended and restated stockholders agreement also will provide for the following:

 Voting Agreement

      All of our existing stockholders have agreed to vote their shares for directors as designated by Audax Entertainment, one director designated by Alan
D. Gordon, and one director designated by CanPartners. All of our existing stockholders have also agreed to vote their shares with Audax Entertainment on all matters by granting Audax Entertainment a voting proxy for all of the stockholders' shares. Removal of a director designated by Audax Entertainment, Mr. Gordon or CanPartners shall only be with consent of such stockholder.

 Transfer Restrictions

      Throughout the term of the stockholders agreement, the stockholders may only transfer their shares of common stock to permitted transferees. When a stockholder transfers its shares of stock, its permitted transferees must agree to be bound by the terms of the stockholders agreement.

 Lock-up Period

      After a registration for a public offering such as this registration in connection with this offering, all stockholders who are bound by the stockholders agreement are prevented from selling any of their shares of stock for the shorter of either 180 days after the registration, or for the shortest period of time applicable to any affiliate (as defined under the Securities Act of 1933) who is deemed a selling stockholder pursuant to the registration statement. This is independent of any lock-up period an underwriter may require.

 Registration Rights

      Demand Registration

      In some circumstances, any stockholder or group of stockholders who owns at least 25% of the shares that were held by Mr. Gordon or Audax Entertainment on the date of the amended and restated stockholders agreement, may demand that their stock be registered. However, we only have to honor that demand in specific circumstances, including if we have not already effected five or more of any form of registration or three or more of any form of registration other than those on Form S-3. Any stockholder or group of stockholders who owns at least 25% of the shares originally owned by CanPartners may demand that their stock be registered, but we only have to honor that demand if we have not previously effected three or more registrations. These demand registration rights will expire five years after this offering.

    Piggyback Registration

      In some circumstances, the stockholders may be entitled to include all or part of their shares in a registration we initiated. However, the stockholders have no right to have their shares registered in connection with an employee benefit plan or an acquisition or merger.

Loans to Executive Officers

      We have made loans to Messrs. Curcio, Malin and Block in connection with our granting of stock pursuant to their employment agreements for principal amounts of $600,000, $200,000 and $500,000, respectively. The loans bear interest at a rate of 6% per annum and are secured by the stock issuable upon the exercise of options. The loans mature on July 10, 2001, but may accelerate if the executive attempts to transfer the stock collateral, enters into bankruptcy, terminates his employment or is terminated by us for cause. The following table sets forth the number of shares of stock each executive is using as security:

     Name                                                           Common stock
     ----                                                           ------------
     Mark A. Curcio................................................
     Amir J. Malin.................................................
     William H. Block..............................................

      Each executive has transferred the stock collateral to us to hold until repayment of the loan. While each executive retains the right to vote his shares as long as he has not defaulted on his loan, we retain any distributions as additional collateral on the loans. None of the executives can transfer or pledge or encumber (other than as collateral for the loans) any interest in this collateral without our prior written consent.

      If an executive defaults on his loan, we will have the right to vote the stock ourselves after giving notice to the executive sue to collect the stock, to sell the stock and/or to change it into our name. If we were to sell some of the stock collateral upon a default by an executive, we would have to give that executive five days notice before we sold it.

Transactions with CanPartners Investments IV, LLC

      After giving effect to the offering, CanPartners will be a beneficial
owner of   % of our common stock and will have appointed one director, Mitchell
R. Julis, to our board. Mr. Julis, a partner and managing director of
CanPartners, is a beneficial owner of   % of our common stock. In October 1999,
CanPartners acquired 12.5% of the outstanding equity interests in AFI, in a private placement of all equity interests of AFI. In connection with AFI's formation and private placement offering, we entered into agreements with AFI in which we have agreed to invest in and have an active distribution and production role in theatrical films which AFI acquires pursuant to these arrangements. AFI is a special purpose trust dedicated to the theatrical film production and distribution financing and other arrangements it has with our company.

      Pursuant to these arrangements, we have agreed to:

    . present AFI with the opportunity to acquire all feature length films that we control that meet detailed criteria, with a commitment to provide a minimum of eight qualifying feature length films by October 13, 2002;

    . make an investment in, and provide financing for, some of the production and distribution costs for films which AFI acquires; and

    . be actively involved in the production of all films which AFI acquires and be the exclusive distributor of these films.

      In exchange for our investment and other involvement in these arrangements, we receive an exclusive distribution agreement, a distribution fee and a participation interest in each film AFI acquires. Through these arrangements with AFI, we will be provided with an external source of capital willing to share in the risks of producing and marketing feature films. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Transactions with Allen & Company

      In February 1998, we entered into a consulting agreement with Allen & Company. John H. Josephson, who will be appointed a director of our company
prior to the completion of this offering, is a   % owner of Allen & Company.
Under the consulting agreement, Allen & Company agreed to provide financial consulting services to us in exchange for options for 500,000 shares of our class A common stock, vesting at a rate of 20% per annum over five years. In July 1999, we terminated the consulting agreement pursuant to its terms, and Allen & Company's options immediately vested, 40% of which are currently exercisable and the remaining 60% of which become exercisable in equal installments in February of each of the next three years.

      In addition, in February 1998 we entered into an agreement with Mr. Josephson under which we granted him options for 25,000 shares of our class A common stock and he agreed to serve on our board of directors.

Other Transactions

      William S. Kirsch, P.C., a partner of Kirkland & Ellis, is a member of our board of directors. Kirkland & Ellis, from time to time, represented and may continue to represent us, as well as Audax Entertainment, L.P., with various legal matters.

      Some partners of Kirkland & Ellis are partners in Randolph Street
Partners, which owns      shares of our common stock.

                       PRINCIPAL AND SELLING STOCKHOLDERS

      The following table provides information with respect to the beneficial ownership of our common stock, as of December 31, 1999 and after giving effect to the reclassification and this offering as if they occurred on December 31, 1999 by:

    . each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the common stock;

    .  each of our directors;

    .  each of our executive officers; and

    .  all directors and executive officers as a group.

      Except as otherwise noted and subject to community property laws, the persons or entities in this table have sole voting and investment power with respect to all the shares of common stock owned by them. Unless otherwise provided herein, the street address of each named beneficial owner is 2700 Colorado Boulevard, 2nd Floor, Santa Monica, California 90404.

                             Prior to this offering                    After this
                                     (1)(2)                           offering (1)
                          ----------------------------               --------------
                          Shares of  Shares of
                           class A    class L
                            common    common             Shares of     Shares of
                            stock      stock           common stock   common stock
                          ---------- ---------         being sold in --------------
    Beneficial Owner        Number    Number   Percent this offering Number Percent
    ----------------      ---------- --------- ------- ------------- ------ -------
Audax Entertainment,
 L.P. (3)...............   3,337,022  370,781   35.98%
Geoffrey S. Rehnert
 (4)....................   3,337,022  370,781   35.98%
Marc B. Wolpow (5)......   3,337,022  370,781   35.98%
Alan D. Gordon (6)......   2,140,404  237,823   23.08%
CanPartners Investments
 IV, LLC (7)............   1,525,095  169,455   16.44%
Mitchell R. Julis (8)...   1,525,095  169,455   16.44%
William H. Block (9)....     810,250   56,000    8.16%
Mark A. Curcio (10).....     789,398   44,324    7.79%
Amir J. Malin (11)......     527,170   24,547    5.20%
John H. Josephson (12)..      85,200    4,349       *
Ken Schapiro (13).......      63,612    2,988       *
Steve Beeks (14)........      51,770   13,207       *
Glenn Ross (15).........      51,770   13,207       *
Jeff Fink (16)..........      49,159    2,241       *
Nicolas van Dyk (17)....      37,123    1,494       *
Robert L. Denton (18)...      36,652    2,241       *
James Keegan (19).......      16,335      --        *
William S. Kirsch, P.C.
 (20)...................       6,972      775       *
Jeremy Hogue (21).......         --       --      --
Kevin Magid (22)........         --       --      --
Joseph O'Donnell(23)....         --       --      --
All directors and
 executive officers as a
 group (19 persons).....  10,006,876  943,432   92.97%

--------
  * Denotes ownership of less than one percent.

                                    Footnotes to table appear on following page.

Footnotes to table from previous page.

 (1) Includes the number of shares and percentage ownership represented by the shares determined to be beneficially owned by a person in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of January 1, 2000. These shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by that person. These shares are not deemed outstanding, however, for the purposes of computing the percentage ownership of any other person.

 (2) Shares of class A and class L common stock do not reflect fractional shares which are not included for ease of presentation.

 (3) The address of Audax Entertainment, L.P. is 101 Huntington Avenue, Boston, MA 02199.

 (4) Represents 3,337,022 shares of class A common stock and 370,781 shares of class L common stock beneficially owned by Audax Entertainment, L.P. prior
     to, and      shares of common stock owned after, the consummation of the offering. Mr. Rehnert is one of two members of the general partner of Audax Entertainment. The address of Mr. Rehnert is c/o Audax Entertainment, L.P., 101 Huntington Avenue, Boston, MA 02199.

 (5) Represents 3,337,022 shares of class A common stock and 370,781 shares of class L common stock beneficially owned by Audax Entertainment, L.P. prior
     to, and      shares of common stock owned after, the consummation of the offering. Mr. Wolpow is one of two members of the general partner of Audax Entertainment. The address of Mr. Wolpow is c/o Audax Entertainment, L.P., 101 Huntington Avenue, Boston, MA 02199.

 (6) Includes 48,804 shares of class A common stock and 5,423 shares of class L common stock beneficially owned by the Gordon Dynasty Trust, which is a trust that Mr. Gordon established for the benefit of his children. Mr. Gordon disclaims beneficial ownership of the shares held by the Gordon Dynasty Trust. The address of Mr. Gordon is c/o Richland, Gordon & Co., 233 South Wacker Drive, Suite 9330, Chicago, Illinois 60606.

 (7) The address of CanPartners Investments IV, LLC is c/o Canyon Capital Advisors LLC, 9665 Wilshire Boulevard, Suite 200, Beverly Hills, CA 90212.

 (8) Represents 1,525,095 shares of class A common stock and 169,455 shares of class L common stock beneficially owned by CanPartners Investments IV, LLC
     prior to, and      shares of common stock owned after the consummation of
     the offering. Mr. Julis has shared investment power over the shares held by CanPartners Investments IV, LLC by virtue of his position as a control person of Canyon Capital Advisers, LLC, a registered investment adviser. The address of Mr. Julis is c/o CanPartners Investments IV, LLC, c/o Canyon Partners, Inc., 9665 Wilshire Boulevard, Suite 200, Beverly Hills, California 90212.

 (9) Includes 306,250 shares of common stock issuable upon the exercise of stock options exercisable prior to or within 60 days of January 1, 2000. Excludes 318,750 shares of common stock issuable upon the exercise of stock options that are not exercisable prior to or within 60 days of January 1, 2000.

(10) Includes 390,482 shares of common stock issuable upon the exercise of stock options exercisable prior to or within 60 days of January 1, 2000. Excludes 406,420 shares of common stock issuable upon the exercise of stock options that are not exercisable prior to or within 60 days of January 1, 2000.

(11) Includes 306,250 shares of common stock issuable upon the exercise of stock options exercisable prior to or within 60 days of January 1, 2000. Excludes 318,750 shares of common stock issuable upon the exercise of stock options that are not exercisable prior to or within 60 days of January 1, 2000.

(12) Includes 10,000 shares of common stock issuable upon the exercise of stock options exercisable prior to or within 60 days of January 1, 2000 which are held by Mr. Josephson and 50,000 shares of common stock issuable upon the exercise of stock options prior to or within 60 days of January 1, 2000 which are held by Allen & Company. Excludes 150,000 shares issuable upon the exercise of stock options that are exercisable prior to or within 60 days of January 1, 2000 and 225,000 shares that are not exercisable prior to or within 60 days of January 1, 2000, all of which are held by Allen & Company and with respect to which Mr. Josephson disclaims beneficial ownership. Also excludes 15,000 shares of common stock issuable upon the exercise of stock options that are not exercisable prior to or within 60 days of January 1, 2000 which are held by Mr. Josephson and excludes 75,000 shares of common stock issuable upon the exercise of stock options that are not exercisable prior to or within 60 days of January 1, 2000 which are held by Allen & Company. The address of Mr. Josephson is c/o Allen & Company, 711 5th Avenue, New York, New York 10022.

(13) Includes 36,732 shares of common stock issuable upon the exercise of stock options exercisable prior to or within 60 days of January 1, 2000. Excludes 59,932 shares of common stock issuable upon the exercise of stock options that are not exercisable prior to or within 60 days of January 1, 2000.

(14) Includes 28,999 shares of common stock issuable upon the exercise of stock options exercisable prior to or within 60 days of January 1, 2000. Excludes 43,449 shares of common stock issuable upon the exercise of stock options that are not exercisable prior to or within 60 days of January 1, 2000.

(15) Includes 28,999 shares of common stock issuable upon the exercise of stock options exercisable prior to or within 60 days of January 1, 2000. Excludes 43,499 shares of common stock issuable upon the exercise of stock options that are not exercisable prior to or within 60 days of January 1, 2000.

(16) Includes 28,999 shares of common stock issuable upon the exercise of stock options exercisable prior to or within 60 days of January 1, 2000. Excludes 43,499 shares of common stock issuable upon the exercise of stock options that are not exercisable prior to or within 60 days of January 1, 2000.

(17) Includes 23,683 shares of common stock issuable upon the exercise of stock options exercisable prior to or within 60 days of January 1, 2000. Excludes 24,649 shares of common stock issuable upon the exercise of stock options that are not exercisable prior to or within 60 days of January 1, 2000.

(18) Includes 16,492 shares of common stock issuable upon the exercise of stock options exercisable prior to or within 60 days of January 1, 2000. Excludes 30,629 shares of common stock issuable upon the exercise of stock options that are not exercisable prior to or within 60 days of January 1, 2000.

(19) Includes 16,335 shares of common stock issuable upon the exercise of stock options exercisable prior to or within 60 days of January 1, 2000. Excludes 46,493 shares of common stock issuable upon the exercise of stock options that are not exercisable prior to or within 60 days of January 1, 2000.

(20) Represents 6,972 shares of class A common stock and 775 shares of class L common stock beneficially owned by Randolph Street Partners. William S. Kirsch is a partner of Kirkland & Ellis and of Randolph Street Partners. The address of Mr. Kirsch is c/o Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601.

(21) The address of Mr. Hogue is c/o Audax Entertainment, L.P., 101 Huntington Avenue, Boston, MA 02199.

(22) The address of Mr. Magid is c/o Audax Entertainment, L.P., 101 Huntington Avenue, Boston, MA 02199.

(23) The address of Mr. O'Donnell is c/o Boston Concessions Group, 111 Sixth Street, Cambridge, MA 02143.

                      DESCRIPTION OF SELLING STOCKHOLDERS

     We have agreed to register      shares of common stock for resale by the
selling stockholders, including        shares which will be available only to
cover over-allotments. The shares being offered by the selling stockholders were acquired from us pursuant to private placements, various employment and consulting agreements and the 1997 Stock Option Plan. The following paragraphs provide, as of December 31, 1999, information regarding the selling stockholders.

Audax Entertainment, L.P.

     Audax Entertainment owned      shares of common stock prior to this
offering, and will offer      shares for sale as part of this offering,
including      shares which will be available only to cover over-allotments.

     After this offering, Audax Entertainment will own:

    .        shares of common stock, representing   % of our outstanding
       common stock, if the underwriters' over-allotment option is not exercised, or

    .        shares of common stock, representing   % of our outstanding
       common stock, if the underwriters' over-allotment option is exercised in full.

     Audax Entertainment acquired its shares of capital stock of our company from certain affiliates of Bain Capital, Inc. on September 30, 1999, pursuant to an arrangement that the principal unitholders of Audax Entertainment, Messrs. Rehnert and Wolpow, had with Bain Capital upon their departure from Bain Capital. Bain Capital was among the group of private investors that formed our company to acquire LIVE Entertainment in July 1997. Mr. Rehnert identified and sourced Bain Capital's private equity investment in our company, and he managed that investment on behalf of Bain Capital, and now with Mr. Wolpow, on behalf of Audax Entertainment. Mr. Rehnert is the Chairman of our board of directors and Chairman of our board's executive committee, and Mr. Wolpow is a member of our board of directors. Mr. Rehnert was instrumental in recruiting the key members of our management team and has played an active role in developing our company's business strategy. Messrs. Rehnert and Wolpow are the sole members of the general partner of Audax Entertainment and are also founders of the Audax Group, L.P., an alternative asset money management firm based in Boston, Massachusetts. We believe that Audax Entertainment will continue to play an active role in developing and implementing our company's strategy and working closely with the management team to ensure effective operations.

Alan D. Gordon

     Alan D. Gordon owned      shares of common stock prior to this offering,
and will offer      shares for sale as part of this offering, including
shares which will be available only to cover over-allotments.

     After this offering, Mr. Gordon will own:

    .        shares of common stock, representing   % of our outstanding
       common stock, if the underwriters' over-allotment option is not exercised, or

    .        shares of common stock, representing   % of our outstanding
       common stock, if the underwriters' over-allotment option is exercised in full.

     Mr. Gordon played an instrumental role in our July 1997 going private transaction on behalf of Richland, Gordon & Co. Mr. Gordon is the President of Richland, Gordon & Co., founded in 1947, a nationally prominent private equity investment firm specializing in the acquisition, recapitalization or leveraged buyout of successful middle market companies. Mr. Gordon is the Vice Chairman of our board of directors. Since July 1997, Mr. Gordon has actively served as a business development arm and strategic and operational consultant to us, and we believe he will continue to play an active role in developing and implementing our company's strategy and working closely with the management team to ensure effective operations.

                          DESCRIPTION OF CAPITAL STOCK

General Matters

      The following description of provisions of our certificate of incorporation and our restated bylaws are summaries and are qualified by reference to the provisions of our amended and restated certificate of incorporation and our restated bylaws. Copies of these documents have been or will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The description of our capital stock reflects our capital structure upon the closing of this offering in accordance with the terms our of amended and restated certificate of incorporation.

      Upon completion of this offering, the total amount of our authorized
capital stock will consist of     shares of common stock with a par value of
$0.01 per share, and     shares of preferred stock with a par value of $.01 per
share.

      After giving effect to this offering, assuming an initial public offering
price of     per share, we will have     shares of common stock outstanding and
no shares of preferred stock outstanding. As of December 31, 1999, we had 37 stockholders of record with respect to our common stock.

      The amended and restated certificate of incorporation and restated bylaws contain provisions which are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and may have the effect of delaying, deferring or preventing a future takeover or change in control of Artisan unless such takeover or change in control is approved by our board of directors. See "Certain Relationships and Related Transactions."

Common Stock

      Following the offering, the issued and outstanding shares of common stock will be fully paid and nonassessable. Subject to the prior rights of the holders of any series of preferred stock, the holders of outstanding shares of common stock will be entitled to receive dividends out of assets legally available therefor at the time and in the amounts as the board of directors may from time to time determine. The shares of common stock will not be convertible and the holders thereof will have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of Artisan, the holders of common stock will be entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding. Each outstanding share of common stock will be entitled to one vote on all matters submitted to a vote of stockholders. There will be no cumulative voting.

      Application has been made to include the common stock on the Nasdaq National Market under the symbol "RTSN."

Preferred Stock

      Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in a series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Artisan before any payment is made to the holders of shares of common stock. The issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. There are not other shares of common stock outstanding, and we have no present intention to issue any additional shares of preferred stock.

Anti-Takeover Effects of Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Bylaws

      Following the consummation of this offering, we will be subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder" unless:


    . the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained that status;

    . upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    . on or subsequent to the date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

      A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Artisan and, accordingly, may discourage attempts to acquire Artisan.

      In addition, provisions of our certificate of incorporation and bylaws that will be in effect upon the closing of this offering and are summarized in the following paragraphs, may be deemed to have antitakeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. These provisions may also have the effect of preventing changes in our management.

      Our certificate of incorporation authorizes our board of directors to fill vacant directorships. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by that removal with its own nominees. Our certificate of incorporation and bylaws contain other provisions that may be deemed to have anti-takeover effects, such as the ability of Audax Entertainment to call special meetings and limit the maximum number of directors. These provisions could delay, deter or prevent a tender offer or takeover attempt. In addition, based on the current ownership of our common stock and the voting rights that attach to them, Audax Entertainment will be able to exercise control over all matters requiring approval by our stockholders, including the approval of significant corporate transactions.

      The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or percentage.

Limitations on Liability and Indemnification of Officers and Directors

      As permitted by applicable provisions of the Delaware General Corporation Law, our certificate of incorporation contains a provision eliminating, to the fullest extent permitted by Delaware law as it exists or may in the future be amended, the liability of a director to us and our stockholders for monetary damages for breaches of fiduciary duty as a director. However, in accordance with Delaware law, this provision does not limit the liability of a director for:

    . any breach of the director's duty of loyalty to us or our stockholders;

    . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    . payment of dividends, stock purchases or redemptions that violate Delaware law; or

    . any transaction from which the director derived an improper personal benefit. This limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

      We currently maintain insurance in the aggregate amount of $10 million on behalf of our officers and directors against any liability which may be asserted against any officer or director, subject to some customary exclusions. We intend to obtain additional insurance for an aggregate total of $ million of coverage prior to consummation of this offering.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is     . The
transfer agent's address is      and its telephone number is ( )   -   .

                        SHARES ELIGIBLE FOR FUTURE SALE

Shares Eligible for Future Sale

      Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock. After this offering is completed, the number of shares available for future sale into the public market will be subject to legal and contractual restrictions, some of which are described below. The lapsing of these restrictions will permit sales of substantial amounts of our common stock in the public market or could create the perception that these sales could occur, which could adversely affect the market price for our common stock. These factors could also make it more difficult to raise funds through future offerings of common stock.

      Immediately after this offering, there will be            shares of our
common stock issued and outstanding, assuming that no option holder exercises any outstanding stock options after the date of this prospectus. Of these
shares, the     shares of common stock to be sold in this offering will be freely transferable and may be sold without restriction or further registration under the Securities Act, except for any shares acquired by an affiliate of our company as defined in Rule 144 under the Securities Act. All of the remaining shares of common stock outstanding will be "restricted securities" within the meaning of Rule 144 and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144. All of the restricted shares are subject to the 180-day lock-up agreements described below.

Rule 144

      In general, under Rule 144, a person, or persons whose shares are aggregated, who has beneficially owned "restricted securities" for at least one year, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of our shares that does not exceed the greater of:

    . 1% of the then-outstanding shares of our common stock which will equal approximately shares immediately after the offering; or

    . the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of current public information about us. Commencing
90 days after the date of this prospectus,          shares of our common stock
will be eligible for resale under Rule 144.          of these shares are
subject to the 180-day lock-up agreements described below.

      A person who is not deemed an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned shares for at least two years would be entitled to sell shares following this offering under Rule 144(k) without regard to the volume limitations, manner of sale provisions or notice requirements of Rule 144.

Options

      We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of our common stock subject to outstanding stock options and our common stock issuable pursuant to our stock option plans. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the 180-day lock-up agreements described below, to the extent applicable.

Lock-up Agreements

      For a period of 180 days after the date of this prospectus, we, our executive officers, directors, the selling stockholders and substantially all of our other stockholders, have agreed, with some exceptions specified in the lock-up agreement, not to, without approval by Merrill Lynch, Pierce, Fenner & Smith Incorporated:

    . offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, pledge or otherwise dispose of or cause us or our affiliates to dispose of, file a registration statement under the Securities Act relating to, establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and rules and regulations thereunder, or publicly announce an intention to do any of the foregoing with respect to any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock; or

    . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise. See "Underwriting -- No Sales of Similar Securities."

Effect of Sales of Shares

      No prediction can be made as to the effect, if any, that future sales of shares of our common stock or the availability of shares for future sale will have on the prevailing market price for our common stock. Sales of substantial amounts of our common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to raise capital through an offering of equity securities.

                                  UNDERWRITING

General

      We intend to offer our common stock through a number of underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and ING Barings LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among our company, the selling stockholders and the underwriters, our company and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from our company and the selling stockholders, the number of shares of our common stock set forth opposite its name below.

                                                                        Number
     Underwriter                                                       of Shares
     -----------                                                       ---------
     Merrill Lynch, Pierce, Fenner & Smith
          Incorporated................................................
     Bear, Stearns & Co. Inc..........................................
     ING Barings LLC..................................................
                                                                         -----
          Total.......................................................
                                                                         =====

      In the purchase agreement, the several underwriters have agreed, subject to the terms and conditions set forth in that agreement, to purchase all of our shares of common stock being sold pursuant to the agreement if any of our shares of common stock being sold pursuant to the agreement are purchased. Under the purchase agreement, in the event of a default by an underwriter, in some circumstances, the purchase commitments of non-defaulting underwriters may be increased or the purchase agreement may be terminated.

      We have agreed to indemnify the underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to receipt of legal opinions and officers' certificates, or waiver of these conditions, as specified in the purchase agreement. The underwriters reserve the right to withdraw, cancel or modify offers and to reject orders in whole or in part.

Commissions and Discounts

      The representatives have advised our company and the selling stockholders that the underwriters propose initially to offer our shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to some dealers at that price less a concession not in
excess of $    per share of common stock. The underwriters may allow, and such
dealers may reallow, a discount not in excess of $    per share of common stock
on sales to some other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the per share and total public offering price, the underwriting discount to be paid by us and the selling stockholders to the underwriters and the proceeds before expenses to us and the selling stockholders. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                           Per  Without  With
                                                          Share Option  Option
                                                          ----- ------- ------
     Public offering price...............................  $      $      $
     Underwriting discount...............................  $      $      $
     Proceeds, before expenses, to Artisan...............  $      $      $
     Proceeds, before expenses, to the selling
      stockholders.......................................  $      $      $

      The expenses of this offering, exclusive of the underwriting discount,
are estimated at $       and are payable by us and the selling stockholders.

Over-allotment Option

      The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an
aggregate of           additional shares of our common stock from the selling
stockholders at the initial public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock being offered. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to some conditions specified in the purchase agreement, including the receipt of legal opinions and officers' certificates, to purchase a number of additional shares of our common stock proportionate to each underwriter's initial amount reflected in the above table.

Reserved Shares

      At our request, the underwriters have reserved for sale, at the initial
public offering price, up to        of the shares being offered to be sold to
some of our directors, officers and employees and other persons with whom we have specified relationships. The number of shares of our common stock available for sale to the general public will be reduced to the extent that those persons purchase these reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

      We, our executive officers and directors, the selling stockholders and substantially all of our other stockholders have agreed, with some exceptions, not to directly or indirectly engage in the following activities for a period of 180 days after the date of this prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated:

    . offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, pledge or otherwise dispose of or cause us or our affiliates to dispose of, file a registration statement under the Securities Act relating to, establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and rules and regulations thereunder, or publicly announce an intention to do any of the foregoing with respect to any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock; or

    . enter into any swap or other agreement or any other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

Quotation on the Nasdaq National Market

      Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, include the valuation multiples of publicly traded companies that the representatives believe to be comparable to us, some of our financial information, the history of, and the prospects for, us and the industry in which we compete, and an assessment of our management, its past and present operations, the prospects for, and timing of, our future revenues, the present state of our development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to this offering at or above the initial public offering price.

      The underwriters do not expect sales of our common stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered under this prospectus.

Price Stabilization and Short Positions and Penalty Bids

      Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and some selling group members to bid for and purchase our common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of our common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

      If the underwriters create a short position in our common stock in connection with this offering, i.e., if they sell more shares of our common stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing our common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

      The representatives may also impose a penalty bid on certain other underwriters and selling group members. This means that if the representatives purchase shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of this offering.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships with Underwriters

      Some of the underwriters and their affiliates from time to time have engaged in transactions with, and performed services for, our company and our affiliates, in the ordinary course of business for which they have received customary compensation, and may continue to do so in the future.

                                 LEGAL MATTERS

      Some of the legal matters in connection with the issuance of the common stock will be passed upon for Artisan by Kirkland & Ellis, Los Angeles, California and Chicago, Illinois. Some of the legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York. Kirkland & Ellis has, from time to time, represented and may continue to represent, some of the underwriters in connection with various legal matters, and Audax Entertainment, L.P., Artisan Entertainment Inc. and other affiliates in connection with various legal matters. William S. Kirsch, P.C., a partner of Kirkland & Ellis, Chicago, Illinois, is also a member of Artisan's board of directors.

      Some partners of Kirkland & Ellis are partners in Randolph Street
Partners, which owns        shares of common stock of Artisan.

                                    EXPERTS

      The consolidated financial statements of Artisan Entertainment Inc. for the period July 10, 1997 to December 31, 1997 and as of and for the years ended December 31, 1998 and 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of LIVE Entertainment Inc. for the period January 1, 1997 to July 9 , 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits and schedules) under the Securities Act, with respect to the common stock to be sold in the offering. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement, including the exhibits thereto, and the financial statements and notes filed as a part of the registration statement. With respect to each document filed with the Commission as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

      We will be filing quarterly and annual reports, proxy statements and other information with the Commission. Any reports or documents we file with the Commission, including the registration statement, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 (telephone number: 1-800-SEC-0330), and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661, and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of the reports or other documents may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a website that contains reports and other information that is filed through the Commission's Electronic Data Gathering Analysis and Retrieval System. The website can be accessed at http://www.sec.gov.

      We intend to furnish our stockholders annual reports containing financial statements audited by an independent accounting firm, and to make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Artisan Entertainment Inc. Audited Consolidated Financial Statements

Report of Independent Accountants........................................  F-2

Consolidated Balance Sheets as of December 31, 1998 and 1999.............  F-3

Consolidated Statements of Operations for the period July 10, 1997 to
 December 31, 1997 and for the years ended December 31, 1998 and 1999....  F-4

Consolidated Statements of Stockholders' Equity for the period July 10,
 1997 to December 31, 1997 and for the years ended December 31, 1998 and
 1999....................................................................  F-5

Consolidated Statements of Cash Flows for the period July 10, 1997 to
 December 31, 1997 and for the years ended December 31, 1998 and 1999....  F-6

Notes to Consolidated Financial Statements...............................  F-7

Report of Independent Accountants........................................ F-19

Consolidated Statement of Operations for the period January 1, 1997 to
 July 9, 1997............................................................ F-20

Consolidated Statement of Stockholders' Equity for the period January 1,
 1997 to July 9, 1997.................................................... F-21

Consolidated Statement of Cash Flows for the period January 1, 1997 to
 July 9, 1997............................................................ F-22

Notes to the Consolidated Financial Statements........................... F-23

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Artisan Entertainment Inc.:

The merger described in Note 1 to the financial statements has not been consumated at February 14, 2000. When it has been consumated, we will be in a position to furnish the following report:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Artisan Entertainment Inc. and its subsidiaries (the "Company") at December 31, 1998 and 1999, and the results of their operations and their cash flows for the period July 10, 1997 to December 31, 1997 and for the years ended December 31, 1998 and 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
Century City, California
January 28, 2000

                           ARTISAN ENTERTAINMENT INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              December 31,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
                                                             (in thousands)
                          ASSETS
Cash and cash equivalents.................................  $    451  $    761
Accounts receivable, net of allowances of $15,580 and
 $61,506 for 1998 and 1999, respectively..................    39,517    67,716
Inventories...............................................    15,296    20,170
Property and equipment, net...............................     5,730     8,392
Film costs, net...........................................   100,959   108,821
Other assets..............................................     8,640    11,436
Goodwill, net of accumulated amortization of $3,957 and
 $6,820 for 1998 and 1999, respectively...................    91,520    88,656
                                                            --------  --------
                                                            $262,113  $305,952
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable..........................................  $ 23,987  $ 23,774
Accrued expenses..........................................    14,419    36,643
Deferred revenues.........................................     6,079     6,131
Notes payable.............................................     3,905     4,262
Senior Subordinated Secured Notes, net of original issue
 discount of $2,227 and $1,837 for 1998 and 1999,
 respectively.............................................    12,773    13,163
Term loan.................................................    22,105    15,789
Revolving line of credit..................................   124,500   102,500
Film obligations payable..................................    28,534    61,411
Income taxes payable and deferred income taxes............     3,922     3,046
                                                            --------  --------
                                                             240,224   266,719
                                                            --------  --------
Stockholders' Equity
Class A Common Stock--$.001 par value; 11,671,902 (1998)
 and 13,412,404 (1999) shares authorized; 9,000,000 (1998)
 and 9,255,542 (1999) shares issued and outstanding.......         9         9
Class L Common Stock--$.001 par value; 1,000,000 (1998)
 and 1,049,754 (1999) authorized, issued and outstanding..         1         1
Additional paid-in capital................................    17,847    19,496
Stock subscriptions receivable............................    (1,300)   (1,300)
Retained earnings.........................................     5,332    21,027
                                                            --------  --------
                                                              21,889    39,233
                                                            --------  --------
                                                            $262,113  $305,952
                                                            ========  ========

        See accompanying notes to the consolidated financial statements.

                           ARTISAN ENTERTAINMENT INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                            For the Period   For the Years
                                            July 10, 1997   Ended December
                                                  to              31,
                                             December 31,  ------------------
                                                 1997        1998      1999
                                            -------------- --------  --------
                                                     (in thousands)
Net sales..................................    $66,663     $173,504  $383,293
Cost of sales..............................     50,309      131,030   313,975
                                               -------     --------  --------
  Gross profit.............................     16,354       42,474    69,318
                                               -------     --------  --------
Selling, general and administrative
 expenses..................................     10,301       25,988    36,191
                                               -------     --------  --------
Operating income...........................      6,053       16,486    33,127
Interest and other income..................        813          646       330
Interest expense...........................     (4,591)     (14,075)  (17,762)
                                               -------     --------  --------
Income before income taxes.................      2,275        3,057    15,695
Provision for income taxes.................        --           --        --
                                               -------     --------  --------
Net income.................................      2,275        3,057    15,695
                                               -------     --------  --------
Priority distributions due Class L Common
 Shares....................................      1,020        2,238     2,580
                                               -------     --------  --------
Net income allocable to Class A Common
 Shares....................................    $ 1,255     $    819  $ 13,115
                                               =======     ========  ========
Net income per Class A Common Share
  Basic....................................    $  0.14     $   0.09  $   1.43
  Diluted..................................       0.02         0.03      0.14

Pro forma net income per Common Share
 (unaudited)
  Basic....................................                          $
  Diluted..................................


        See accompanying notes to the consolidated financial statements.

                           ARTISAN ENTERTAINMENT INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                Common Stock
                         ---------------------------
                            Class A       Class L    Additional     Stock
                         ------------- -------------  Paid-In   Subscriptions Retained
                         Shares Amount Shares Amount  Capital    Receivable   Earnings  Total
                         ------ ------ ------ ------ ---------- ------------- -------- -------
                                                    (in thousands)
Balance at July 10,
 1997................... 9,000   $ 9   1,000   $ 1    $17,847      $(1,300)   $   --   $16,557
Net income..............                                                        2,275    2,275
                         -----   ---   -----   ---    -------      -------    -------  -------
Balance at December 31,
 1997................... 9,000   $ 9   1,000   $ 1    $17,847      $(1,300)   $ 2,275  $18,832
Net income..............                                                        3,057    3,057
                         -----   ---   -----   ---    -------      -------    -------  -------
Balance at December 31,
 1998................... 9,000   $ 9   1,000   $ 1    $17,847      $(1,300)   $ 5,332  $21,889
Stock issued............   256            50              917                              917
Compensatory stock
 options................                                  732                              732
Net income..............                                                       15,695   15,695
                         -----   ---   -----   ---    -------      -------    -------  -------
Balance at December 31,
 1999................... 9,256   $ 9   1,050   $ 1    $19,496      $(1,300)   $21,027  $39,233
                         =====   ===   =====   ===    =======      =======    =======  =======



        See accompanying notes to the consolidated financial statements.

                           ARTISAN ENTERTAINMENT INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          For the Years Ended
                                         For the Period      December 31,
                                        July 10,  1997 to --------------------
                                        December 31, 1997   1998       1999
                                        ----------------- ---------  ---------
                                                   (in thousands)
Operating Activities:
  Net income...........................     $  2,275      $   3,057  $  15,695
  Adjustments to reconcile net income
   to net cash provided by (used for)
   operating activities:
    Depreciation and amortization of
     property and equipment............          285            781      1,765
    Amortization of goodwill...........        1,230          2,727      2,864
    Amortization of loan fees and
     original issue discount...........          511          1,645      2,342
    Amortization of film costs.........       24,827         75,557    250,401
    Compensatory stock options.........          --             --         732
  (Increase) decrease in operating
   assets:
    Accounts receivable................       (4,477)       (38,061)   (28,199)
    Inventories........................       (1,885)        (4,414)    (4,874)
    Film costs.........................      (41,565)      (103,312)  (258,263)
    Other assets.......................        1,663         (2,214)    (4,748)
  Increase (decrease) in operating
   liabilities:
    Accounts payable, accrued expenses
     and deferred revenue..............        3,404          7,745     22,063
    Income taxes payable and deferred
     income tax........................          --          (1,186)      (876)
    Film obligations...................        1,610          2,784     32,877
                                            --------      ---------  ---------
    Cash provided by (used for)
     operating activities..............      (12,122)       (54,891)    31,779
Investing Activities:
  Investments..........................          --          (1,000)       --
  Acquisition of property and
   equipment...........................         (162)        (6,084)    (4,427)
                                            --------      ---------  ---------
    Cash used for investing
     activities........................         (162)        (7,084)    (4,427)

Financing Activities:
  Issuance of notes payable............          --           4,083      1,200
  Capital contribution.................          --             --         917
  Payments on refinanced debt..........      (42,046)           --         --
  Payments on term loan and notes
   payable.............................       (6,104)       (11,017)    (7,159)
  Net borrowings under revolving credit
   line................................       57,472         66,500    (22,000)
                                            --------      ---------  ---------
    Cash provided by (used for)
     financing activities..............        9,322         59,566    (27,042)
    Increase (decrease) in cash and
     cash equivalents..................       (2,962)        (2,409)       310
    Cash and cash equivalents at
     beginning of period...............        5,822          2,860        451
                                            --------      ---------  ---------
    Cash and cash equivalents at end of
     period............................     $  2,860      $     451  $     761
                                            ========      =========  =========
Supplemental Disclosure of Cash Paid
 for:
  Interest.............................     $  4,082      $  12,073  $  16,410
                                            ========      =========  =========
  Taxes................................     $     60      $   1,294  $     980
                                            ========      =========  =========


        See accompanying notes to the consolidated financial statements.

                           ARTISAN ENTERTAINMENT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Description of the Business and Summary of Significant Accounting
Policies

      On July 9, 1997, Film Holdings Co. ("Holdings" or the "Company"), a Delaware corporation, was formed with initial capitalization of $16,557,000 for the purpose of acquiring all of the common and preferred stock and refinancing certain debt of LIVE Entertainment Inc. ("LIVE"). LIVE, through its wholly owned subsidiaries LIVE Film and Mediaworks ("LFM") and LIVE International, was a diversified entertainment company engaged in the production and worldwide distribution of motion picture films in the theatrical, home video, television and ancillary markets and was also engaged in the production and distribution of television programs. The acquisition of LIVE by Holdings was effected by the merger of Film Acquisition Co., a wholly owned subsidiary of Holdings, into LIVE with LIVE as the surviving corporation. The total purchase price of $74,600,000 was funded through the initial equity capitalization and $42,046,000 of borrowings, which were collateralized by the assets of LIVE and acquired cash.

      The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based on their fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was approximately $95,500,000 and has been recorded as goodwill, which is being amortized on a straight-line basis over 35 years.

      Since April 1998, the Company has been doing business as Artisan Entertainment Inc. Prior to the closing of this offering, Film Holdings Co. will merge with Artisan Entertainment Inc., a wholly owned subsidiary, and will change its name from Film Holdings Co. to Artisan Entertainment Inc.

 Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries for the period July 10, 1997 to December 31, 1997 and for the years ended December 31, 1998 and 1999. All significant intercompany transactions have been eliminated.

 Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Accounts Receivable

      Accounts receivable represent amounts billed and currently due from customers, net of allowances for doubtful accounts, sales returns and advertising credits.

 Inventory Valuation

      The Company's inventory of duplicated video cassettes and boxes is stated at the lower of cost, determined by the first-in first-out ("FIFO") method, or market. All other inventories, which consist of blank video cassettes and accessories, are stated at the lower of cost, determined by using an average cost which approximates the FIFO method, or market.

 Property and Equipment

      Property and equipment are stated at cost and are depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the lesser of their estimated useful lives or the terms of the related leases.

                           ARTISAN ENTERTAINMENT INC.

Note 1--Description of the Business and Summary of Significant Accounting Policies (Continued)

 Film Costs

      Film costs include acquisition, production, print and exploitation costs which benefit future periods as well as interest and production overhead. Such costs are amortized, and participation expenses are accrued, in the proportion that revenue recognized during the year for each film bears to the estimated total revenues to be received from all sources under the individual film forecast method. Estimated total revenue and costs are reviewed and revisions to the amortization rates are recorded as necessary. Film costs are stated at the lower of unamortized cost or estimated net realizable value.

      Estimates of total revenues can change significantly due to a variety of factors, including the level of market acceptance of film and television products, advertising rates and subscriber fees. Accordingly, revenue estimates are reviewed periodically and amortization is adjusted if necessary. Such adjustments could have a material effect on results of operations in future periods.

 Debt Issue Costs

      Costs associated with obtaining debt financing have been capitalized as other assets and are amortized over the life of the related debt.

 Goodwill

      Goodwill, representing the excess of the purchase price over the fair value of the net assets of the acquired entities, is amortized on a straight-line basis over 35 years. The Company reviews its intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Impairment losses are recorded in the event that net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

 Income Taxes

      Income taxes are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," whereby deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Revenue Recognition

      Revenue from theatrical distribution is recognized as the films are exhibited. Revenue from home video distribution is recognized as products are shipped to customers. Revenue from free television and pay television license agreements are recognized when films are made available for exhibition. Distribution of the Company's films in foreign countries is primarily accomplished through the licensing of various distribution rights to subdistributors. The terms of licensing agreements with such subdistributors generally include the receipt of non-refundable guaranteed amounts by the Company and revenue thereon is recognized when films are available for exhibition. Cash collected in advance of the time of availability is recorded as deferred revenue.

                           ARTISAN ENTERTAINMENT INC.

Note 1--Description of the Business and Summary of Significant Accounting Policies (Continued)

      After completion, a typical theatrical film will generally be made available for license as follows:

                                                       Months After Approximate
                                                         Initial      Release
     Marketplace                                         Release       Period
     -----------                                       ------------ ------------
     Domestic theatrical..............................          --    1-6 months
     Domestic home video..............................   4-6 months          --
     Domestic pay-per-view............................   4-6 months     3 months
     Domestic pay television..........................  6-10 months 12-21 months
     Domestic network/basic cable..................... 30-36 months 18-36 months
     Domestic syndication............................. 30-36 months   3-15 years
     Foreign home video...............................  6-12 months          --
     Foreign television............................... 18-24 months 18-30 months

 Video Cassette and Disc Sales Revenue and Returns Recognition

      Revenue from video cassette and disc sales is generally recognized upon delivery to the customer. However, in accordance with industry practice, certain sales are made with the right to return unsold items. An allowance is provided for the gross profit impact of estimated future sales returns.

 Concentration of Credit Risk

      The Company licenses films and television programs and sells video cassettes to wholesalers and retailers worldwide. Credit is extended to wholesalers and retailers based on an evaluation of the customer's financial condition, and generally collateral is not required. Estimated credit losses are provided for in the financial statements.

      The Company places its temporary cash investments with high credit-quality financial institutions and limits the amount of credit exposure to any one financial institution. Generally, such investments mature within 30 to 90 days and therefore are subject to little risk. Since its inception, the Company has not incurred any losses related to these investments.

 Fair Values of Financial Instruments

      At December 31, 1999, the carrying value of the Company's financial instruments, which consist primarily of debt, approximates the fair value due to the variable nature of the interest on such debt.

 Use of Estimates

      The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

 Stock-Based Compensation

      The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the deemed fair value for accounting purposes of the Company's stock and the exercise price on the date of grant. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force 96-18.

                           ARTISAN ENTERTAINMENT INC.

Note 1--Description of the Business and Summary of Significant Accounting Policies (Continued)

 Earnings Per Share

      Earnings per share is computed by dividing the net income allocable to Class A common stockholders for the period by the weighted average number of Class A Common Shares outstanding. Diluted earnings per share amounts are based upon the weighted average number of common and common equivalent shares outstanding during the year. Common equivalent shares are excluded from the computation in periods in which they have an anti-dilutive effect. The difference between basic and diluted earnings per share for the Company is attributable to stock options and assumes conversion of Class L Common Shares. For the period July 10, 1997 to December 31, 1997 and for the years ended December 31, 1998 and 1999, options for 1,050,000, 1,807,373 and 1,421,104, respectively, were excluded from diluted earnings per share as their inclusion would be antidilutive.

                                                        For the Years Ended
                                     For the Period         December 31,
                                    July 10, 1997 to --------------------------
                                      December 31,                   Pro forma
                                          1997        1998   1999      1999
                                    ---------------- ------ ------- -----------
                                                                    (unaudited)
                                     (in thousands, except share and per share
                                                       data)
Earnings per Share:
Basic:
  Numerator:
    Net income per Class A Common
     Share.........................      $2,275      $3,057 $15,695   $15,695
    Priority distributions due
     Class L Common Shares.........       1,020       2,238   2,580       --
                                         ------      ------ -------   -------
    Net income allocable to Class A
     Common Shares.................      $1,255      $  819 $13,115   $15,695
                                         ======      ====== =======   =======
  Denominator:
    Weighted average Class A Common
     Shares outstanding............       9,000       9,000   9,182
    Conversion of Class L Common
     Shares into Class A Common
     Shares........................         --          --      --
                                         ------      ------ -------   -------
                                          9,000       9,000   9,182
                                         ======      ====== =======   =======
Diluted:
  Numerator:
    Net income.....................      $2,275      $3,057 $15,695   $15,695
                                         ======      ====== =======   =======
  Denominator:
    Weighted average Class A Common
     Shares outstanding............       9,000       9,000   9,182
    Conversion of Class L Common
     Shares to Class A Common
     Shares*.......................      81,350      86,450  99,198      **
    Weighted average options
     outstanding...................         992       1,444   1,799     1,799
                                         ------      ------ -------   -------
                                         91,342      96,894 110,179
                                         ======      ====== =======   =======

--------
 * the number of shares into which Class L Common Shares will convert is dependent on market price.

** this computation is based on the offering price per share and the estimated date of conversion.

                           ARTISAN ENTERTAINMENT INC.

Note 1--Description of the Business and Summary of Significant Accounting Policies (Continued)

 Reclassification

      Certain reclassifications were made to the 1997 and 1998 financial statements to conform to the 1999 presentation.

Note 2--Film Costs

      Film costs, net of amortization as of December 31, 1998 and December 31, 1999, consist of the following:

                                                                December 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
                                                               (in thousands)
     Released................................................ $ 82,867 $ 97,779
     Completed, not released.................................    1,344    8,416
     In Process..............................................   16,748    2,626
                                                              -------- --------
                                                              $100,959 $108,821
                                                              ======== ========

      Released film costs include costs associated with an acquired library which are being amortized over 10 years. The Company estimates that 87% of its film costs (exclusive of the library) recorded at December 31, 1999 will be amortized during the three years ending December 31, 2002.

Note 3--Equipment

      The components of property and equipment at December 31, 1998 and December 31, 1999 are as follows:

                                                                December 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
                                                               (in thousands)
     Property and equipment.................................. $  4,867 $  9,183
     Leasehold improvements..................................    1,786    1,782
     Less accumulated depreciation and amortization..........      923    2,573
                                                              -------- --------
                                                              $  5,730 $  8,392
                                                              ======== ========

Note 4--Debt and Other Financing

      Debt and other financing at December 31, 1998 and December 31, 1999 are comprised of the following:

                                                                December 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
                                                               (in thousands)
     Revolving line of credit................................ $124,500 $102,500
     Term loan...............................................   22,105   15,789
     13.5% Senior Subordinated Secured Notes due 2004,
      including original issue discount of $2,227 and $1,837
      for 1998 and 1999, respectively........................   12,773   13,163
     Notes payable for equipment financing...................    3,905    4,262
                                                              -------- --------
                                                              $163,283 $135,714
                                                              ======== ========

                           ARTISAN ENTERTAINMENT INC.

Note 4--Debt and Other Financing (Continued)

      On July 9, 1997, Artisan Pictures Inc. entered into a $135,000,000 credit facility with a group of banks. The facility was comprised of a $30,000,000 term loan and a $105,000,000 revolving credit facility. During 1999, the credit facility was amended and as of December 31, 1999 allowed for a maximum borrowing of $165,000,000. The maturity date of the credit facility is July 9, 2002.

      Both the revolving credit facility and the term loan can bear interest at either LIBOR plus 2.5% or the bank's prime rate plus 1.5%, at the election of the Company. Quarterly principal payments of $1,579,000 are due under the term loan. Substantially all of the borrowings under the facility as of December 31, 1999 were at LIBOR plus 2.5%. At December 31, 1999, LIBOR was 5.82%. The credit facility contains covenants which, among other things, require adherence to certain covenants, financial ratios and balances and impose limitations on film acquisition and production costs, and general and administrative costs. The credit facility is collateralized by substantially all of the Company's assets.

      On July 9, 1997, Artisan Pictures Inc. entered into an agreement with CanPartners Investments IV, LLC for $15,000,000 of Senior Subordinated Secured Notes which bear interest at 13.5% per annum and which are due in 2004. Such Notes are subordinated to the bank credit facility.

      On October 20, 1998 and December 21, 1999, Artisan Pictures Inc. entered into a four-year $4,083,000 loan and a three and one-half-year $1,200,000 loan, respectively. The loans were used to finance the acquisition of property and equipment. The loans are payable monthly, bear interest at 12.53% and 12.9%, respectively, and are collateralized by the furniture and equipment and a $1,000,000 letter of credit.

      Annual maturities of long-term borrowings outstanding at December 31, 1999 are as follows:

                                                                  (in thousands)
                                                                  --------------
      2000.......................................................    $  7,569
      2001.......................................................       7,736
      2002.......................................................     106,945
      2003.......................................................         206
      2004.......................................................      15,000
      Thereafter.................................................         --

Note 5--Leases

      The Company leases office facilities and computer equipment, furniture, fixtures and other equipment. Most leases require that the Company perform all necessary repairs and maintenance, provide insurance and pay taxes assessed against the leased property. The terms of these leases range from month-to-month to ten years. Certain rents are adjusted based upon changes in the Consumer Price Index. The leases are classified as operating leases in the financial statements.

      Future minimum operating lease payments as of December 31, 1999 are as follows:

                                                                  (in thousands)
                                                                  --------------
      2000.......................................................     $1,859
      2001.......................................................      1,887
      2002.......................................................      1,957
      2003.......................................................      1,995
      2004.......................................................      2,044
      Thereafter.................................................      7,682

                           ARTISAN ENTERTAINMENT INC.

Note 5--Leases (Continued)

      For the period July 10, 1997 through December 31, 1997 and for the years ended December 31, 1998 and 1999, rent expense under all operating leases was $617,000, $1,258,000, and $1,648,000, respectively.

      The Company also has a capital lease related to equipment and furniture. The lease obligation is classified as accrued expenses in the financial statements.

      Future minimum capital lease payments as of December 31, 1999 are as follows:

                                                                  (in thousands)
                                                                  --------------
      2000.......................................................      $602
      2001.......................................................       660
      2002.......................................................       225
      2003.......................................................        29
      2004.......................................................       --
      Thereafter.................................................       --

Note 6--Film Costs Obligations

      At December 31, 1998 and December 31, 1999, the unrecorded future obligations for undelivered film product were approximately $64,683,000 and $19,439,000, respectively. Deposits made for guaranteed delivery of undelivered film product are recorded as film costs. Certain agreements permit a reduction in the amount of film right payments when stipulated conditions have not been met. Many agreements also contain an obligation for the payment of participations and royalties above the minimum guarantee if sales exceed a stipulated amount. At December 31, 1998 and December 31, 1999, $6,864,000 and $11,221,000, respectively, of royalties and participations payable are included in film obligations.

      In October 1999, the Company entered into agreements with a third party under which the Company has agreed to finance a portion of production and distribution costs of certain motion picture films acquired by the third party. The Company is the exclusive distributor of these films. The Company further provides acquisition services to this third party and is actively involved in the production of the films acquired under the agreements. Additionally, the Company is required to meet detailed criteria, including a commitment to provide a minimum of eight qualifying feature-length films by October 2002.

      In the event that these requirements are not met, the Company may be required to repurchase all or some of the pictures acquired by this third party. As of December 31, 1999, two films had been sold under these agreements and no films had been reacquired. As a distributor, the Company recorded, in its statements of operations, the revenues received from and the operating expenses related to the exploitation of the films in all markets. Additionally, amounts due to the purchaser under these agreements were included in film obligations payable.

Note 7--Income Taxes

      As discussed in Note 1, the Company computes its income tax provision in accordance with SFAS No. 109. There was no provision for income taxes for the period July 10, 1997 to December 31, 1997 and for the years ended December 31, 1998 and 1999.

                           ARTISAN ENTERTAINMENT INC.

Note 7--Income Taxes (Continued)

      At December 31, 1998 and December 31, 1999, the major tax effected components of the net deferred tax liability are as follows:

                                                              December 31,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
                                                             (in thousands)
     Deferred tax assets
       Sales returns and other allowances.................. $  5,299  $ 19,561
       Accelerated depreciation............................      180        --
       Accruals not currently deductible...................    6,724     3,311
       NOL and capital loss carryforwards..................   18,761    25,238
       Deferred income.....................................    2,584     2,427
       Other items and credits.............................      --        813
                                                            --------  --------
         Gross deferred tax assets.........................   33,548    51,350

       Valuation allowance.................................  (26,765)  (20,546)
                                                            --------  --------
         Total deferred tax assets.........................    6,783    30,804
                                                            --------  --------
     Deferred tax liabilities
       Film costs..........................................   (6,943)  (30,900)
       Accelerated depreciation............................      --       (237)
       Deferred state taxes................................     (867)     (345)
                                                            --------  --------
         Total deferred tax liabilities....................   (7,810)  (31,482)
                                                            --------  --------
     Net deferred tax liability............................ $ (1,027) $   (678)
                                                            ========  ========

      The difference between the reported tax provision and the statutory rate is as follows:

                                                          1997    1998    1999
                                                         ------  ------  ------
     Statutory federal tax rate.........................  34.0%   34.0%   34.0%
     State income taxes net of federal benefit..........   0.0%    0.0%    0.0%
     Nondeductible amortization of goodwill.............  18.4%   29.7%    6.2%
     Other..............................................   1.5%    2.7%   (1.3%)
     Net change in valuation allowance.................. (53.9%) (66.4%) (38.9%)
                                                         ------  ------  ------
     Effective tax rate.................................   0.0%    0.0%    0.0%
                                                         ======  ======  ======

      On July 9, 1997, LIVE was acquired in a transaction which resulted in a change of ownership as defined under Section 382 of the Internal Revenue Code. Such change of ownership resulted in a limitation on the future utilization of LIVE's net operating loss carryforwards beginning with the period ended December 31, 1997. The annual limitation is approximately $750,000 per year subject to certain increases relating to built-in gain items.

      At December 31, 1998 and December 31, 1999, approximately $52,000,000 and $69,000,000, respectively, of net operating loss carryforwards are available for regular federal tax reporting purposes, of which $31,000,000 are subject to annual limitations described above. The net operating loss carryforwards expire between the years 2006 and 2019. At December 31, 1998 and 1999, state net operating loss carryforwards of approximately $5,000,000 and $8,000,000, respectively, are also subject to the annual limitations described above and will expire between the years 2000 and 2004. For federal Alternative Minimum

                           ARTISAN ENTERTAINMENT INC.

Note 7--Income Taxes (Continued)

Tax ("AMT") purposes, approximately $49,000,000 of net operating loss carryforwards will expire between 2006 and 2019. Additionally, foreign tax credits of $523,000, are available to offset future regular income tax liabilities but are also subject to the limitations mentioned above.

      At December 31, 1999, approximately $30,413,000 of the valuation allowance for acquired deferred tax assets, if utilized, would result in a reduction of goodwill.

Note 8--Stock Option Plan

      On July 9, 1997, the Board of Directors approved the Company's 1997 Stock Option Plan (the "Plan"). Under the provisions of the Plan, 2,965,421 Class A Common Shares are available for grant with option prices ranging from $0.001 to $10.12 per share. The options expire 10 years after the date of grant.

      Options to purchase 171,902 shares vested on the grant date. Additionally, options to purchase 1,875,000 and 914,886 shares vest at a rate of 5% per quarter and 20% per annum, respectively, from the date of grant.

      During the fiscal year ended December 31, 1998, options to purchase 25,000 and 500,000 Class A Common Shares were granted outside of the Plan to certain directors and advisors of the Company, respectively. The 25,000 options vest at 20% per annum and the 500,000 options vested 10% semi-annually from the date of grant. The option prices range from $0.001 to $10.12 per share. During 1999, the Company discontinued a service agreement with an advisor and, as a result, 500,000 options vested as of July 3, 1999.

      SFAS No. 123, "Accounting for Stock Based Compensation," requires certain disclosures for fiscal years beginning after December 15, 1995 for those companies that will continue to use an intrinsic value based method for measuring compensation cost in connection with employee stock compensation plans in accordance with APB No. 25. The Company will continue to use such method, under which $32,000 in compensation cost has been recognized in 1999.

      The fair market value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following assumptions used for grants in 1999: risk free interest rates in the range from 4.65% to 5.97%; expected dividend yields of zero; and expected lives in the range from 3.83 to 5 years.

      On a pro forma basis, compensation cost determined in accordance with SFAS No. 123 has no material impact on net income or earnings per share in each of the years presented.

      A summary of the option activity is as follows:

                                     Number of Option Price  Weighted Average
                                      Shares     Per Share    Exercise Price
                                     --------- ------------- ----------------
     Outstanding at December 31,
      1996..........................       --            --         --
     Granted........................ 2,046,902 $.001--$10.12      $3.69

     Outstanding at December 31,
      1997.......................... 2,046,902 $.001--$10.12      $3.69
     Granted........................   773,523 $.001--$10.12      $3.98

     Outstanding at December 31,
      1998.......................... 2,820,425 $.001--$10.12      $3.77
     Granted........................   141,363 $.001--$10.12      $3.86

     Outstanding at December 31,
      1999.......................... 2,961,788 $.001--$10.12      $3.77

                           ARTISAN ENTERTAINMENT INC.

Note 8--Stock Option Plan (Continued)

      Exercisable at:

      December 31, 1997          December 31, 1998          December 31, 1999
     -----------------------    ------------------------   ------------------------
     Number of     Exercise     Number of     Exercise     Number of     Exercise
      Shares        Price        Shares        Price        Shares        Price
     ---------     --------     ---------     --------     ---------     --------
     203,152        $ .001       431,752       $ .001        676,289      $ .001
      11,250        $ 2.98        73,643       $ 2.98        141,597      $ 2.98
      20,625        $ 6.55       128,631       $ 6.55        243,892      $ 6.55
      20,625        $10.12       133,602       $10.12        253,809      $10.12
     -------                     -------                   ---------
     255,652                     767,628                   1,315,587

      Outstanding at December 31, 1999:

                                                                          Weighted Average
                 Number                  Exercise                          Remaining Life
               Outstanding                Prices                             (in years)
               -----------               --------                         ----------------
               1,391,421                  $ .001                                7.70
                 359,263                  $ 2.98                                7.79
                 605,552                  $ 6.55                                7.74
                 605,552                  $10.12                                7.74
               ---------
               2,961,788

      No options were exercised or cancelled during the period from July 10, 1997 to December 31, 1997, nor in the years ended December 31, 1998 and 1999.

      The weighted average grant date fair value of options granted during the year ended December 31, 1999 was $1.90 for those options whose exercise price was less than the fair value of the stock on the grant date, and $0.79 for those options whose exercise price was greater than the fair value of the stock on the grant date.

Note 9--Stockholders' Equity

 Common Stock

      The two classes of common stock outstanding at December 31, 1998 and December 31, 1999 were Class A Common Stock and Class L Common Stock. The Class A Common Stock is divided into seven sub-classes. Holders of Class A Common Stock are entitled to one vote per share held (except for holders of Class A-7 Common Stock, who are not entitled to vote in the election of directors but who are entitled to vote on all other matters). Holders of Class L Common Stock are not entitled to vote on any matter.

      The holders of Class L Common Stock have first priority in receiving distributions from the Company until there has been paid to such holders an amount equal to $16.07 per share, plus an amount (the "Priority Amount") sufficient to generate an internal rate of return thereon equal to 12.5% per annum, compounded quarterly, through the date such distributions are made. After such distributions have been made to holders of Class L Common Stock, holders of Class A and Class L Common Stock are entitled to receive any additional distributions, pro rata based on the number of shares of Class A and Class L Common Stock outstanding on the date of such additional distributions.

                           ARTISAN ENTERTAINMENT INC.

Note 9--Stockholders' Equity (Continued)

      At any time upon a public offering or upon a change of control of the Company, the Board of Directors may elect to convert each share of Class L Common Stock into a number of shares of Class A Common Stock equal to: (i) one plus (ii) a fraction, the numerator of which is the remaining unpaid Priority Amount and the denominator of which is the implied value of one share of Class A Common Stock at the time of conversion.

 Stock Subscriptions Receivable

      On July 9, 1997 loans were granted to certain officers of the Company in connection with the purchase of the Company's Common Stock. The loans bear interest at 6% payable annually beginning on May 1, 1998 and are collateralized by the Common Stock.

Note 10--Incentive Savings Plan

      The Company has established the Artisan Incentive Savings Plan (formally LIVE Incentive Savings Plan) (the "Plan"), a profit sharing and 401(k) savings plan, in which eligible employees of the Company may participate. To be eligible, employees must be 21 years of age or older and have completed one year of service. Eligible employees become participants in the Plan on the entry date immediately following the completion of the eligibility requirements. Participants remain eligible for employer contribution as long as they maintain the 1,000 hour annual service requirement. Employees may elect to contribute up to 20% of compensation on a pre-tax basis, subject to certain limits. The Company matches 25% of the first 6% of the employee's compensation contributed to the Plan. With certain exceptions, contributions made by the Company vest equally over four years. Contributions made by participants are fully vested at all times. The Company, at the discretion of the Board of Directors, may make annual profit sharing contributions to the Plan. Such profit sharing contributions, if any, are allocated to participants' accounts in proportion to their compensation. Company contributions to the Plan were approximately $72,000 for each year ended December 31, 1998 and 1999.

Note 11--Major Customers, Suppliers, and Export Sales

      During the period July 10, 1997 to December 31, 1997, one customer accounted for 10.1% of net sales.

      During the years ended December 31, 1998 and 1999, no one customer accounted for more than 10% of net sales.

      The Company was party to a license agreement which granted the Company certain home video rights to certain Christmas and other seasonal video programs. This agreement expired at the end of 1997. Programs under this agreement provided 15.76% of total net revenue for the period ended December 31, 1997.

                           ARTISAN ENTERTAINMENT INC.

Note 11--Major Customers, Suppliers, and Export Sales (Continued)

      Export revenue from the Company's United States operations to unaffiliated customers for the period July 10, 1997 to December 31, 1997 and for the years ended December 31, 1998 and 1999 were:

                                                For the Period    December 31,
                                               July 10, 1997 to  ---------------
                                               December 31, 1997  1998    1999
                                               ----------------- ------- -------
                                                        (in thousands)
     Europe...................................      $5,190       $12,835 $30,870
     Asia.....................................       2,527         4,478   8,431
     Canada...................................           0         3,918   5,056
     South America............................         235         2,354   2,810
     Other....................................         384         1,986   4,821
                                                    ------       ------- -------
     Total....................................      $8,336       $25,571 $51,988
                                                    ======       ======= =======

Note 12--Legal Proceedings

      On June 23, 1997, a shareholder class action complaint was filed in the Court of Chancery of the State of Delaware in Newcastle County. The complaint alleges breach of fiduciary duty in connection with the sale of LIVE. The complaint seeks certification as a class action, asks that the Court enjoin the sale and seeks costs and expenses and such other relief as the Court deems appropriate. On January 22, 1999, LIVE Entertainment Inc.'s Summary Judgment motion was granted and all claims were dismissed. On March 8, 1999, plaintiffs filed a second lawsuit claiming misrepresentations in the proxy statement distributed in connection with the sale of LIVE in Federal Court in the Southern District of New York. Management and counsel to the Company believe that this lawsuit is without merit and intend to defend it vigorously. In the opinion of management, this action, when finally concluded and the outcome determined, will not have a material adverse affect upon the Company's financial position, results of operations or cash flows.

Note 13--Related Party Transactions

      The Company has entered into agreements with affiliates of certain shareholders to provide management and other services to the Company in exchange for a monthly fee of $100,000 payable quarterly. Management fees of $1,200,000 were paid in each of the years ended December 31, 1998 and 1999.

Note 14--Employment Agreements

      The Company has employment agreements with certain of its officers and employees generally for terms of one to four years. Future minimum payments under these agreements are approximately $6,946,000, $4,369,000, and $2,841,000 for the years ending December 31, 2000, 2001, and 2002, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Artisan Entertainment Inc.:

      The merger described in Note 1 to the Artisan Entertainment Inc. consolidated financial statements has not been consumated at February 14, 2000. When it has been consumated, we will be in a position to furnish the following report.

      In our opinion, the accompanying consolidated statements of operations, of cash flows and stockholders' equity present fairly, in all material respects, the results of operations and cash flows of LIVE Entertainment Inc. and its subsidiaries (the "Company") for the period from January 1, 1997 through July 9, 1997 in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
Century City, California
January 28, 2000

                    LIVE ENTERTAINMENT INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                  For the Period
                                                                    January 1,
                                                                     1997 to
                                                                   July 9, 1997
                                                                  --------------
                                                                  (in thousands)
Net sales........................................................    $53,698
Cost of goods sold...............................................     47,680
                                                                     -------
  Gross profit...................................................      6,018
                                                                     -------
Selling, general and administrative expenses.....................     12,472
                                                                     -------
Operating loss...................................................     (6,454)
Interest and other income........................................      1,429
Interest expense.................................................       (913)
                                                                     -------
Loss before income taxes.........................................     (5,938)
Provision for income taxes.......................................        --
                                                                     -------
Net loss.........................................................     (5,938)
                                                                     -------
Preferred dividends..............................................      2,341
                                                                     -------
Net loss allocable to common shares..............................    $(8,279)
                                                                     =======


        See accompanying notes to the consolidated financial statements.

                    LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                     1997
                                                               ----------------
                                                               Shares  Amount
                                                               ------ ---------
                                                                (in thousands)
Series B Cumulative Convertible Preferred Stock
  Balance at January 1, 1997.................................. 3,819  $   3,819
                                                               -----  ---------
  Balance at July 9, 1997..................................... 3,819      3,819
                                                               -----  ---------
Series C Convertible Preferred Stock
  Balance at January 1, 1997..................................    15         15
                                                               -----  ---------
  Balance at July 9, 1997.....................................    15         15
                                                               -----  ---------
Common Stock
  Balance at January 1, 1997.................................. 2,448         24
                                                               -----  ---------
  Balance at July 9, 1997..................................... 2,448         24
                                                               -----  ---------
Additional Paid-in Capital
  Balance at January 1, 1997..................................        $ 123,930
    Series B Cumulative Convertible Preferred Stock dividend
     accrual..................................................           (1,889)
    Series C Convertible Preferred Stock dividend accrual.....             (452)
                                                                      ---------
  Balance at July 9, 1997.....................................          121,589
                                                                      ---------
Retained Deficit
  Balance at January 1, 1997..................................          (99,321)
  Net loss....................................................           (5,938)
                                                                      ---------
  Balance at July 9, 1997.....................................         (105,259)
                                                                      ---------
Total Stockholders' Equity....................................        $  20,188
                                                                      =========


        See accompanying notes to the consolidated financial statements.

                    LIVE ENTERTAINMENT INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                For the Period
                                                                January 1, 1997
                                                                to July 9, 1997
                                                                ---------------
                                                                (in thousands)
Operating Activities:
  Net loss.....................................................    $ (5,938)
  Adjustments to reconcile net loss to net cash used for
   operating activities:
    Depreciation and amortization of property and equipment....         281
    Amortization of goodwill...................................       1,962
    Amortization of film costs.................................      27,656
    Income taxes payable and deferred income taxes.............          85
  (Increase) decrease in operating assets:
    Accounts receivable........................................       9,660
    Inventories................................................      (2,791)
    Film costs.................................................     (29,677)
    Other assets...............................................      (1,183)
  Increase (decrease) in operating liabilities, net of
   acquisitions:
    Accounts payable, accrued expenses, and deferred revenue...      (4,682)
    Payments on film obligations...............................      (4,188)
    Other......................................................          20
                                                                   --------
    Cash used for operating activities.........................      (8,795)

Investing Activities:
  Acquisition of property and equipment........................        (473)
                                                                   --------
    Cash used for investing activities.........................        (473)

Financing Activities:
  Payments on long-term obligations............................      (6,736)
  Dividends paid on Series B Preferred Stock...................      (2,865)
                                                                   --------
    Cash used for financing activities.........................      (9,601)
    Decrease in cash and cash equivalents......................     (18,869)
    Cash and cash equivalents at beginning of period...........      41,992
                                                                   --------
    Cash and cash equivalents at end of period.................    $ 23,123
                                                                   ========
Supplemental Disclosure of Cash Paid for:
  Interest.....................................................    $  2,966
                                                                   ========
  Taxes........................................................    $    106
                                                                   ========

        See accompanying notes to the consolidated financial statements.

                    LIVE ENTERTAINMENT INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  July 9, 1997

Note 1--Description of the Business and Summary of Significant Accounting
Policies

      LIVE Entertainment Inc. ("LIVE" or the "Company") was formed in 1988 and its largest ongoing businesses are LIVE Film & Mediaworks Inc. ("LFM") (formerly LIVE Home Video Inc.) and LIVE International ("LI"), which primarily acquires rights to produce and distribute theatrical motion pictures, children's films and special interest programs (including CD-ROM) which they market and distribute in all media to wholesalers, retailers and consumers in the United States and Canada (LFM) and internationally (LI). The Company's operations are principally in a single business segment, the production, distribution and retail sale of a broad variety of film related entertainment software products.

 Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries LFM and LI. All significant intercompany balances and transactions have been eliminated.

 Cash Equivalents

      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Restricted Cash

      Restricted cash is cash required to be on reserve for film production contingencies. Such restricted cash is expected to be available to the Company within 12 months of the balance sheet date.

 Inventory Valuation

      LFM's inventory of duplicated video cassettes and boxes is stated at the lower of cost, determined by the first-in first-out ("FIFO") method, or market.

 Property and Equipment

      Property and equipment are stated at cost and are depreciated over their estimated remaining lives using accelerated and straight-line methods. Leasehold improvements are amortized over the lesser of their estimated useful lives or the terms of the related leases.

 Film Costs

      Acquisition, production, print and advertising costs (which benefit future periods) are capitalized as film costs. Film costs are stated at the lower of unamortized cost or estimated net realizable value. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 53, the individual film forecast method is used to amortize film costs. Films costs are amortized in the proportion that gross revenues realized bear to management's estimate of the total gross revenues expected to be received. Estimated liabilities for residuals and participations are accrued and expensed in the same manner as film costs are amortized. Where film rights are acquired from producers for a guaranteed minimum payment and the producer retains a participation in the film profits, the film profits are allocated to the Company until the guaranteed minimum payment is recovered, after which the producer's share is accrued.

                    LIVE ENTERTAINMENT INC. AND SUBSIDIARIES

                                  July 9, 1997


Note 1--Description of the Business and Summary of Significant Accounting Policies (Continued)

      Revenue estimates on a film by film basis are reviewed periodically by management and are revised, if warranted, based upon management's appraisal of current market conditions. Based on this review, if estimated future gross revenues from a film are not sufficient to recover the unamortized film costs, other direct distribution expenses, and participations, the unamortized film cost is written down to net realizable value. In unusual cases, such as a change in public acceptance of certain types of films or actual costs substantially in excess of budgeted costs, a write-down to net realizable value may be recorded before the film is released.

 Goodwill

      Goodwill represents both the excess of consideration paid for companies acquired in purchase transactions over the estimated fair value of the net assets of such companies and the application of pushdown accounting associated with the purchase of LFM by Carolco Pictures Inc. ("Carolco") in 1986. Goodwill is being amortized principally on a straight-line basis over 20 years. The Company reviews its intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Impairment losses are recorded in the event that net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

 Income Taxes

      The Company records its income tax provision in accordance with the SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes are provided on transactions which are reported in the financial statements in different periods than they are for income tax purposes. Current and deferred taxes are provided based on filing a consolidated tax return for federal income tax purposes and combined state tax returns where permitted by state taxing authorities.

 Revenue Recognition

      Minimum guaranteed amounts from theatrical exhibition and revenues from home video, free television and pay television license agreements are recognized in accordance with SFAS No. 53, when the license period begins for each motion picture, the license fee and cost of each picture are known, such motion pictures have been accepted and are available pursuant to the terms of the noncancelable license agreements and the collectability of the full license fee is reasonably assured. Revenues from theatrical exhibition in excess of minimum guaranteed amounts are recognized during the period of exhibition. Cash collected in advance of the time of availability is recorded as advance collections on contracts.

      After completion, a typical theatrical film will generally be made available for license as follows:

                                                       Months After Approximate
                                                         Initial      Release
     Marketplace                                         Release       Period
     -----------                                       ------------ ------------
     Domestic theatrical..............................          --    1-6 months
     Domestic home video..............................   4-6 months          --
     Domestic pay-per-view............................   4-6 months     3 months
     Domestic pay television..........................  6-10 months 12-21 months
     Domestic network/basic cable..................... 30-36 months 18-36 months
     Domestic syndication............................. 30-36 months   3-15 years
     Foreign home video...............................  6-12 months          --
     Foreign television............................... 18-24 months 18-30 months

                    LIVE ENTERTAINMENT INC. AND SUBSIDIARIES

                                  July 9, 1997


Note 1--Description of the Business and Summary of Significant Accounting Policies (Continued)

 Video Cassette and Disc Sales Revenue and Returns Recognition

      Revenue from sales is generally recognized upon delivery to the customer. However, in accordance with industry practice, certain sales are made with the right to return unsold items. An allowance is provided for the gross profit impact of future sales returns, which reduces sales and cost of goods sold accordingly.

 Net Loss Per Common Share

      Loss per common share has not been presented for LIVE Entertainment Inc. (the predecessor company), as such shares do not trade in the public market.

 Concentration of Credit Risk

      The Company sells film properties and video cassettes to wholesalers, retailers and consumers worldwide. Sales by LFM are made to customers nationwide. Sales by LI are made to customers in various territories worldwide. Credit is extended to wholesalers and retailers based on an evaluation of the customer's financial condition, and generally collateral is not required. Credit losses are provided for in the financial statements and consistently have been within management's expectations. Credit risk relating to the sale and distribution of video cassettes by Warner-Elektra-Atlantic Corporation ("WEA") to LFM's customers has been assumed by WEA under the terms of a three-year distribution agreement (see Note 3).

      The Company places its temporary cash investments with high credit quality financial institutions and limits the amount of credit exposure to any one financial institution. Generally, the investments made mature within 30 to 90 days and therefore are subject to little risk. The Company has not incurred any losses related to these investments.

 Fair Values of Financial Instruments

      At July 9, 1997, the carrying value of the Company's financial instruments, which consist primarily of debt, approximates the fair value thereof.

 Use of Estimates

      The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Stock Based Compensation

      The Company accounts for its stock compensation arrangements under the provision of Accounting Principals Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and intends to continue this method of accounting.

Note 2--Series C Preferred Stock

      On March 23, 1993, Pioneer Entertainment (USA) L.P., formerly Pioneer LDCA, Inc., ("Pioneer") received 15,000 shares of the Company's Series C Preferred Stock, par value $1.00 per share and in 1995 transferred these shares to its parent company, Pioneer Electronic Corporation ("PEC").

                    LIVE ENTERTAINMENT INC. AND SUBSIDIARIES

                                  July 9, 1997


Note 2--Series C Preferred Stock (Continued)

      The Series C Preferred Stock bears a cash dividend rate of 5% ($50 per share) per annum, payable semi-annually on June 30 and December 31 of each year. Although the June 30 and December 31 dividends were accrued by the Company during 1993, 1994, 1995, 1996, and the period ended July 9, 1997, dividends totaling approximately $3,530,000 ($235.33 per share) (including dividends on the unpaid dividends) were not paid due to restrictions imposed on the Company by the terms of the Series B Preferred Stock, which prohibit the payment of dividends on the Series C Preferred Stock unless the aggregate amount of such dividends, together with all cash dividends paid on the Series B Preferred Stock, does not exceed the net income of the Company (adding back specified net worth exclusions) since the March 23, 1993 date of issuance of the Series C Preferred Stock and the Series B Preferred Stock. The Company has realized cumulative consolidated net losses since the Series C Preferred Stock and the Series B Preferred Stock were issued. Thus, pursuant to the terms of the Series B Preferred Stock, the Company is prohibited from paying the June 30 and December 31, 1993, 1994, 1995, 1996, and June 30, 1997 cash dividends on the Series C Preferred Stock.

      The Series C Preferred Stock ranks junior to the Series B Preferred Stock and senior to all other classes of stock of the Company. The Series C Preferred Stock is convertible into 1,217,069 shares of common equity of the Company (either Common Stock or Series A Common Stock) at July 9, 1997. The number of shares into which the Series C Preferred Stock is convertible was determined by dividing the $15,000,000 liquidation preference plus accrued dividends of approximately $3,530,000 of the Series C Preferred Stock by $15.225, which was 140% of the average closing price of the Company's Common Stock for the ten trading days ending March 18, 1993, the date that was three business days prior to the completion of the Company's financial restructuring on March 23, 1993 ("Restructuring"). Holders of the Series C Preferred Stock are entitled to vote with the holders of Common Stock generally with each share entitled to as many votes as the number of shares of Common Stock into which it may be converted. The Series C Preferred Stock, in combination with the Company's Common Stock owned by PEC, represents approximately 50% of the voting equity of the Company (see Note 12). The Series C Preferred Stock may only be redeemed in certain limited circumstances in the event of increases in the trading price of the Company's Common Stock or in the event of a merger of the Company with another entity.

Note 3--Debt and Other Financing

      LIVE and its affiliates are a party to a three-year $30,000,000 revolving credit facility with Foothill Capital Corporation (the "Foothill Credit Facility") expiring November 14, 1997. In March 1997, an amendment was entered into that extended the expiration date of the Foothill Credit Facility, under the existing terms, to March 1, 1998. Borrowings available under the Foothill Credit Facility are limited to $27,500,000 until additional participant lenders are added to the Facility, at which time the borrowings available will be increased to a maximum $30,000,000. Borrowings under the Foothill Credit Facility are determined under a borrowing base calculation, which includes certain allowable accounts receivable, film rights and inventory balances, and are collateralized by substantially all of the assets of LIVE and its subsidiaries. Outstanding borrowings under the Foothill Credit Facility bear interest at the rate of 2% per annum above the highest of the Bank of America, Mellon Bank or Citibank prime rate, payable monthly. In no event will interest under the Foothill Credit Facility be less than 7% per annum. The Foothill Credit Facility provided for a closing fee of $500,000, an annual facility fee of 1/4 of 1% and a commitment fee of 1/4 of 1% on any unused amount. The Foothill Credit Facility also requires LIVE to meet certain financial ratios, and as of July 9, 1997, the Company was in compliance with all such financial ratios. There were no amounts outstanding under the Foothill Credit Facility as of July 9, 1997.

                   LIVE ENTERTAINMENT INC. AND SUBSIDIARIES

                                 July 9, 1997


Note 3--Debt and Other Financing (Continued)

      On May 27, 1995, LFM entered into a three year extension of its distribution agreement originally signed in May 1992 with WEA. Under the terms of the extension, WEA advanced $10,000,000 to LFM ($20,000,000 had been advanced under the original agreement and repaid entirely prior to the 1995 extension), recoupable from distribution revenues during the three year term of the agreement at $277,778 per month, including interest at LIBOR, plus 0.2%. On October 21, 1996 LIVE amended the distribution agreement, to be effective May 7, 1996, whereby LIVE assumed responsibility of all sales and sales solicitation services which were previously the responsibility of WEA. The amendment also included a reduction in certain distribution fees shared by WEA, as a result of the shift in sales and sales solicitation responsibility, and an additional advance to LIVE of $10,000,000. The additional advance is recoupable from distribution revenues during the remaining term of the agreement at $476,190 per month plus interest at LIBOR plus 0.2%. In order to obtain the advances, LIVE granted WEA a second priority security interest in substantially all of LIVE's assets. At July 9, 1997, there was $9,048,000 outstanding related to the WEA advances. The interest rate on the advance at July 9, 1997 was 5.84%.

Note 4--Leases

      The Company generally conducts its operations through leased office facilities. The Company also leases automobiles, computer equipment, furniture, fixtures and other equipment. Most leases require that the Company perform all necessary repairs and maintenance, provide insurance and pay taxes assessed against the leased property. The terms of leases range from month-to-month to four years, some of which have renewal options. Certain rents are adjusted for increases based upon the Consumer Price Index. The leases are classified as operating leases.

      The future minimum operating lease payments are as follows:

                      Twelve Months Ending July 9,                (in thousands)
                      ----------------------------                --------------
       1998......................................................     $1,171
       1999......................................................        892
       2000......................................................        429
                                                                      ------
       Total net minimum lease payments..........................     $2,492
                                                                      ======

      For the period ended July 9, 1997, rent expense under all operating leases aggregated $571,000.

Note 5--Film Cost Obligations

      At July 9, 1997, the unrecorded future obligations for undelivered film product approximates $31,479,000. Deposits made for guaranteed delivery of undelivered film product are recorded as film costs. Certain agreements permit a reduction in the amount of film right payments when stipulated conditions have not been met. Many agreements also contain an obligation for the payment of royalties above the minimum guarantee if sales exceed a stipulated amount. At July 9, 1997, $6,878,000 of royalties payable are included in film obligations.

                    LIVE ENTERTAINMENT INC. AND SUBSIDIARIES

                                  July 9, 1997


Note 6--Increasing Rate Senior Subordinated Notes Due 1999

      On March 17, 1993, the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court") confirmed a prepackaged plan of reorganization (the "Prepackaged Plan") for LIVE, providing for the issuance of $40,000,000 in principal amount of Increasing Rate Senior Subordinated Notes due 1999 (the "LIVE Increasing Rate Notes"). The LIVE Increasing Rate Notes mature on March 23, 1999. Interest accrued on the LIVE Increasing Rate Notes from September 1, 1992 at 10% per annum and was increased to 12% in November 1994 through an amendment to the Indenture between the Company and American Stock Transfer & Trust Company, as Trustee (the "Indenture") that governed the terms of the notes.

      Payment of the LIVE Increasing Rate Notes is collateralized only by a lien on the Common Stock of LFM, subject and subordinate to a lien under the Foothill Credit Facility and is subordinated to all of the Company's present and future senior debt. The LIVE Increasing Rate Notes are subject to mandatory redemption of $20,000,000 of the principal amount on March 23, 1998 and are redeemable at any time at par plus accrued interest.

      The Indenture restricts the ability of the Company and its Restricted Subsidiaries (as defined) to incur additional senior debt and subsidiary senior debt, to make restricted payments and restricted investments, to merge, consolidate or sell assets of the Company or its Restricted Subsidiaries, to create liens other than to collateralize senior debt, subsidiary senior debt and certain other permitted debt, or to enter into certain transactions with affiliates of the Company.

      Interest to maturity of the LIVE Increasing Rate Notes of $6,963,000 at July 9, 1997 has been included in the carrying value of the LIVE Increasing Rate Notes, in accordance with SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," and will not be recognized as interest expense in current and future years.

Note 7--Income Taxes

      As discussed in Note 1, the Company records its income tax provision in accordance with SFAS No. 109. There was no provision for income taxes for the period January 1, 1997 to July 9, 1997.

 Components of Deferred Tax Assets and Liabilities (Tax Effected)

     Deferred tax assets:
       Sales returns and other allowances............................ $  3,796
       Accelerated depreciation......................................      234
       Accruals not currently deductible.............................   10,801
       NOL and capital loss carryforwards............................   10,989
       Deferred income...............................................    1,719
                                                                      --------
                                                                        27,539
       Valuation allowance...........................................  (30,413)
                                                                      --------
       Total deferred tax assets.....................................   (2,874)
                                                                      --------
     Deferred tax liabilities:
       Amortization of film costs and other..........................  (11,987)
       Deferred state taxes..........................................   (1,570)
                                                                      --------
         Total deferred tax liabilities..............................  (13,557)
                                                                      --------
     Net deferred tax liability...................................... $(16,431)
                                                                      ========

                    LIVE ENTERTAINMENT INC. AND SUBSIDIARIES

                                  July 9, 1997


Note 7--Income Taxes (Continued)

 Reconciliation of Effective Rate of Income Taxes

     Federal statutory rate............................................. (34.0%)
     State income taxes net of federal benefit..........................   0.0%
     Nondeductible amortization of goodwill.............................  11.2%
     Other..............................................................   0.7%
     Net change in valuation allowance..................................  22.1%
                                                                         -----
       Effective tax rate...............................................   0.0%
                                                                         =====

      On July 9, 1997, LIVE was acquired in a transaction which resulted in a change of ownership as defined under Section 382 of the Internal Revenue Code. Such a change of ownership resulted in a limitation on the future utilization of LIVE's net operating loss carryforwards beginning with the period ended December 31, 1997. The annual limitation is approximately $750,000 per year subject to certain increases relating to built-in gain items.

      At July 9, 1997, approximately $31,000,000 of net operating loss carryforwards are available for regular federal tax return purposes and are subject to annual limitations described above. The net operating loss carryforwards will expire between the years 2006 and 2011. State net operating loss carryforwards are approximately $1,400,000, of which $1,000,000 are also subject to the annual limitations described above. Net operating losses for state tax purposes will expire between the years 1999 and 2001. For federal Alternative Minimum Tax ("AMT") purposes, approximately $13,000,000 of net operating loss carryforwards will expire between 2006 and 2011. Additionally, foreign tax credits of $274,000 are available to offset future regular federal income tax liabilities but are also subject to the annual limitations described above. State capital loss carryforwards are $15,000,000 which expire in 1999.

      The Company is under examination by the Internal Revenue Service ("IRS") for the years ended 1993 and 1994. The Company believes, that with the additional provision for income taxes recorded in 1996, it has provided adequate reserves to cover its income tax liabilities at July 9, 1997.

Note 8--Stockholders' Equity

      The Series B Preferred Stock has a liquidation value of $10.00 per share. Holders of the Series B Preferred Stock are entitled to an annual dividend, payable quarterly, which accrued from September 1, 1992 at 5% ($0.50 per share) if paid in cash or 8% if paid in kind ("PIK") and increased on May 1, 1996 to 10% ($1.00 per share) if paid in cash and 12% if PIK. In the period ending July 9, 1997 dividends of $1,889,000 ($0.50 per share) were accrued on the Series B Preferred Stock. Dividends were paid beginning in March 1993 and quarterly thereafter. The Company may redeem the Series B Preferred Stock at any time at 100% of the liquidation value, plus accrued dividends.

      Although LIVE has no obligation to redeem any Series B Preferred Stock, subject to the availability of funds and the prior approval of its Board of Directors and its lenders, LIVE may acquire shares of its Series B Preferred from time to time, either through private purchases or through open market purchases.

      Holders of the Series B Preferred Stock are entitled to elect four members, or under certain circumstances, a majority of the Company's Board of Directors. No other voting rights exist. In addition, commencing May 1, 1996, holders can convert the Series B Preferred Stock into LIVE Common Stock. The

                    LIVE ENTERTAINMENT INC. AND SUBSIDIARIES

                                  July 9, 1997


Note 8--Stockholders' Equity (Continued)

conversion price per share is obtained by dividing the liquidation value by either the market price of the Common Stock or the "Floor Price." The Floor Price is initially $20.00 per share of Common Stock, decreasing $1.25 per share at the end of each three month period thereafter. A conversion feature includes the conversion price to be reset to the lower of the market price or $5.00 per share on September 1, 1998, resulting in the potential issuance of a minimum of approximately 7,600,000 shares of the Company's Common Stock based upon the number of Series B Preferred Stock shares outstanding as of July 9, 1997.

      See also a description of the Company's Series C Preferred Stock in Note
2.

      The Company's Stock Option and Stock Appreciation Rights Plan (the "Plan") provides for the granting of incentive stock options, non-qualified stock options and stock appreciation rights ("SARs") to its officers, directors, key employees, consultants and other persons. Options to purchase a maximum of 700,000 shares of the Company's Common Stock, of which 120,000 may be granted as SARs, are available under the Plan. The options vest over varying periods and expire in 10 years.

      During 1996 the Stock Option Committee of the Board of Directors granted to certain current employees of LIVE and LFM a total of 274,400 options of which 6,750 were subsequently exercised or canceled at an average exercise price of $3.50, the closing price of the Common Stock on The Nasdaq Stock Market's National Market on the day of the grants. The options vest ratably over periods ranging from two to three years.

      On March 6, 1995, the Stock Option Committee of the Board of Directors granted to all current employees and Directors of LIVE and LFM (other than members of the Stock Option Committee) who were holders of options pursuant to the Company's 1988 Stock Option and Stock Appreciation Rights Plan, as amended (the "1988 Plan"), the option to agree to cancel certain options (the "Canceled Options") and to receive in return therefore new options (the "New Options") pursuant to the 1988 Plan, all on the following terms and conditions: (i) the exercise price for the New Options would equal $3.50, the closing price of the Common Stock on the SmallCap Market on March 6, 1995, (ii) fifty percent (50%) of the New Options would vest on March 6, 1996; the remainder would vest on March 6, 1997, provided that no New Options would vest earlier than the scheduled vesting date for the corresponding Canceled Options, and (iv) all New Options would expire on the expiration date of the corresponding Canceled Options.

      A summary of stock option transactions from January 1 to July 9, 1997 is as follows:

                                      Number of  Option Price    Weighted Avg
                                       Shares      Per Share    Exercise Price
                                      --------- --------------- --------------
     Stock options outstanding at:
     December 31, 1996...............  507,420  $2.75 -- $14.38     $3.69
       Canceled......................  (23,366) $2.75 -- $14.38     $6.55
       Exercised.....................      --         --              --
       Granted.......................  196,276  $3.75 -- $ 4.75     $3.81
     July 9, 1997....................  680,330  $2.75 -- $ 6.75     $3.62

      At July 9, 1997, 233,530 options were exercisable, at an average exercise price of $3.53 per share respectively. No stock appreciation rights were outstanding. Options to purchase 196,276 shares of the Company's Common Stock were available for grant under the Plan.

                    LIVE ENTERTAINMENT INC. AND SUBSIDIARIES

                                  July 9, 1997


Note 8--Stockholders' Equity (Continued)

      At July 9, 1997, 680,330 shares of Common Stock were reserved for future issuances related to options and 3,370,128, shares of Common Stock were reserved for future issuances related to the conversion of Preferred Stock.

      Warrants to purchase 7,000 shares of the Company's Common Stock were issued during 1990 and were outstanding as of July 9, 1997. These warrants are currently exercisable at $72.50 per share (fair market value at the date of grant) and expire in 2000.

      In 1993, the Company issued warrants to purchase 266,666 and 200,000 shares of the Company's Common Stock at a price of $10.00 and $13.60 per share, respectively. The warrants are exercisable until March 1998 and the holders have been granted demand and piggyback registration rights for the Common Stock underlying the Warrants.

      The Company has elected to follow APB No. 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

      The 1988 Plan, as amended, has authorized the grant of options to management personnel for up to 700,000 shares of the Company's common stock. All options granted have 10 year terms, vest and become fully exercisable at the end of three years of continued employment.

      Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the period ended July 9, 1997: risk-free interest rate of 6.45%; dividend yield of 0%; volatility factor of the expected market price of the Company's Common Stock of 0.687; and an expected life of the option of five years. The weighted average fair value of options granted during the period was $2.39.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable measure of the fair value of its employee stock options.

      If compensation expense for the options had been determined based on the fair value at the grant dates for awards consistent with SFAS No. 123, the Company's net loss and net loss allocable to Common Stock would be $6,123 and $8,464, respectively, for the period ended July 9, 1997.

      Since compensation expense associated with option grants is recognized over the vesting period, the initial impact of applying SFAS No. 123 on pro forma net loss and pro forma net loss attributable to Common Stock is not representative of the potential impact on pro forma amounts in future years, when the effect of the recognition of a portion of compensation expense from multiple awards would be reflected.

                    LIVE ENTERTAINMENT INC. AND SUBSIDIARIES

                                  July 9, 1997


Note 8--Stockholders' Equity (Continued)

      The following table summarizes information about stock options outstanding at July 9,1997:

                               Options Outstanding                Options Exercisable
                   ------------------------------------------- --------------------------
                                  Remaining
      Range of       Number    Contractual Life  Weighted Avg    Number     Weighted Avg
  Exercise Prices  Outstanding    (in years)    Exercise Price Exercisable Exercise Price
  ---------------  ----------- ---------------- -------------- ----------- --------------
  $2.75 --$3.50      313,054         7.98           $3.42        216,530       $3.44
  $3.75 --$4.75      364,276         9.44           $3.78         14,000       $4.50
  $5.00 --$6.75        3,000         8.89           $6.17          3,000       $6.17
                     -------                                     -------
                     680,330                                     233,530
                     =======                                     =======

Note 9--Stockholders' Rights Plan

      In July 1990, and as amended as of April 1, 1992 and August 13, 1996, the Board of Directors of LIVE adopted a Stockholders' Rights Plan and declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of Company Common Stock. Among other provisions, each Right may be exercised to purchase one one-hundredth share of LIVE's Series R Junior Participating Cumulative Preferred Stock at an exercise price of $90, subject to adjustment (the "Exercise Price"). The Rights may only be exercised after a party, exclusive of LIVE, Pioneer, or an approved 20% stockholder, or their affiliates, has acquired or obtained the right to acquire 20% or more of the Company's Common Stock or in the event certain mergers or sales of assets by LIVE occur. The Rights, which do not have voting rights, expire on July 19, 2000 and may be redeemed by the Company at a price of $.01 per Right at any time prior to their expiration or the acquisition of 20% of the Company's Common Stock by any person other than LIVE, Pioneer or their affiliates.

      In the event a party other than LIVE, Pioneer, or an approved 20% stockholder, or their affiliates, acquires 20% or more of the Company's outstanding Common Stock in accordance with certain defined terms, each Right will entitle its holder to purchase, at the Right's then Exercise Price, a number of shares of Company Common Stock having a market value of twice the Right's Exercise Price. The independent directors of LIVE may elect to exchange the Rights at an exchange ratio of one share of Company Common Stock per Right upon the occurrence of certain defined acquisition events. If certain mergers or sales of assets by LIVE occur, each Right shall entitle the holder to purchase, at the Exchange Price, a number of shares of common stock of the surviving corporation or purchaser (so long as it is not LIVE) having a market price of two times the Exercise Price.

Note 10--Related Party Transactions

      Pursuant to an agreement dated October 1995, which amended and extended an original agreement dated October 1991, LFM granted Pioneer a license for United States laser videodisc rights to LFM's library of motion pictures (subject to certain reserved rights) for a term ending in September 1998. Pioneer paid LFM a total of $4,600,000 ($2,300,000 in March 1996 and $2,300,000 in August 1996) under this agreement as a non-returnable advance recoupable on a cross-collateralized basis from all royalties payable to LFM under the agreement.

      In September of 1996, as part of an employment agreement, an employee was advanced fees of $400,000 reflecting commitments by the employee in connection with existing films to which the Company is acquiring distribution rights. The advance is to be repaid, plus interest, out of fees earned from future revenues from these films. The employee is to guaranty the repayment of this advance.

                   LIVE ENTERTAINMENT INC. AND SUBSIDIARIES

                                 July 9, 1997


Note 10--Related Party Transactions (Continued)

      On February 8, 1996, the Company and Pioneer LDC, Inc. ("PLDC") entered into an Output Deal Agreement (the "Pioneer Output Agreement") for the distribution of the Company's theatrical production in Japan. The three year agreement includes all theatrical films that LIVE produces and acquires over the period, excluding two of LIVE's features released in 1996, The Substitute and The Arrival. PLDC has agreed to pay a specified percentage of the applicable film's production or acquisition cost to obtain such Japanese distribution rights. PLDC is an affiliate of the Company's controlling shareholder, Pioneer Electronic Corporation.

      The Company and the former Chairman of the Board are parties to an agreement dated December 1993, pursuant to which the Company agreed, for a term ending in June 1997, to pay the former Chairman $25,000 per month, plus normal directors expenses and other out-of-pocket expenses he may incur in connection with his services to the Company, in return for the former Chairman making himself available to the Company or any video subsidiary thereof to act as a consultant for the period ending June 30, 1997. Such compensation is payable as long as the former Chairman makes himself available for such purpose, whether or not the Company actually utilizes his services and whether or not any particular Chief Executive Officer is in the Company's employ.

Note 11--Incentive Savings Plan

      The Company has established the LIVE Incentive Savings Plan, a profit sharing and 401(k) savings plan, in which eligible employees of LIVE and LFM may participate. Each employee who has attained the age of 21 may become a participant as of the beginning of each calendar quarter when such employee has completed 1,000 hours of service in the relevant one-year computation period. The Company, at the discretion of the Board of Directors, may make annual contributions to the LIVE Incentive Savings Plan. The Company's profit sharing contributions are allocated to individual accounts of participants in proportion to their compensation. A participant is fully vested in his or her tax-deferred employee contributions at all times. A participant whose employment terminates for any reason other than death or disability is entitled only to the vested portion of the contributions made by the Company on behalf of the plan participant. The LIVE Incentive Savings Plan permits tax-deferred voluntary employee contributions of an amount equal to not more than 10% of compensation, to be matched by a LIVE contribution in an amount equal to 50% of the employee's voluntary contributions which do not exceed 6% of his or her compensation. With certain exceptions, contributions made by the Company vest equally over a period of four years. Company contributions to the LIVE Incentive Savings Plan were $50,000 for the plan year ended December 31, 1997.

Note 12--Major Customers, Suppliers, and Geographic Areas

      During the period ended July 9, 1997, one customer accounted for 16.4% of net sales of LIVE.

      Export revenue by geographic area for the period ended July 9, 1997 consists of:

        Europe..........................................................  $4,630
        Asia............................................................   2,297
        Latin America...................................................     435
        Australia/New Zealand...........................................     515
        Other...........................................................     165
                                                                          ------
        Total...........................................................  $8,042
                                                                          ======

                    LIVE ENTERTAINMENT INC. AND SUBSIDIARIES

                                  July 9, 1997


Note 13--Commitments and Contingencies

 Employment and Separation Agreements

      The Company has employment agreements with certain of its officers generally for a term of one to four years. Future minimum payments under these contracts are approximately $4,133,000, $4,300,000 $2,274,000, and $706,000 for
the twelve months ending July 9, 1998, 1999, 2000 and 2001.

 Legal Proceedings

      A breach of contract claim was filed in New York on March 22, 1995 against a subsidiary of the Company (Vestron, Inc., which was purchased by LIVE in July 1991), claiming nonpayment of royalties from licensing of films in foreign territories and deprivation of royalty payments as a result of misallocation of certain values asserted with licensed film properties. By order dated June 21, 1996 and filed on June 25, 1996, the Court in this action determined that the action should be maintained as a class action under the provisions of (S)901(a) of the New York Civil Practice Law and Rules. This matter was fully settled and dismissed during 1999 with no material impact on the Company's financial position, results of operations, or cash flows.

      Other than as described above, there were no material legal proceedings to which LIVE or any of its subsidiaries were a party other than ordinary routine litigation in the course of business.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      Through and including      , 2000 (the 90th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                     Shares

                               [LOGO OF ARTISAN]

                                  Common Stock


                                --------------

                                   PROSPECTUS

                                --------------


                              Merrill Lynch & Co.

                            Bear, Stearns & Co. Inc.

                                  ING Barings



                                       , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following is a statement of estimated expenses, to be paid solely by Artisan, of the issuance and distribution of the securities being registered hereby:

     Securities and Exchange Commission registration fee.............. $36,960
     NASD filing fee..................................................  14,500
     Nasdaq National Market listing fee...............................       *
     Blue Sky fees and expenses (including attorneys' fees and
      expenses).......................................................       *
     Printing expenses................................................       *
     Accounting fees and expenses.....................................       *
     Transfer agent's fees and expenses...............................       *
     Legal fees and expenses..........................................       *
     Miscellaneous expenses...........................................       *
                                                                       -------
       Total.......................................................... $     *
                                                                       =======

--------
*  To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

 General Corporation Law

      We are incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

 Amended and Restated Certificate of Incorporation and Bylaws

      Our amended and restated certificate of incorporation and bylaws provides for the indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

Item 15. Recent Sales of Unregistered Securities.

      During the last three years, Artisan has issued the following securities without registration under the Securities Act of 1933, as amended (the "Securities Act"):

    (1) Artisan was acquired through a leveraged buyout by private investors on July 9, 1997. In connection with the acquisition, Artisan issued:

     (a) an aggregate of (i) 5,040,000 shares of class A common stock; and
         (ii) 559,999.98 shares of class L common stock to a private investor group, whose shares were subsequently transferred to Audax Entertainment, L.P., for an aggregate of $10.0 million.

     (b) an aggregate of (i) 2,520,000 shares of class A common stock; and
         (ii) 280,000 shares of class L common stock to Alan D. Gordon for an aggregate of $5.0 million.

     (c) an aggregate of (i) 1,440,000 shares of class A common stock; and
         (ii) 160,000 shares of class L common stock to CanPartners Investments IV, LLC for an aggregate of $2.86 million.

    (2) To finance a portion of the leveraged buyout, Artisan sold an aggregate of $15.0 million aggregate principal amount of 13.5% Senior Subordinated Notes due 2004 to CanPartners Investment IV, LLC pursuant to a Note and Stock Purchase Agreement dated July 9, 1997.

    (3) During the year ended December 31, 1999, we sold an aggregate of (i) 201,542 shares of class A common stock; and (ii) 49,754 shares of class L common stock pursuant to various Employment Agreements. In accordance with the terms of those agreements, some employees purchased their shares for cash and other employees received their shares in exchange for a secured, recourse promissory note held by us. Part of the security for the promissory notes are the shares sold to each purchaser.

    (4) Artisan's board of directors adopted a Stock Option Plan in 1997. Pursuant to that plan, Artisan has issued the following stock options which vest over time and have exercise prices ranging from $0.001 to $10.12:

     (a) in 1997, options for an aggregate of 2,046,902 shares of common stock.

     (b) in 1998, options for an aggregate of 773,523 shares of common stock.

     (c) in 1999, options for an aggregate of 141,363 shares of common stock.

    (5) Artisan has also issued to following stock options:

     (a) in 1998, options for an aggregate of 50,854 shares of common stock to Wachsberger at a weighted average exercise price of $3.86 per share.

     (b) in 1998, options for an aggregate of 30,516 shares of common stock to Hayward at a weighted average exercise price of $3.86 per share.

     (c) in 1998, options for an aggregate of 20,344 shares of common stock to Garrett at a weighted average exercise price of $3.86 per share.

     (d) options for an aggregate of 525,000 shares of common stock to Allen & Co. and John J. Josephson pursuant to a consulting agreement entered into in February 1998.

      The sales and issuances listed above in paragraphs (1)(a), (1)(b), (1)(c) and (2) were deemed exempt from registration under the Securities Act by virtue of Section 4(2) thereof, as transactions not involving a public offering. The issuances of securities listed in paragraph (3) and (4) above were deemed exempt from registration under the Securities Act by virtue of Rule 701. The issuances of securities listed in paragraph (5) above were deemed exempt from registration under the Securities Act by virtue of Section 4(2), as transactions not involving a public offering. Certain defined terms used therein not otherwise defined have the meanings ascribed to them in the prospectus, which forms a part of this registration statement.

Item 16. Exhibits and Financial Statement Schedules.

      (a) Exhibits.

 Exhibit
   No.   Description
 ------- -----------
  *1.1   Form of Underwriting Agreement.

  *3.1   Amended and Restated Certificate of Incorporation of Artisan
         Entertainment Inc.

  *3.2   Amended and Restated Bylaws of Artisan Entertainment Inc.

  *4.1   Specimen of Common Stock.

  *4.2   Amended and Restated Stockholders Agreement, dated as of
                  , 2000, by and among Film Holdings Co., Audax
         Entertainment, Alan D. Gordon, CanPartners Investments IV, LLC and
         other stockholders.

  *4.3   Option Certificate and Agreement granted by Film Holdings Co. to
         Mark A. Curcio, dated as of July 10, 1997.

  *4.4   Option Certificate and Agreement granted by Film Holdings Co. to
         Amir J. Malin, dated as of July 10, 1997.

  *4.5   Option Certificate and Agreement granted by Film Holdings Co. to
         William H. Block, dated as of July 10, 1997.

  *4.6   Promissory Note and Stock Pledge Agreement, dated as of July 10,
         1997, by and between Film Holdings Co. and Mark A. Curcio.

  *4.7   Promissory Note and Stock Pledge Agreement, dated as of July 10,
         1997, by and between Film Holdings Co. and Amir J. Malin.

  *4.8   Promissory Note and Stock Pledge Agreement, dated as of July 10,
         1997, by and between Film Holdings Co. and William H. Block.

  *4.9 Note and Stock Purchase Agreement, dated as of July 9, 1997, by and between LIVE Film and Mediaworks Inc., Film Holdings Co. and
         CanPartners Investments IV, LLC.

  *4.10 Amendment Number One to the Note and Stock Purchase Agreement, dated as of July 9, 1997, amended as of August 10, 1998, by and among LIVE Film and Mediaworks Inc., Film Holdings Co. and
         CanPartners Investments IV, LLC.

  *4.11  Amended and Restated Amendment Number Two to the Note and Stock
         Purchase Agreement, dated as of July 9, 1997, amended as of April
         28, 1999, by and among LIVE Film and Mediaworks Inc., Film
         Holdings Co. and CanPartners Investments IV, LLC.

  *4.12 Amendment Number Three to the Note and Stock Purchase Agreement, dated as of July 9, 1997, amended as of September 29, 1999, by and among LIVE Film and Mediaworks Inc., Film Holdings Co. and
         CanPartners Investments IV, LLC.

  *5.1   Opinion of Kirkland & Ellis.

 *10.1 Employment Agreement, dated as of July 10, 1997, by and between Film Holdings Co. and Mark A. Curcio.

 *10.2 Employment Agreement, dated as of July 10, 1997, by and between Film Holdings Co. and Amir J. Malin.

 *10.3 Employment Agreement, dated as of July 10, 1997, by and between Film Holdings Co. and William H. Block.

 Exhibit
   No.   Description
 ------- -----------
 *10.4   Employment Agreement, dated as of January 1, 1998, by and between
         LIVE Film and Mediaworks Inc. and Steve Beeks.

 *10.5 Employment Agreement, dated as of September 8, 1998, by and between Artisan Entertainment Inc. and Glenn Ross.

 *10.6 Employment Agreement, dated as of March 23, 1998, by and between Artisan Entertainment Inc. and Nicolas van Dyk.

 *10.7 Addendum to Employment Agreement, dated as of April 8, 1999, by and between Artisan Entertainment Inc. and Nicolas van Dyk.

 *10.8 Addendum to Employment Agreement, dated as of June 14, 1999, by and between Artisan Entertainment Inc. and Nicolas van Dyk.

 *10.9 Employment Agreement, dated as of September 8, 1998, by and between Artisan Entertainment Inc. and James A. Keegan.

 *10.10 Employment Agreement, dated as of April 1, 1998, by and between LIVE Film and Mediaworks Inc. and Robert L. Denton.

 *10.11  Amended and Restated Employment Agreement, dated as of February 1,
         1999, by and between Artisan Entertainment Inc. and Ken Schapiro.

 *10.12 Employment Agreement, dated as of August 1, 1997, by and between LIVE Film and Mediaworks Inc. and Jeffrey Fink.

 *10.13  Film Holdings Co. 1997 Stock Option Plan.

 *10.14  Artisan Entertainment Inc. 2000 Stock Option Plan

 *10.15  Lease, dated as of November 18, 1997, by and between 2700 Colorado
         Partners, L.P. and LIVE Entertainment, Inc.

 *10.16  Lease, dated as of December 1, 1999, by and between Hudson-
         Chambers Company and Artisan Properties Inc.

 *10.17  Distribution Services Agreement Term Sheet by and between Artisan
         Home Entertainment, Inc. and Twentieth Century Fox Home
         Entertainment, Inc.

 *10.18  Amended and Restated Mutual Confidentiality and Non-Disclosure
         Agreement, dated as of March 1, 1998, by and between Artisan Home
         Entertainment, Inc. and Twentieth Century Fox Home Entertainment,
         Inc.

 *10.19 First Amendment to Distribution Services Agreement Term Sheet, dated as of August 1, 1998, by and between Artisan Home
         Entertainment, Inc. and Twentieth Century Fox Home Entertainment,
         Inc.

 *10.20 Loan and Security Agreement, dated as of October 20, 1998, by and between Artisan Pictures Inc. and Finova Capital Corporation.

 *10.21 Loan and Security Agreement, dated as of December 21, 1999 by and between Artisan Pictures Inc. and Finova Capital Corporation.

 *10.22  Amended and Restated Credit Guaranty Agreement, dated as of July
         9, 1997, as amended and restated as of August 10, 1998, by and among Artisan Pictures Inc. and The Chase Manhattan Bank, as
         Administrative Agent and Fronting Bank.

 *10.23  Amendment Number One dated as of April 2, 1999 to the Amended and
         Restated Credit Guaranty Agreement, dated as of July 9, 1997, as amended and restated as of August 10, 1998, by and among Artisan
         Pictures Inc., the guarantors named therein, the Lenders named therein and The Chase Manhattan Bank, as Administrative Agent and
         Fronting Bank.

 *10.24  Amendment Number Two dated as of April 2, 1999 to the Amended and
         Restated Credit Guaranty Agreement, dated as of July 9, 1997, amended and restated as of August 10, 1998, by and among Artisan
         Pictures Inc., the guarantors named therein, the lenders named therein and The Chase Manhattan Bank, as Administrative Agent and
         Fronting Bank.

 Exhibit
   No.   Description
 ------- -----------
 *10.25  Amendment Number Three dated as of August 18, 1999 to the Amended and Restated Credit Guaranty Agreement, dated as of July 9, 1997, as amended and restated as of August 10, 1998, by and among
         Artisan Pictures Inc., the guarantors named therein, the lenders named therein and The Chase Manhattan Bank, as Administrative
         Agent and Fronting Bank.

 *10.26  Amendment Number Four dated as of September 30, 1999 to the
         Amended and Restated Credit Guaranty Agreement, dated as of July
         9, 1997, as amended and restated as of August 10, 1998, by and among Artisan Pictures Inc., the guarantors named therein, the lenders named therein and The Chase Manhattan Bank, as Administrative Agent and Fronting Bank.

 *10.27 Amendment Number Five dated as of December 17, 1999 to the Amended and Restated Credit Guaranty Agreement, dated as of July 9, 1997, as amended and restated as of August 10, 1998, by and among Artisan Pictures Inc., the guarantors named therein, the lenders named therein and The Chase Manhattan Bank, as Administrative
         Agent and Fronting Bank.

  21.1   Subsidiaries of Artisan Entertainment Inc.

  23.1   Consent of PricewaterhouseCoopers LLP.

 *23.2   Consent of Kirkland & Ellis (included in Exhibit 5.1).

  23.3   Consent of Kevin Magid.

  23.4   Consent of Joseph O'Donnell.

  23.5   Consent of John H. Josephson.

  27.1   Financial Data Schedule.
  27.2   Financial Data Schedule.

--------
*  To be filed by amendment.

+ Artisan agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by the commission.

      (b) Financial Statement Schedule.

                                                                          Index
                                                                          -----
     Report of Independent Accountants on Financial Statement Schedule..   S-1
     Report of Independent Accountants on Financial Statement Schedule..   S-2
     Schedule II--Valuation and Qualifying Accounts.....................   S-3

      All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17. Undertakings.

      The undersigned registrant hereby undertakes:

    (1) To provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (2) For purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Film Holdings Co. (to be renamed Artisan Entertainment Inc.) has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on February 15, 2000.

                                          Film Holdings Co.
                                          (to be renamed ARTISAN ENTERTAINMENT
                                           INC.)

                                          By:      /s/ Mark A. Curcio
                                             ___________________________________
                                                      Mark A. Curcio
                                                  Chief Executive Officer

                               Power of Attorney

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Curcio, Amir Malin, William Block, Ken Schapiro and James Keegan, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1993, as amended, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                    * * * *

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                   Date
             ---------                           -----                   ----

      /s/ Geoffrey S. Rehnert        Chairman of the Board and      February 15, 2000
____________________________________  Director
        Geoffrey S. Rehnert

         /s/ Alan D. Gordon          Vice Chairman of the Board     February 15, 2000
____________________________________  and Director
           Alan D. Gordon

         /s/ Marc B. Wolpow          Director                       February 15, 2000
____________________________________
           Marc B. Wolpow

         /s/ Mark A. Curcio          Chief Executive Officer and    February 15, 2000
____________________________________  Director (Principal
           Mark A. Curcio             Executive Officer)

       /s/ William S. Kirsch         Director                       February 15, 2000
____________________________________
      William S. Kirsch, P.C.

             Signature                           Title                   Date
             ---------                           -----                   ----

          /s/ Jeremy Hogue           Director                       February 15, 2000
____________________________________
            Jeremy Hogue

       /s/ Mitchell R. Julis         Director                       February 15, 2000
____________________________________
         Mitchell R. Julis

        /s/ James E. Keegan          Executive Vice President and   February 15, 2000
____________________________________  Chief Financial Officer
          James E. Keegan             (Principal Financial
                                      Officer)

        /s/ Robert L. Denton         Senior Vice President of       February 15, 2000
____________________________________  Finance and Chief
          Robert L. Denton            Accounting Officer
                                      (Principal Accounting
                                      Officer)

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Artisan Entertainment Inc.:

Our audits of the consolidated financial statements of Artisan Entertainment Inc. referred to in our report dated January 28, 2000 appearing in this Registration Statement on Form S-1 also included an audit of the accompanying financial statement schedule. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Century City, California
January 28, 2000

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Artisan Entertainment Inc.:

Our audit of the consolidated financial statements of LIVE Entertainment Inc. referred to in our report dated January 28, 2000 appearing in this Registration Statement on Form S-1 also included an audit of the accompanying financial statement schedule. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Century City, California
January 28, 2000

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                            LIVE ENTERTAINMENT INC.

                                            Additions
                                    -------------------------
                                                 Charged to
                         Balance at Charged to     Other                  Balance at
                         Beginning  Costs and    Accounts-    Deductions-   End of
      Description        of Period   Expenses     Describe     Describe     Period
      -----------        ---------- ----------   ----------   ----------- ----------
                                               (in thousands)   (1)-(4)
                                               --------------   -------
Period from January 1,
 1997 to July 9, 1997
 Reserves and allowances
  deducted from asset
  accounts:
  Allowance for Doubtful
   Accounts.............  $   840     $   84       $ --         $    89     $  835
  Allowance for Sales
   Returns..............   15,262      8,134         --          16,065      7,331
  Allowance for
   Advertising Credits..    4,777      3,444         --           6,713      1,508
  Reserve for Inventory
   Obsolescence.........    3,184        406         --             810      2,780

--------
(1) Uncollectible accounts written off, net of recoveries.

(2) Actual home video returns.

(3) Actual advertising expenditures, net of adjustments.

(4) Obsolete inventory written off.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                           ARTISAN ENTERTAINMENT INC.

                                            Additions
                                    -------------------------
                                                 Charged to
                         Balance at Charged to     Other                  Balance at
                         Beginning  Costs and    Accounts-    Deductions-   End of
      Description        of Period   Expenses     Describe     Describe     Period
      -----------        ---------- ----------   ----------   ----------- ----------
                                               (in thousands)   (1)-(4)
                                               --------------   -------
Period from July 10,
 1997 to December 31,
 1997:
 Reserves and allowances
  deducted from asset
  accounts:
  Allowance for doubtful
   accounts.............  $   835    $   568        --          $   561    $   842
  Allowance for sales
   returns..............    7,331     16,285        --            5,842     17,774
  Allowance for
   advertising credits..    1,508      1,449        --              --       2,957
  Reserve for inventory
   obsolescence.........    2,780        322        --              440      2,662

Year ended December 31,
 1998:
 Reserves and allowances
  deducted from asset
  accounts:
  Allowance for doubtful
   accounts.............  $   842    $ 2,159        --          $ 1,511    $ 1,490
  Allowance for sales
   returns..............   17,774     30,304        --           36,556     11,522
  Allowance for
   advertising credits..    2,957     13,455        --           13,843      2,569
  Reserve for inventory
   obsolescence.........    2,662      5,689        --            2,207      6,144

Year ended December 31,
 1999:
 Reserves and allowances
  deducted from asset
  accounts:
  Allowance for doubtful
   accounts.............  $ 1,490    $ 1,134        --          $   974    $ 1,650
  Allowance for sales
   returns..............   11,522     91,763        --           55,539     47,746
  Allowance for
   advertising credits..    2,569     19,035        --            9,495     12,109
  Reserve for inventory
   obsolescence.........    6,144        600        --            6,344        400

--------
(1) Uncollectible accounts written off, net of recoveries.

(2) Actual home video returns.

(3) Actual advertising expenditures, net of adjustments.

(4) Obsolete inventory written off.